UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Soliciting Material under §240.14a-12

INTERNATIONAL SPEEDWAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies: International Speedway Corporation Class A Common Stock - $0.01 par value and Class B Common Stock - $0.01 par value (collectively, “Company Common Stock”).

(2)
Aggregate number of securities to which transaction applies: The number of shares of Company Common Stock to which this transaction applies (excluding Rollover Shares (as defined herein)) is estimated to be 28,474,248, which consists of (a) 28,455,456 shares of Company Common Stock issued and outstanding and (b)18,792 shares of Company Common Stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $45.00.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 28,455,456 shares of Company Common Stock and the per-share merger consideration of $45.00 and (b) the product of (i) 18,792 shares of Company Common Stock issuable upon exercise of options to purchase shares of common stock and (ii) the difference between $45.00 and the weighted average exercise price of such options of $25.65, as of May 31, 2019.

	(4)	Proposed maximum aggregate value of transaction: $1,280,859,146

	(5)	Total fee paid: $155,241

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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One Daytona Boulevard
Daytona Beach, FL 32114
www.internationalspeedwaycorporation.com

PRELIMINARY COPY—SUBJECT TO COMPLETION

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[•], 2019

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of International Speedway Corporation (the “Company”), which we will hold at [•], Eastern Time, on [•], 2019, in the Daytona 500 Room at The International Motorsports Center, located at One Daytona Boulevard, Daytona Beach, Florida 32114. Formal notice of the special meeting, a proxy statement and a proxy card accompany this letter.

At the special meeting, holders of our Class A common stock, par value $0.01 per share (“Class A Common Stock”), and our Class B common stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Company Common Stock”), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of May 22, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, NASCAR Holdings, Inc., a Florida corporation (including any successor thereof, whether by merger or conversion) (“Parent”), and Nova Merger Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). If the Merger is completed, and upon the satisfaction of the conditions set forth in the Merger Agreement, holders of Company Common Stock (other than holders who have elected to dissent from the Merger and seek appraisal rights and holders of the Rollover Shares (as defined below)) will be entitled to receive $45.00 in cash for each share held (the “Merger Consideration”).

The proposed Merger is a “going-private” transaction under the rules of the Securities and Exchange Commission (the “SEC”). Approximately 75% of the combined voting power of the outstanding Company Common Stock is owned by James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer), Brian Z. France (a director of the Company) as well as certain members of their respective families and related entities and trusts (the “France Family Group”). Parent is currently wholly owned by James C. France, Lesa France Kennedy and certain members of their respective families (other than Brian Z. France) and related entities and trusts. Prior to the effective time of the Merger, members of the France Family Group (other than Brian Z. France, his children and certain related entities and trusts) (such members of the France Family Group, the “Rollover Shareholders”) will cause to be transferred, directly or indirectly to Parent, pursuant to a rollover letter agreement, dated as of the date of the Merger Agreement, between such shareholders and Parent (the “Rollover Commitment Letter”), shares of Company Common Stock (the “Rollover Shares”), including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company, which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent, and, as a result, such Rollover Shareholders will not receive the Merger Consideration. We refer to the Rollover Shareholders together with Parent and Merger Sub as the “Purchaser Group Members.”

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to consider if the transaction was the best option for the Company and the Company’s shareholders other than the Purchaser Group Members, Brian Z. France, their respective affiliates and certain of Parent’s executive officers (the “Public Shareholders”) and, if so, to evaluate and negotiate the terms of a transaction (as described more fully in the accompanying proxy statement). The Board, based in part on the unanimous recommendation of the Special Committee, has unanimously (a) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined that it is fair and reasonable to and in the best interests of the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (c) directed that the Merger Agreement be submitted for approval by the Company’s shareholders and (d) resolved to recommend that the Company’s shareholders approve the Merger Agreement (the “Merger Agreement Proposal”). The Board recommends unanimously that you vote “FOR” the Merger Agreement Proposal.

Pursuant to the Merger Agreement, Parent agreed to cause, unless the Board (upon the recommendation or with the express consent of the Special Committee) makes an adverse company recommendation, the Rollover Shareholders to vote all shares of Company Common Stock they beneficially own in favor of the approval of the Merger Agreement at the special meeting and at any adjournment or postponement thereof.

Pursuant to rules of the SEC, you also will be asked to vote at the special meeting on a non-binding, advisory proposal to approve compensation that may become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”), as described in the proxy statement. However, approval of the Advisory Compensation Proposal is not required to complete the Merger. The Board also recommends unanimously that you vote “FOR” the Advisory Compensation Proposal.

The accompanying proxy statement describes the Merger Agreement, the Merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the SEC. We urge you to read the entire proxy statement, including the annexes, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

In considering the recommendation of the Board, you should be aware that certain of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally as further described in the accompanying proxy statement. You should also be aware that the Rollover Shareholders have interests in the Merger that are different from, or in addition to, the interests of the Company’s other shareholders, as further described in the accompanying proxy statement.

Any holder of Company Common Stock who does not vote in favor of the approval of the Merger Agreement will have the right to seek appraisal of the fair value of such holder’s shares of Company Common Stock if the Merger is completed in lieu of receiving the Merger Consideration, but only if such holder does not vote in favor of approving the Merger Agreement and otherwise complies with the procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporations Act (the “FBCA”), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

Your vote is very important, regardless of the number of shares of Company Common Stock you own. The affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting is required to approve the Merger Agreement (the “General Shareholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, entitled to vote on such matter at the special meeting, vote in favor of the approval of the Merger Agreement (the “Public Shareholder Vote,” and together with the General Shareholder Vote, the “Required Shareholder Vote”). If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of the Merger Agreement.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote via the Internet or over the phone, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy in the accompanying proxy statement.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent:

[•]
[•]
[•]
Call Toll-Free: [•]

Thank you for your cooperating and we look forward to the successful completion of the Merger.

Sincerely yours,

W. Garrett Crotty Executive Vice President, Secretary and General Counsel

Neither the SEC nor any state securities commission has: approved or disapproved of the Merger; passed upon the merits or fairness of the Merger; or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The obligations of Company, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a copy of which is included as part of the accompanying proxy statement.

The accompanying proxy statement is dated [•], 2019 and, together with the enclosed form of proxy, is first being mailed to the Company’s shareholders on [•], 2019.

PRELIMINARY COPY—SUBJECT TO COMPLETION

One Daytona Boulevard
Daytona Beach, FL 32114
www.internationalspeedwaycorporation.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On: [•], 2019

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of International Speedway Corporation (the “Company”) will be held at [•] A.M., Eastern Time, in the Daytona 500 Room at The International Motorsports Center, located at One Daytona Boulevard, Daytona Beach, Florida 32114 to consider and vote upon:

(1)	a proposal to approve an Agreement and Plan of Merger, dated as of May 22, 2019 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among the Company, NASCAR Holdings, Inc., a Florida corporation (including any successor thereof, whether by merger or conversion) (“Parent”), and Nova Merger Sub, Inc., a Florida corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”) (such proposal, the “Merger Agreement Proposal”);
(2)	the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”); and
(3)	a proposal to approve an adjournment of the special meeting, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Required Shareholder Vote (as defined below) (the “Adjournment Proposal”).

The holders of record of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and our Class B common stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Company Common Stock”), at the close of business on [•], 2019, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. All shareholders of record are invited to attend the special meeting in person.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

The proposed Merger is a “going-private” transaction under the rules of the Securities and Exchange Commission (the “SEC”). Approximately 75% of the combined voting power of the outstanding Company Common Stock is owned by James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer), Brian Z. France (a director of the Company) as well as certain members of their respective families and related entities and trusts (the “France Family Group”). Parent is currently wholly owned by James C. France, Lesa France Kennedy and certain members of their respective families (other than Brian Z. France) and related entities and trusts. Prior to the effective time of the Merger, members of the France Family Group (other than Brian Z. France, his children and certain related entities and trusts) (such members of the France Family Group, the “Rollover Shareholders”) will cause to be transferred, directly or indirectly to Parent, pursuant to a rollover letter agreement, dated as of the date of the Merger Agreement, between such shareholders and Parent (the “Rollover Commitment Letter”), shares of Company Common Stock (the “Rollover Shares”), including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company, which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent, and, as a result, such Rollover Shareholders will not receive the Merger Consideration. We refer to the Rollover Shareholders together with Parent and Merger Sub as the “Purchaser Group Members.”

Your vote is important, regardless of the number of shares of Company Common Stock you own. The Merger cannot be completed unless holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting approve the Merger Agreement (the “General Shareholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Company’s shareholders other than the Purchaser Group Members, Brian Z. France, their respective affiliates and certain of Parent’s executive officers (the “Public Shareholders”), voting together as a single class, entitled to vote on such matter at the special meeting vote in favor of the approval of the Merger Agreement (the “Public Shareholder Vote,” and together with the General Shareholder Vote, the “Required Shareholder Vote”). If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the approval of the Merger Agreement.

Each of (i) the Advisory Compensation Proposal and (ii) the Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. Approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.

Any holder of Company Common Stock who does not vote in favor of the approval of the Merger Agreement will have the right to seek appraisal of the fair value of such holder’s shares of Company Common Stock if the Merger is completed in lieu of receiving the $45.00 per share merger consideration (the “Merger Consideration”), but only if such holder does not vote in favor of approving the Merger Agreement and otherwise complies with the procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “FBCA”), which is the appraisal rights statute applicable to Florida corporations. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from the Company of the availability of appraisal rights under the FBCA.

Whether or not you plan to attend the special meeting in person, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank, trust or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement.

By order of the Board of Directors of International Speedway Corporation

W. Garrett Crotty
Executive Vice President, Secretary and General Counsel

Dated: [•], 2019

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE VOTE PROMPTLY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN IT BY MAIL.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement related to the merger of Nova Merger Sub, Inc. with and into International Speedway Corporation, with International Speedway Corporation continuing as the surviving corporation (which we refer to as the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find Additional Information.”

Except as otherwise specifically noted in this proxy statement, “ISC,” the “Company,” the “surviving corporation,” “we,” “our,” “us” and similar words refer to International Speedway Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to NASCAR Holdings, Inc. (including any successor thereof, whether by merger or conversion) as “Parent” or “NASCAR” and Nova Merger Sub, Inc. as “Merger Sub,” and throughout this proxy statement we refer to the Agreement and Plan of Merger, dated May 22, 2019, by and among the Company, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

In addition, throughout this proxy statement we refer to James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer), Brian Z. France (a director of the Company) and certain members of their respective families and related entities and trusts as the “France Family Group.” We refer to the members of the France Family Group who currently own shares of Company Common Stock other than Brian Z. France, his children and related entities and trusts, as the “Rollover Shareholders.” We refer to the Rollover Shareholders together with Parent and Merger Sub as the “Purchaser Group Members.” We refer to the members of the France Family Group, other than Brian Z. France, his children and related entities and trusts, who will own Parent indirectly through a newly formed holding company at the time of the Merger, as the “Rollover France Family Group.”

Because the Merger is a “going private” transaction, the Company and certain Purchaser Group Members and their affiliates have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. We refer to those Purchaser Group Members and their affiliates, specifically James C. France, Lesa France Kennedy, Parent, Merger Sub, Western Opportunity Limited Partnership, a Florida limited partnership, Carl Investment Limited Partnership, a Florida limited partnership, Carl Two Limited Partnership, a Florida limited partnership, Carl Three Limited Partnership, a Florida limited partnership, Sierra Central, LLC, a Florida limited liability company, Principal Investor Company, a Florida corporation, Quaternary Investment Company, a Florida corporation, Carl Two, LLC, a Florida limited liability company, and Carl Three, LLC, a Florida limited liability company, as the “Controlling Purchaser Group Members.” We refer to the remaining Purchaser Group Members as the “Other Purchaser Group Members.” None of the Other Purchaser Group Members individually hold 5% or more of the outstanding shares of Company Common Stock (as defined below), control 5% or more of the aggregate voting power of the outstanding shares of Company Common Stock, serve as a director or executive officer of the Company, have the power to appoint any director or executive officer of the Company, will hold 5% or more of the equity interests in Parent, will serve as a director or executive officer of the surviving corporation or will have the power to appoint any director or executive officer of the surviving corporation. You may obtain any additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

The Parties to the Merger Agreement

International Speedway Corporation

We are a leading owner of major motorsports entertainment facilities and promoter of motorsports themed entertainment activities in the United States. Our motorsports themed event operations consist principally of racing events at our major motorsports entertainment facilities. We currently own and/or operate 13 of the nation’s major motorsports entertainment facilities:

•	Daytona International Speedway® (“Daytona”) in Florida;
•	Talladega Superspeedway® (“Talladega”) in Alabama;
•	Auto Club Speedway of Southern CaliforniaSM (“Auto Club Speedway”) in California;

•	Michigan International Speedway® (“Michigan”) in Michigan;
•	Richmond Raceway® (“Richmond”) in Virginia;
•	Kansas Speedway® (“Kansas”) in Kansas;
•	Homestead-Miami SpeedwaySM (“Homestead”) in Florida;
•	Darlington Raceway® (“Darlington”) in South Carolina;
•	Chicagoland Speedway® (“Chicagoland”) in Illinois;
•	Martinsville Speedway® (“Martinsville”) in Virginia;
•	ISM RacewaySM (“Phoenix”) in Arizona;
•	Watkins Glen International® (“Watkins Glen”) in New York; and
•	Route 66 RacewaySM (“Route 66”) in Illinois.

In 2018, these motorsports entertainment facilities promoted well over 100 stock car, open wheel, sports car, truck, motorcycle and other events, including:

•	21 NASCAR Monster Energy NASCAR Cup Series events;
•	14 NASCAR Xfinity Series events;
•	9 NASCAR Gander Outdoors (formerly known as Camping World) Truck Series events;
•	2 International Motor Sports Association (“IMSA”) WeatherTech SportsCar Championship Series events including the premier sports car endurance event in the United States, the Rolex 24 At DAYTONA;
•	5 Automobile Racing Club of America (“ARCA”) Racing Series events;
•	One National Hot Rod Association (“NHRA”) Mello Yello Drag Racing Series event;
•	One IndyCar Series (“IndyCar”) event; and
•	A number of other prestigious stock car, sports car, open wheel, motorcycle and other events.

Our business consists principally of promoting racing events at these major motorsports entertainment facilities, which, in total, currently have approximately 683,000 grandstand seats and 583 suites. We earn a significant portion of our revenue and generate substantial cash flows primarily from admissions, television media rights fees, promotion and sponsorship fees, hospitality rentals (including luxury suites, chalets and the hospitality portion of club seating), advertising revenues, royalties from licenses of our trademarks, parking and camping, and track rentals. We own Americrown Service LLC (“Americrown”), which provides catering, concessions and services at certain of our motorsports entertainment facilities, with the exception of Chicagoland, ISM Raceway, and Route 66, where Levy Premium Foodservice (“Levy”) provides food and beverage catering and/or concessions. We own and operate the Motor Racing Network, Inc. (“MRN”) radio network, also doing business under the name “MRN Radio,” the nation’s largest independent motorsports radio network in terms of event programming, and Racing Electronics, the leader in motorsports communication technology and equipment. We have an equity investment in a Hollywood Casino at Kansas Speedway that has generated substantial equity earnings and cash distributions to us since its opening in fiscal year 2012. We also have several additional equity investments, including a 33.25 percent equity interest in Fairfield Inn Hotel at ONE DAYTONA, a 34 percent equity interest in The Autograph Hotel at ONE DAYTONA, and an equity interest in the Residential Project at ONE DAYTONA. We have developed a retail, dining and entertainment destination, ONE DAYTONA, across from Daytona International Speedway, which is creating synergy with the Speedway, enhancing customer and partner experiences, monetizing real estate on International Speedway Boulevard. and leveraging our real estate on a year-round basis.

We were incorporated in 1953 under the laws of the State of Florida under the name “Bill France Racing, Inc.” and changed our name to “Daytona International Speedway Corporation” in 1957. With the groundbreaking for Talladega Superspeedway in 1968, we changed our name to “International Speedway Corporation.” Our principal executive offices are located at One Daytona Boulevard, Daytona Beach, Florida 32114, and our telephone number is (386) 254-2700.

The Company’s website may be accessed at www.internationalspeedwaycorporation.com. Through a link on the Investor Relations portion of our internet website, you can access all of our filings with the Securities and Exchange Commission (the “SEC”). However, in the event that the website is inaccessible our filings are available to the public over the internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market LLC (“Nasdaq”). The information contained on our website and the SEC’s website is not incorporated by reference, except for information that we expressly incorporate by reference herein.

NASCAR Holdings, Inc.

Parent, through its subsidiaries, operates as a sports sanctioning body. In addition to its role as a sanctioning body across national, international, regional and touring racing series, it is responsible for the creation, oversight, monetization and preservation of intellectual property across the series. It controls the live television broadcast rights of its series and has entered into long-term agreements with media partners to distribute racing content. It also provides news, statistics, and information services on races, drivers, teams, and industry events. Parent was founded in 2004 and is based in Daytona Beach, Florida. Parent is wholly owned by James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer) and certain members of their respective families and related entities and trusts. Prior to the effective time of the Merger, the Rollover Shareholders will cause to be transferred, directly or indirectly, pursuant to a rollover letter agreement, dated as of the date of the Merger Agreement, with Parent (the “Rollover Commitment Letter”), the Rollover Shares (as defined in “Special Factors–Certain Effects of the Merger”) to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)) and, as a result, such Rollover Shareholders will not receive the Merger Consideration in respect of the Rollover Shares (as defined in “The Merger Agreement Proposal”).

Prior to and in anticipation of the consummation of the Merger, Parent will become a wholly owned subsidiary of a newly formed Delaware holding corporation and may either convert from a Florida corporation into a Delaware limited liability company or merge into a newly formed Delaware limited liability company that is a wholly owned subsidiary of such new holding corporation, with such limited liability company surviving such merger. References to Parent herein include any successor limited liability company into which Parent may so convert or merge.

Nova Merger Sub, Inc.

Merger Sub is a newly formed Florida corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. As of the date hereof, Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.

The Merger Agreement Proposal

You are being asked to consider and vote upon a proposal to approve the Merger Agreement, which provides that at the closing of the Merger, Merger Sub will be merged with and into the Company, and each share of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Company Common Stock”), issued and outstanding prior to the effective time of the Merger, other than shares owned by Parent and Merger Sub (including the Rollover Shares (as defined in “Special Factors-Certain Effects of the Merger”)), shares owned by the Company as treasury stock and shares owned by shareholders who have not voted in favor of approving the Merger Agreement and have demanded the appraisal of such shares in accordance with, and have complied in all respects with, the Florida Business Corporations Act (the “FBCA”) (which shares of Company Common Stock we refer to as “Dissenting Shares”), will immediately be converted into the right to receive $45.00 in cash per share (the “Merger Consideration”), without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist (this proposal, the “Merger Agreement Proposal”).

If the Merger is consummated, the Company will become a privately held company, wholly owned by Parent. All of the equity interests of Parent will be owned, indirectly through a newly formed holding company, by the Rollover France Family Group.

For more information, see “The Merger Agreement Proposal.”

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver, at or before the effective time of the Merger, of certain conditions including, among others:

•	no court or other governmental entity of valid jurisdiction will have enacted, issued or enforced any law or order that prohibits, renders illegal or permanently enjoins the consummation of the Merger;
•	the Required Shareholder Vote (as defined below) will have been obtained in accordance with applicable law and the provisions of the Company’s organizational documents at the special meeting;
•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have expired or early termination thereof shall have been granted;
•	the accuracy of the representations and warranties of the Company set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing date of the Merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of that earlier date), subject, in certain cases, to material adverse effect, materiality or de minimis qualifiers;
•	the performance and compliance, in all material respects, by the Company with all of its agreements and covenants required by the Merger Agreement;
•	the absence of a material adverse effect (as such term is defined in the Merger Agreement) with respect to the Company;
•	the accuracy of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing date of the Merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of that earlier date), except for any inaccuracy which would not prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger on or prior to February 22, 2020 (the “Outside Date”); and
•	the performance and compliance, in all material respects, by Parent and Merger Sub with all of their respective agreements and covenants required by the Merger Agreement.

Additional conditions to the Merger are listed in the section entitled “The Merger Agreement – Conditions to the Merger.” No waiver of any condition by the Company is permitted without the approval of the Special Committee (as defined below), and the parties to the Merger Agreement have agreed they will not waive the condition related to the Public Shareholder Vote (as defined below).

When the Merger Becomes Effective

We anticipate completing the Merger in the third or fourth quarter of 2019, subject to approval of the Merger Agreement by the Company’s shareholders as specified herein, and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

The board of directors of the Company (the “Board”) formed a committee (the “Special Committee”) consisting of four independent and disinterested directors of the Company (Mr. Hyatt Brown, Mr. Larry Aiello, Jr., Mr. William P. Graves, and Mrs. Larree M. Renda) for the purpose of evaluating the initial acquisition proposal from Parent which was sent on November 9, 2018 (the “initial Parent proposal”) and, if the Special Committee were to deem it appropriate and advisable, to negotiate and make recommendations to the Board with respect to such proposal and a potential transaction with Parent and any alternatives thereto.

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, and determined that it was fair and reasonable to, and in the best interests of, the Company and the Company’s shareholders other than the Purchaser Group Members, Brian Z. France, their respective affiliates and certain of Parent’s executive officers (the “Public Shareholders”) that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee unanimously recommended to the Board that it also (i) make such determinations regarding the fairness and reasonableness of the Merger Agreement to the Company and the Public Shareholders, (ii) adopt the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) recommend to the shareholders of the Company that they approve the Merger Agreement, and (iv) direct that the Merger Agreement be submitted for approval by the shareholders of the Company.

Based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described below (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Dean Bradley Osborne Partners LLC (“DBO”)), the Board on behalf of the Company unanimously (i) determined that it was fair and reasonable to, and in the best interests of, the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) resolved to recommend to the shareholders of the Company that they approve the Merger Agreement, and (iv) directed that the Merger Agreement be submitted for approval by the shareholders of the Company.

For a more complete discussion of the factors considered by the Special Committee and the Board in reaching their decisions to approve the Merger Agreement and the Merger, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board of Directors; Fairness of the Merger”. The material factors that led the Special Committee to conclude that the Merger Agreement is fair included:

•	the current and historical prices of the Company Common Stock, including the facts that the per share Merger Consideration of $45.00 represents a premium of approximately 15.2% over the closing price of the Class A Common Stock of $39.06 on November 9, 2018 (the unaffected share price prior to the public announcement of the initial Parent proposal), and approximately 20.8% over the volume weighted average price of the Class A Common Stock for the thirty-day period prior to the public announcement of the initial Parent Proposal;
•	that the Special Committee was able to negotiate an effective increase in the Merger Consideration of $3.00 from the per share consideration offered in the initial Parent proposal, representing an increase of approximately 7.1%, notwithstanding the ongoing headwinds to the business described below during the negotiation period;
•	the Special Committee’s consideration of the risks and potential likelihood of achieving greater value for the Company’s public shareholders by pursuing strategic alternatives to the Merger, including continuing as an independent public company and pursuing the Company’s management plan, relative to the benefits of the Merger. In this regard, the Special Committee took into account that the France Family Group had an effective veto over any alternative extraordinary transaction and that Parent stated in its initial proposal on November 9, 2018 that it and its affiliates would like to re-invest in the sport and industry and would not vote for any alternative sale, merger or other extraordinary corporate transaction involving the Company;
•	the ongoing business pressures faced by the Company, including, among other things, (A) decreasing attendance at races and lower than expected earnings results for the fourth quarter of fiscal year 2018 and the first quarter of fiscal year 2019; (B) the uncertainty of the impact of the (i) broadcast agreement renegotiation in 2025 and (ii) the sanction agreement renegotiation in 2020 on the Company’s future operational performance; (C) that the expired motorsports tax provision is currently being considered by Congress, but may not be further extended and (D) the potential loss to operating income due to the bankruptcy proceedings of one of the Company’s sponsors;
•	the belief by the Special Committee that the Merger Consideration was the highest price that could be obtained from Parent, that the terms were the most favorable terms Parent would be willing to agree to and that further negotiations would create a risk of causing Parent to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction;
•	the fact that the Public Shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $45.00 per share;
•	the perspectives of the plaintiff communicated to the Special Committee in connection with the Shareholder Lawsuit (as defined below);

•	the oral opinion delivered by DBO to the Special Committee, which was subsequently confirmed by a written opinion dated May 22, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by DBO in preparing its opinion, the Merger Consideration of $45.00 per share of common stock of the Company to be paid to the Public Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Public Shareholders, as more fully described in the section entitled “Special Factors – Opinion of Financial Advisor to the Special Committee”;
•	the requirement that the Merger Agreement be approved by the affirmative vote of (i) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock and (ii) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock owned by the Public Shareholders, as discussed in the section entitled “The Special Meeting — Required Vote”;
•	that under the FBCA, dissenting shareholders have the right to demand appraisal of their shares, as discussed in the section entitled “Rights of Appraisal”; and
•	the terms and conditions of the Merger Agreement, as discussed in more detail in the section entitled “The Merger Agreement,” including:
•	that the Company is permitted by the Merger Agreement to specifically enforce Parent’s obligation to complete the Merger as long as the debt financing has been funded;
•	the fact that if the Company terminates the Merger Agreement because Parent fails to close the Merger due to its failure to secure its debt financing, Parent would be required pay a termination fee of $117.0 million to the Company; and
•	that the Board may change its recommendation in favor of the Merger in response to superior proposals and certain other intervening events, subject to paying Parent a termination fee of $78.0 million in the event the Merger Agreement is terminated in connection therewith.

Opinion of Financial Advisor to the Special Committee

At the May 22, 2019 meeting of the Special Committee, DBO, the independent financial advisor to the Special Committee, delivered its oral opinion to the Special Committee, subsequently confirmed in a written opinion dated May 22, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by DBO in preparing its opinion, the Merger Consideration of $45.00 per share of Company Common Stock to be paid to the Public Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Public Shareholders. DBO’s opinion was limited to the fairness of the Merger Consideration of $45.00 per share of Company Common Stock, from a financial point of view, to the Public Shareholders as of the date of the opinion.

The full text of DBO’s written opinion, dated May 22, 2019, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by DBO in connection with the opinion, is included in this proxy statement as Annex B and is incorporated herein by reference. The summary of DBO’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read the full text of DBO’s opinion, the section below summarizing DBO’s opinion captioned “Special Factors — Opinion of Financial Advisor to the Special Committee” carefully and in its entirety. DBO’s opinion was addressed to, and for the use and benefit of, the Special Committee in connection with and for purposes of its evaluation of the Merger. DBO’s opinion does not constitute a recommendation as to how any holder of any shares of common stock of the Company should vote or act with respect to the Merger or any other matter.

Purposes and Reasons of the Controlling Purchaser Group Members for the Merger

The Controlling Purchaser Group Members believe that the current operating model for the Company and Parent is fragmented, which makes it challenging to attract and retain sponsors and to efficiently market to consumers in the highly competitive sports, media and entertainment landscape. The Controlling Purchaser Group Members believe a more unified strategic approach is important to the future growth of Parent and the Company, and both will be well served by bringing the two companies under one, privately-run operation. The Controlling Purchaser Group Members believe the alignment of operations will deliver more impactful long-term synergies for the Company’s business and create more opportunities for industry growth. The Controlling Purchaser Group Members also believe that as a private company the Company will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth rather than quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities. For more information, see “Special Factors – Controlling Purchaser Group Members’ Purposes and Reasons for the Merger.”

Position of the Controlling Purchaser Group Members as to Fairness of the Merger

Each of the Controlling Purchaser Group Members believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. Their belief is based on the factors described in “Special Factors – Position of the Controlling Purchaser Group Members as to Fairness of the Merger.”

Certain Effects of the Merger

If the conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Florida law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Parent and Merger Sub (including the Rollover Shares as defined in “Special Factors-Certain Effects of the Merger”), shares owned by the Company as treasury stock and Dissenting Shares will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist. Following the completion of the Merger, the shares of Class A Common Stock will cease to be listed on Nasdaq, the shares of Class B Common Stock will cease to be quoted on the Over-The-Counter Bulletin Board (the “OTC”) and price quotations with respect to sales of shares of Company Common Stock in the public market will no longer be available. In addition, registration of the Company Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

Treatment of Company Equity Awards

Company Options

At the effective time of the Merger, each stock option with respect to shares of Company Common Stock (each, a “Company Option”) that is outstanding as of immediately prior to the effective time of the Merger, will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the per-share exercise price of such stock option, and (b) the total number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Option immediately prior to the effective time of the Merger.

Company Restricted Shares

At the effective time of the Merger, each restricted share of Company Common Stock (each, a “Company Restricted Share”) that is outstanding as of immediately prior to the effective time of the Merger, whether or not vested, will fully vest and the holder thereof will receive the Merger Consideration for each Company Restricted Share (other than for shares subject to the Rollover Commitment Letter).

Immediately following the effective time of the Merger, there will be no Company Options or Company Restricted Shares outstanding, and the holders thereof will only be entitled to receive the amounts set forth above.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and of the Board with respect to the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, several of the Company’s directors and executive officers are currently directors and officers of Parent, and, as members of the France Family Group, own interests in Parent. The directors and executive officers who are Controlling Purchaser Group Members, together with the other members of the Rollover France Family Group, will control the Company following the Merger. Interests of the Company’s directors and executive officers, other than the Purchaser Group Members, that may be different from or in addition to the interests of the Company’s shareholders include:

•	The vesting of Company Restricted Shares held by directors and executive officers of the Company will be accelerated pursuant to the terms of the Merger Agreement, and directors and executive officers may receive cash payments in exchange for their Company Restricted Shares pursuant to the Merger Agreement (other than for shares subject to the Rollover Commitment Letter).
•	Long-term incentive and annual bonus opportunities previously granted to the Company’s executive officers for fiscal year 2019 will still be made available to the executive officers by the surviving corporation, subject to their continued employment with the surviving corporation. These incentive opportunities will be eligible to be earned based on the Company’s actual performance determined in accordance with the Company’s past practices. Any restricted share award opportunities may be converted into the opportunity to receive cash awards with an equivalent value based on the Merger Consideration and such cash awards will vest and become payable on May 1, 2020.
•	Outstanding Company Options held by a current director will be converted into the right to receive a payment in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock of such Company Option, multiplied by (ii) the number of shares of Company Common Stock underlying such Company Option.
•	The Company’s executive officers as of the effective time of the Merger will become the initial executive officers of the surviving corporation.
•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and the Company’s articles of incorporation.

These interests are discussed in more detail in the section entitled “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger.” The Special Committee and the Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the Merger.

Interests of Other Shareholders in the Merger

In considering the recommendation of the Board, you should be aware that the Purchaser Group Members have interests in the Merger that are different from, or in addition to, the interests of the Company’s other shareholders. The Rollover France Family Group will have equity interests, indirectly through a newly formed holding company, in Parent after the consummation of the Merger. These interests may create conflicts of interest. The Special Committee and the Board were aware of these interests during their respective deliberations on the merits of the Merger and in making their decisions to recommend and approve, respectively, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. These interests are discussed in “Special Factors – Position of the Controlling Purchaser Group Members as to the Fairness of the Merger.”

No Solicitation; No Adverse Company Recommendation

Pursuant to the Merger Agreement, the Company agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, the Company and its subsidiaries have agreed not to solicit or take any action to knowingly facilitate, encourage or assist, or knowingly induce the making of an alternative acquisition proposal. However, following the date of the Merger Agreement and until the Required Shareholder Vote has been obtained, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Company receives an unsolicited, bona fide written acquisition proposal that (x) did not result from a breach of the Company’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, (y) the Special Committee determines (after consultation with its legal and financial advisors) would reasonably be expected to lead to a superior proposal and (z) with respect to which the Special Committee determines (after consultation with its legal and financial advisors) the failure to take certain action would breach its fiduciary duties under applicable law.

The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement – No Solicitation; No Adverse Company Recommendation.”

Termination

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger, whether prior to or after the receipt of the Required Shareholder Vote. In addition, either the Company or Parent may terminate the Merger Agreement if, among other situations:

•	the Merger is not consummated on or prior to the Outside Date, except that a party cannot terminate the Merger Agreement on such date if the failure of the Merger to close by such date resulted from such party’s breach of the Merger Agreement;
•	a governmental entity issues a final, non-appealable injunction, order or judgment, permanently enjoining or otherwise prohibiting the consummation of the Merger;
•	the Required Shareholder Vote is not obtained at the special meeting or at any adjournment thereof at which a final vote with respect to the Merger Agreement is taken; or
•	if the other party has breached any of its representations or warranties, or failed to perform any of its covenants or agreements, in a way that results in the failure to satisfy a condition to the closing of the Merger, and such breach has not been cured within 45 days’ notice or by the Outside Date, provided that the party seeking to terminate is not then in material breach of its own obligations.

Additional situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement – Termination.”

Termination Fee

The Company will be required to pay to Parent a termination fee of $78.0 million in the event that:

•	Parent terminates the Merger Agreement following an adverse company recommendation made by the Board, so long as such termination occurs prior to the special meeting, or at any adjournment or postponement thereof, at which a final vote with respect to the approval of the Merger Agreement was taken;
•	Parent terminates the Merger Agreement following the Company’s material breach of its non-solicitation obligations set forth in the Merger Agreement;
•	Parent terminates the Merger Agreement following the Company’s failure to call or hold the special meeting as required by the terms of the Merger Agreement; or
•	(i) the Merger Agreement is terminated by either Parent or the Company following the occurrence of the Outside Date or the failure to obtain the Required Shareholder Vote, or by Parent following a material breach by the Company of its obligations or its representations and warranties set forth in the Merger Agreement, (ii) at the time of such termination an acquisition proposal had been made and (iii) within 18 months following such termination the Company enters into a definitive agreement with respect to an acquisition proposal.

Parent will be required to pay to the Company a reverse termination fee of $117.0 million in the event that the Company terminates the Merger Agreement following Parent’s failure to consummate the Merger by the date required by the Merger Agreement due to a failure to receive the proceeds from the debt financing, and at the time of such termination (i) all of the conditions to the closing of the Merger were satisfied or were capable of satisfaction at the closing and (ii) the Company stood ready, willing and able to consummate the Merger.

For more information, see “The Merger Agreement – Termination Fees and Expense Reimbursement; Limitations on Liability.”

Expense Reimbursement Provisions

Each of Parent and the Company will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except that if either party terminates the Merger Agreement following the failure to obtain the Required Shareholder Vote at the special meeting, then within three business days of such termination the Company will reimburse all of Parent’s fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, up to an aggregate amount of $15.0 million. Any subsequent payment by the Company to Parent of a termination fee will be net of, and not in addition to, the reimbursement of any expenses.

For more information, see “The Merger Agreement – Termination Fees and Expense Reimbursement; Limitations on Liability.”

Specific Performance

Under certain circumstances, the Company and Parent are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Financing

Parent has obtained a debt financing commitment of up to $1,500.0 million of term loans borrowed under the Senior Secured Facilities (as defined in “Special Factors – Financing”) for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, including the Rollover Shares (as defined in “Special Factors-Certain Effects of the Merger”) and cash on hand at the closing of the Merger, are expected to be sufficient, assuming such financing commitments are funded in accordance with their terms, to consummate the Merger and the other transactions contemplated by the Merger Agreement. The obligations of Parent and Merger Sub to consummate the Merger under the Merger Agreement are not subject to a financing condition. However, the Company is only permitted to specifically enforce Parent’s obligation to close the Merger and pay the Merger Consideration in the event that Parent’s debt financing has been funded or will be funded at the closing of the Merger; in the event that Parent fails to obtain its debt financing by the Outside Date, the Company would be permitted to terminate the Merger Agreement due to such financing failure, in which event Parent would be required to pay the Company a termination fee of $117.0 million, subject to certain terms and conditions.

Rollover Shareholder Voting Obligations

Pursuant to the Merger Agreement, Parent will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the Merger Agreement Proposal at the special meeting and at any permitted adjournment thereof. The foregoing voting obligations will terminate in the event that the Board, upon the recommendation of the Special Committee, effects an adverse company recommendation, whether or not such adverse company recommendation was permitted under the terms of the Merger Agreement. As of May 31, 2019, the Rollover Shareholders beneficially owned approximately 231,925 shares of Class A Common Stock and 16,925,864 shares of Class B Common Stock, representing 69.58% of the voting power of the Company Common Stock entitled to vote at the special meeting. For a discussion of Parent’s obligation to cause the Rollover Shareholders to vote all of their shares of Company Common Stock in favor of the Merger Agreement Proposal, see “The Merger Agreement – Rollover Shareholder Voting Obligations.”

Rollover Commitment Letter

In connection with the execution of the Merger Agreement, the Rollover Shareholders entered into the Rollover Commitment Letter. Pursuant to the Rollover Commitment Letter, the Rollover Shareholders will, prior to the effective time of the Merger, cause to be transferred, directly or indirectly, all of the Rollover Shares (as defined in “Special Factors-Certain Effects of the Merger”) to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)). For more information, see “Agreements Involving Common Stock – Rollover Commitment Letter.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”) of Company Common Stock who receives cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Company Common Stock exchanged is more than one year as of the closing date of the Merger. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws). For more information, see “Special Factors – Material U.S. Federal Income Tax Consequences of the Merger.”

The Special Meeting

The special meeting of shareholders will be held at [•] A.M., Eastern Time, on [•], 2019, in the Daytona 500 Room at The International Motorsports Center, located at One Daytona Boulevard, Daytona Beach, Florida 32114. At the special meeting, shareholders will be asked to consider and vote upon:

•	the Merger Agreement Proposal, to approve the Merger Agreement;
•	the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”); and
•	a proposal to approve an adjournment of the special meeting, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Required Shareholder Vote (as defined below) (the “Adjournment Proposal”).

Record Date and Quorum

The holders of record of the Company Common Stock as of the close of business on [•], 2019 (the “record date”) are entitled to receive notice of and to vote at the special meeting. On the record date, [•] shares of Class A Common Stock and [•] shares of Class B Common Stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of Company Common Stock representing a majority of the votes entitled to be cast as of the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

For more information, see “The Special Meeting – Record Date and Quorum.”

Required Votes

Merger Agreement Proposal

The affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting is required to approve the Merger Agreement (the “General Shareholder Vote”). In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, entitled to vote on such matter at the special meeting, vote in favor of the approval of the Merger Agreement (the “Public Shareholder Vote, and together with the General Shareholder Vote, the “Required Shareholder Vote”). If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of the Merger Agreement Proposal.

Advisory Compensation Proposal and Adjournment Proposal

Each of the Advisory Compensation Proposal and the Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal.

Litigation

On December 14, 2018, a purported shareholder of the Company filed a putative class action captioned The Firemen’s Retirement System of St. Louis v. James C. France, et al., Case No. 2018-CA-032105-CICI (Seventh Judicial Circuit, Volusia County, Florida) (the “Shareholder Lawsuit”). The action asserts that (a) James C. France, Lesa France Kennedy and Brian Z. France, as controllers of the Company; (b) the Board (including the Special

Committee); and (c) the Company’s Chief Financial Officer breached their fiduciary duties in connection with the proposed acquisition of the Company by Parent. The suit also asserts a claim against Parent for aiding and abetting these breaches of fiduciary duties. The action seeks an award of damages, fees, and costs. As discussed in greater detail in “Special Factors – Background of the Merger,” legal counsel and financial advisors for plaintiff The Firemen’s Retirement System of St. Louis reviewed materials and participated in discussions with the Special Committee and its advisors during the negotiation process, and plaintiff and its counsel have concluded not to challenge the fairness of the Merger Consideration. Legal counsel for plaintiff The Firemen’s Retirement System of St. Louis has also been provided with an opportunity to review and comment upon this Proxy Statement and, based upon that review, has determined not to assert any legal claims or objections with respect to the disclosures contained herein. The parties to the litigation have reached an agreement-in-principle to settle the litigation, subject to the negotiation of appropriate documentation. Although it is not possible to predict the outcome of litigation matters with certainty, we believe that the claims raised by the purported shareholder in its complaint are without merit.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where is the special meeting?
A:	[•] A.M., Eastern Time, on [•], 2019, in the Daytona 500 Room at The International Motorsports Center, located at One Daytona Boulevard, Daytona Beach, Florida 32114
Q:	Who can attend and vote at the special meeting?
A:	All holders of Company Common Stock as of the close of business on [•], 2019, the record date for voting at the special meeting, including shareholders of record and beneficial owners of Company Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.
Q:	What is a quorum?
A:	The presence at the special meeting, in person or by proxy, of the holders of Company Common Stock representing a majority of the votes entitled to be cast as of the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.
Q:	How many votes do I have?
A:	At the special meeting, holders of shares of Class A Common Stock will have one-fifth of a vote per share and holders of shares of Class B Common Stock will have one vote per share, in each case, that our records show are owned as of the record date.
Q:	What will shareholders receive in the Merger?
A:	If the Merger is completed, shareholders will be entitled to receive $45.00 in cash for each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger without interest and less applicable withholding taxes, other than shares owned by Parent and Merger Sub (including the Rollover Shares), shares owned by the Company as treasury stock and Dissenting Shares.
Q:	What will holders of Company Options and Company Restricted Shares receive in the Merger?
A:	At the effective time of the Merger, each Company Option that is outstanding as of immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, and (b) the total number of shares of Company Common Stock underlying such Company Option immediately prior to the effective time of the Merger, and each Company Restricted Share that is outstanding as of immediately prior to the effective time of the Merger and is not held by a Rollover Shareholder, whether or not vested, will fully vest and the holder thereof will receive the Merger Consideration for each Company Restricted Share. Immediately following the effective time of the Merger, there will be no stock options or restricted shares in respect of Company Common Stock outstanding, and the holders thereof will only be entitled to receive the amounts set forth above.

Q:	How does the per share Merger Consideration compare to the market price of the Company Common Stock prior to the announcement of the Merger?
A:	The $45.00 per share to be paid in respect of each share of Company Common Stock represents: (a) a premium of approximately 15.2% and 15.1% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before Parent’s proposal to acquire the Company was announced on November 9, 2018, and a premium of 2.0% and 2.9% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before the announcement of the Merger Agreement on May 22, 2019.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to vote on the following proposals:
•	the Merger Agreement Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.

For more information, see “The Merger Agreement Proposal,” “The Advisory Compensation Proposal,” and “Adjournment Proposal.”

Q:	How does the Board recommend that I vote?
A:	Based in part on the unanimous recommendation of the Special Committee, the Board recommends unanimously that our shareholders vote:
•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Advisory Compensation Proposal; and
•	“FOR” the Adjournment Proposal.

You should read “Special Factors – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What vote is required to approve the Merger Agreement Proposal?
A:	The Merger Agreement Proposal must be approved by the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting. In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, entitled to vote on such matter at the special meeting, vote in favor of the approval of the Merger Agreement. If you fail to vote on the Merger Agreement Proposal, the effect will be the same as a vote against the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of the Merger Agreement Proposal.
Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:	No. In accordance with the rules of Nasdaq, banks, brokers and other nominees who hold Company Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal, or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting. As a result, if you hold your Company Common Stock in “street name” and you do not provide voting instructions, your Company Common Stock will (i) not be counted for purposes of determining whether a quorum is present at the special meeting, (ii) have the same effect as a vote “AGAINST” the Merger Agreement Proposal and (iii) assuming a quorum is present, have no effect on the Advisory Compensation Proposal or the Adjournment Proposal.

Q:	May I vote in person?
A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from such record holder.
Q:	Will the Rollover Shareholders vote their shares in favor of the Merger Agreement at the special meeting?
A:	Yes. Pursuant to the Merger Agreement, Parent will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the Merger Agreement Proposal at the special meeting and at any permitted adjournment thereof. The foregoing voting obligations will terminate in the event that the Board, upon the recommendation of the Special Committee, effects an adverse company recommendation, whether or not such adverse company recommendation was permitted under the terms of the Merger Agreement. As of May 31, 2019, the Rollover Shareholders beneficially owned approximately 231,925 shares of Class A Common Stock and 16,925,864 shares of Class B Common Stock, representing 69.58% of the voting power of the Company Common Stock entitled to vote at the special meeting. For a discussion of Parent’s obligation to cause the Rollover Shareholders to vote all of their shares of Company Common Stock in favor of the Merger Agreement Proposal, see “The Merger Agreement – Rollover Shareholder Voting Obligations.”
Q:	What effects will the Merger have on shares of Class A Common Stock and Class B Common Stock of International Speedway Corporation?
A:	The shares of Class A Common Stock are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “ISCA.” The shares of Class B Common Stock are currently registered under the Exchange Act and are quoted on the OTC under the symbol “ISCB.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its shares. After the Merger, the shares of Class A Common Stock will cease to be listed on Nasdaq, the shares of Class B Common Stock will cease to be quoted on the OTC and price quotations with respect to sales of shares of Company Common Stock in the public market will no longer be available. In addition, registration of the Company Common Stock under the Exchange Act will be terminated.

For more information see “Special Factors – Certain Effects of the Merger.”

Q:	Who will own the Company after the Merger?
A:	After the Merger, the Company will be a wholly owned subsidiary of Parent. Immediately following the Merger, James C. France, Lesa France Kennedy and other members of the Rollover France Family Group will own, indirectly through a newly formed holding company, 100% of the equity interests in Parent.
Q:	What will happen if the Merger is not consummated?
A:	If the Merger is not consummated for any reason, the Company’s shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company. The Class A Common Stock will continue to be listed and traded on Nasdaq and the Class B Common Stock will continue to be quoted on the OTC. Under specified circumstances, the Company will be required to pay Parent a termination fee of $78.0 million if the Merger Agreement is terminated and, in certain cases, reimburse Parent for up to $15.0 million of Merger related expenses. For more information on the fees payable upon termination, see “The Merger Agreement—Termination Fees and Expense Reimbursement; Limitations on Liability.”

Q:	What vote is required to approve the Advisory Compensation Proposal?
A:	The Advisory Compensation Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against it.
Q:	What will happen if shareholders do not approve the Advisory Compensation Proposal?
A:	The approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. SEC rules require the Company to seek approval on a non-binding, advisory basis of compensation payable to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is approved by the shareholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if shareholders fail to approve the Advisory Compensation Proposal.
Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you. See “Where You Can Find Additional Information.”

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	the Internet, at the address provided on your proxy card;
•	telephone, using the toll-free number listed on your proxy card; or
•	mail, by completing, signing, dating and mailing your proxy card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement Proposal.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the per share Merger Consideration. If your shares of Company Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.
Q:	Can I revoke my proxy and voting instructions?
A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting (unless the appointment form conspicuously states that it is irrevocable and is coupled with an interest). If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at International Speedway Corporation, One Daytona Boulevard, Daytona Beach, Florida 32114, by submitting a new proxy by the Internet, mail or telephone, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I sell my shares of Company Common Stock before completion of the Merger?
A:	If you transfer your shares of Company Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Company Common Stock through completion of the Merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of Company Common Stock after the record date but before the special meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the special meeting.

Q:	Will I have to pay taxes on the Merger Consideration I receive?
A:	The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Company Common Stock who receives cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Company Common Stock exchanged is more than one year as of the closing date of the Merger. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).
Q:	If I do not favor the approval of the Merger Agreement, what are my appraisal rights under Florida law?
A:	If you are a holder of Company Common Stock as of the record date you are entitled to appraisal rights under the FBCA. If you do not wish to accept the Merger Consideration to be received pursuant to the terms of the Merger Agreement you may dissent from the Merger and elect to receive the fair value of your shares of Company Common Stock immediately prior to the date of the special meeting to vote on the Merger Agreement Proposal, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. This appraised value could be more than, the same as or less than the Merger Consideration. To exercise your appraisal rights, you must comply with the requirements of Sections 607.1301 through 607.1333 of the FBCA. For additional information regarding appraisal rights, see “Rights of Appraisal” and the complete text of Sections 607.1301 through 607.1333 of the FBCA attached to this proxy statement as Annex C.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:	The Company has retained [•], a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay [•] a fee not to exceed $[•], plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify [•] against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.
Q:	Who can help answer my other questions?
A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card(s), please contact [•], which is acting as the proxy solicitation agent and information agent in connection with the Merger.

[•]

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

The following, together with the summary of the Merger Agreement set forth under “The Merger Agreement,” is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Merger. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You may obtain additional information without charge by following the instructions in “Where You Can Find Additional Information.”

Background of the Merger

Members of the France Family Group and/or their predecessors and affiliates have maintained a significant equity interest in and been involved with the management and operation of the Company since it was founded by Bill France in 1953. Parent, which sanctions many of the Company’s principal racing events, is wholly owned by members of the France Family Group and related entities.

The Board and the Company’s management team, including the members of the France Family Group who serve as directors and/or officers of the Company and of Parent, regularly review the Company’s performance, prospects and strategy in light of current business and economic conditions, as well as developments in the motorsports sector. These regular reviews have, from time-to-time, included evaluation of potential strategic combination and acquisition opportunities.

On November 9, 2018, the Board held a regularly scheduled meeting. During the meeting, with representatives of Baker Botts L.L.P. (“Baker Botts”), Parent’s legal advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), Parent’s financial advisor, and the Company’s regular outside counsel present, Mr. James C. France, Chairman of the Board and Parent’s Chairman and Chief Executive Officer, informed the Board that Parent was making a proposal to acquire the Company, and he provided the Board with a letter setting forth the details of such proposal. The letter indicated that Parent was proposing to acquire all of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company not owned by the controlling shareholders of Parent for a purchase price of $42.00 per share in cash. The letter stated that Parent would not move forward with the proposal unless it were approved by a special committee of independent directors, as advised by independent legal and financial advisors, and by a majority of the independent and disinterested directors of the Board. Additionally, the letter stated that the proposed transaction would be subject to a non-waivable condition requiring the approval of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock not owned by the controlling shareholders of Parent, voting together as a single class. The letter also informed the Board that the France Family Group had no interest in selling any shares of Company Common Stock owned by them and would not expect, in their capacity as shareholders of the Company, to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company. Finally, the letter noted that neither the failure of a special committee to recommend a transaction nor the failure of the Company’s public shareholders to approve a transaction would adversely affect the controlling shareholders’ ongoing relationship with the Company.

After presenting Parent’s proposal letter, Mr. France, Ms. Lesa France Kennedy, Vice Chairwoman of the Board and Chief Executive Officer of the Company, and the other affiliates and representatives of Parent left the meeting. Following discussion, the independent directors determined to appoint a special committee of the Board (the “Special Committee”) consisting of Mr. J. Hyatt Brown (as Chairman), Mr. Larry Aiello, Jr., Mr. William P. Graves and Mrs. Larree M. Renda to review, evaluate and negotiate on behalf of the Company’s unaffiliated shareholders with respect to the Parent proposal. Following the meeting, the Company issued a press release announcing the receipt of Parent’s proposal letter.

On December 17, 2018, the Special Committee had a meeting with representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), which the Special Committee had selected and engaged as its legal advisor on December 7, 2018, also in attendance. The representatives of Wachtell Lipton discussed legal matters with the Special Committee relating to the proposed transaction, including the fiduciary duties of the members of the Special Committee under the circumstances. The representatives of Wachtell Lipton also discussed the Shareholder Lawsuit (as defined above) with the Special Committee. The Special Committee also discussed selection of a financial advisor in connection with evaluating the Parent proposal, and reviewed presentations submitted by six potential financial advisors which had been selected based on their relevant industry knowledge, reputations and absence of known conflicts.

On January 4, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton also in attendance. At the meeting, following presentations from the final two potential financial advisors which the Special Committee had selected from the six firms previously considered, the Special Committee selected DBO as its financial advisor in connection with the Parent proposal on the basis of DBO’s qualifications, experience in similar transactions and familiarity with the Company and the industry in which the Company operates. The Special Committee then invited DBO to join the meeting and instructed DBO to commence its due diligence efforts and financial analysis regarding the Company on the Special Committee’s behalf.

On January 11, 2019, Parent and the Company entered into a confidentiality agreement in order to facilitate the exchange of confidential information between the parties in connection with their respective due diligence efforts (which continued until the execution of the Merger Agreement in May 2019).

On January 13, 2019, Baker Botts sent a draft merger agreement to Wachtell Lipton.

On January 21, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton also in attendance. At the meeting, the Special Committee reviewed and approved the terms under which DBO would be retained as the Special Committee’s financial advisor, and received an update from Wachtell Lipton regarding the Shareholder Lawsuit. Representatives of DBO then joined the meeting and discussed the due diligence that DBO had conducted to date. The Special Committee instructed DBO to continue with its due diligence and financial analysis and report back to the Special Committee at its next meeting.

On January 31, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. At the meeting, the representatives of DBO reviewed and discussed with the Special Committee the additional due diligence and financial analysis they had conducted since the previous Special Committee meeting. Following the DBO presentation, the Special Committee engaged in an extensive discussion regarding next steps and negotiation strategies with respect to the Parent proposal, and the Special Committee determined that DBO should arrange a meeting with representatives of Goldman Sachs to present a counterproposal on behalf of the Special Committee under which the purchase price for Parent’s acquisition of the Company would be $54.00 per share. After conclusion of this discussion, the representatives of Wachtell Lipton provided the Special Committee with an update regarding the status of the Shareholder Lawsuit.

On February 4, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. Mr. Brown noted that, as he had communicated to the other members of the Special Committee individually, Company management had provided the Special Committee over the preceding several days with additional historical and prospective financial information that had been prepared prior to Parent’s proposal for other purposes, but which management thought the Special Committee might find useful. At a follow-up meeting on February 8, 2019, the representatives of DBO provided analysis on the additional information and confirmed that it did not warrant adjustments to the existing valuation analysis that had previously been completed by DBO and presented to the Special Committee. The Special Committee agreed that DBO should proceed with the Special Committee’s previous instructions to arrange a meeting with representatives of Goldman Sachs to present a non-binding counterproposal under which the purchase price for Parent’s acquisition of the Company would be $54.00 per share.

On February 12, 2019, plaintiff in the Shareholder Lawsuit provided Wachtell Lipton with a preliminary valuation analysis based on publicly-available information.

On February 13, 2019, pursuant to the Special Committee’s instructions, representatives of DBO had a meeting with representatives of Goldman Sachs at which they presented the Special Committee’s $54.00 per share counterproposal. The representatives of Goldman Sachs indicated their belief that $54.00 per share was a significantly higher price than Parent would be willing to pay and that, in Parent’s view, $42.00 per share was a fair and appropriate price. At the conclusion of the meeting, the representatives of Goldman Sachs indicated that they would discuss the Special Committee’s counterproposal with Parent and subsequently contact DBO regarding next steps.

Later on February 13, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. The representatives of DBO reviewed with the Special Committee the results of their meeting with representatives of Goldman Sachs, and the Special Committee had a general discussion with its advisors regarding potential negotiation strategies with respect to the transaction going forward.

Over the course of the weekend of February 16-17, 2019, during which members of the Board were gathered in Daytona Beach for various events in connection with the DAYTONA 500 race, individual members of the Special Committee had informal conversations with members of the France Family Group in which each party confirmed their general intent to continue exploring if an agreement could be reached for a mutually acceptable transaction. The parties did not conduct any negotiations with respect to purchase price or other material terms of a potential transaction at this time.

On February 21, 2019, representatives of Goldman Sachs telephonically communicated to DBO a revised acquisition proposal from Parent reflecting a purchase price of $42.50 per share, and provided DBO with an accompanying pro forma leverage analysis in connection with Parent’s $42.50 per share proposal and key underlying assumptions, which leverage representatives of Goldman Sachs indicated was near the limit of what Parent was willing to incur in connection with the transaction.

Later on February 21, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. The representatives of DBO reviewed with the Special Committee the counterproposal and associated leverage analysis that had been delivered by representatives of Goldman Sachs, as well as certain supplemental financial analyses that DBO had subsequently conducted, and the Special Committee discussed these analyses and their implications with the advisors.

On February 25, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance to further review and consider information regarding the Company’s business and various approaches for responding to Parent’s $42.50 per share proposal. Following discussion, the Special Committee agreed that in light of challenging business trends and the risks to the Company’s standalone prospects that such trends implied, it would not be in the minority shareholders’ best interests to continue to seek a transaction at or near $54.00 per share, which did not appear to be obtainable. Following further discussion, the Special Committee agreed that Mr. Brown should arrange for a meeting with Mr. France and/or Ms. Kennedy to convey the Special Committee’s rejection of Parent’s $42.50 per share proposal, and communicate that the Special Committee would be interested in pursuing a transaction at a price in the range of $50.00 per share.

On February 26, 2019, pursuant to the Special Committee’s direction, Mr. Brown met with Mr. France and Ms. Kennedy to discuss the valuation of a proposed transaction and conveyed a counterproposal in the range of $50.00 per share.

On March 6, 2019, Mr. Brown, Mr. France and Ms. Kennedy had a meeting during which Mr. Brown further discussed the Special Committee’s views on transaction valuation and Mr. France verbally conveyed a revised proposal under which Parent would acquire the Company at a purchase price of $43.50 per share. In making this revised proposal, Mr. France also identified areas of challenge and uncertainty that he thought could affect the Company’s business outlook, including the uncertain status of certain tax extenders, the effect of a sponsor’s bankruptcy on the Company’s financial condition (which, prior to such bankruptcy, had been a source of revenue to the Company) (the “Sponsor Bankruptcy”), upcoming negotiations with Parent team and track owners and trends in attendance and revenues at the Company’s events, which were below projections for the first quarter of 2019.

Later on March 6, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. Mr. Brown summarized his meeting earlier that day with Mr. France and Ms. Kennedy for the other members of the Special Committee, and the Special Committee engaged in a discussion regarding the revised Parent proposal at a purchase price of $43.50 and next steps. The Special Committee determined that further consideration of the optimal response to the Parent counteroffer would be appropriate once the Special Committee had the opportunity to take into account the valuation impact of the most recently available information regarding trends in the Company’s business, including updated financial projections taking into account the Company’s actual performance from January and preliminary results from February, which had been recently compiled and provided by Company management.

On March 11, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. The Special Committee engaged in a further discussion with its advisors regarding strategies for responding to Parent’s revised proposal. Following discussion, the Special Committee agreed to propose a counteroffer to Parent reflecting a price of $48.00 per share. The representatives of Wachtell Lipton then provided the Special Committee with an update on recent developments with respect to the Shareholder Lawsuit. Among other matters, the representatives of Wachtell Lipton discussed with the Special Committee the possibility of providing the plaintiff’s attorneys and financial advisors with certain confidential information pursuant to a non-disclosure agreement to permit the plaintiff to prepare an informed analysis of the ongoing negotiation with Parent and to facilitate a discussion with the plaintiff and its representatives regarding the negotiation and terms of a potential transaction. They also noted that the plaintiff’s financial advisors had prepared preliminary valuation analysis materials that the plaintiff’s counsel had requested be made available to the Special Committee. After discussion, the Special Committee agreed that it would be appropriate to provide plaintiff’s counsel and financial advisors with certain confidential information, and requested that the representatives of Wachtell Lipton provide the Special Committee with the plaintiff’s financial advisors’ preliminary valuation analysis materials. The representatives of Wachtell Lipton provided this information to the Special Committee following the meeting. Also on March 11, 2019, Wachtell Lipton provided plaintiff in the Shareholder Lawsuit with certain nonpublic valuation materials, including analyses prepared by DBO that included its analysis of the Company’s forward-looking projections.

Following the Special Committee meeting on March 11, 2019, Mr. Brown conveyed in writing to Mr. France the Special Committee’s rejection of Parent’s $43.50 per share proposal, the Special Committee’s $48.00 per share counterproposal and the Special Committee’s willingness to facilitate negotiations by meeting with and hearing directly from Mr. France and Parent management regarding their views with respect to the Company’s short and long-term prospects for business and its potential combination with Parent. Messrs. Brown and France agreed to schedule such a meeting.

On March 18, 2019, the Special Committee held a meeting with representatives of Wachtell Lipton and DBO also in attendance. At the Special Committee’s invitation, Mr. France, Ms. Kennedy, Parent’s Chief Legal Officer and the President of NASCAR, Inc., Parent’s wholly owned operating subsidiary, as well as representatives of Goldman Sachs and Baker Botts joined the meeting. Mr. France, Ms. Kennedy and the President of NASCAR, Inc. gave the Special Committee a presentation regarding the rationale for Parent’s proposed acquisition of the Company and Parent’s views regarding the current state of the business and industry trends. The presentation indicated Parent’s and the France family’s strong belief that the proposed transaction was needed to turn around the sport in the face of the headwinds currently limiting value to all industry stakeholders. Following a question and answer session with members of the Special Committee, Mr. France, Ms. Kennedy and the other representatives of Parent’s management and advisors left the meeting, which was then temporarily adjourned. During this adjournment, without the other members of the Special Committee present, Mr. Brown and Mr. France had a meeting in which Mr. France rejected the Special Committee’s prior proposal, and presented Mr. Brown with a revised acquisition proposal reflecting a purchase price of $44.00 per share.

After the meeting with Mr. France, Mr. Brown returned to the Special Committee and called the Special Committee meeting back to order. Mr. Brown reported Parent’s revised $44.00 per share proposal, and the Special Committee discussed the revised proposal and the Parent presentation, and asked questions of DBO and Wachtell Lipton. After discussion, the Special Committee determined that Parent’s $44.00 per share proposal was not adequate and should be rejected. The Special Committee requested that Mr. Brown meet again with Mr. France to convey the Special Committee’s rejection, seek to negotiate a higher price and report back to the Special Committee. The meeting was then again temporarily adjourned. During this adjournment, Mr. Brown and Mr. France had a follow-up meeting in which Mr. Brown rejected Parent’s $44.00 per share proposal on behalf of the Special Committee and indicated that he believed the Special Committee would be willing to proceed with a transaction at $46.00 per share. Mr. France responded that Parent was not willing to proceed with a transaction at that price and presented a further revised proposal for an acquisition of the Company at $44.50 per share.

After the second meeting with Mr. France, Mr. Brown returned to the Special Committee and called the Special Committee meeting back to order. Mr. Brown reported Parent’s revised $44.50 per share proposal, which the Special Committee discussed with input from its advisors. After discussion, the Special Committee determined that Parent’s $44.50 per share proposal was not adequate and should be rejected. The Special Committee requested that Mr. Aiello meet with Mr. France to convey the Special Committee’s rejection, seek to negotiate a higher price and report back to the Special Committee. The meeting was then again temporarily adjourned. During this adjournment, Mr. Aiello and Mr. France had a meeting in which Mr. Aiello rejected Parent’s $44.50 per share proposal on behalf of the Special Committee and stated that the Special Committee’s current proposal remained at $46.00 per share. Mr. France indicated that, while Parent was not prepared to make a proposal higher than its previous offer of $44.50 per share, Parent would be willing to accept an offer from the Special Committee for a transaction at a price of $45.00 per share for purposes of reaching agreement at the meeting.

Following the meeting between Messrs. Aiello and France, the Special Committee meeting was called back to order and Mr. Aiello reported the results of the meeting to the other members of the Special Committee. Following discussion, the Special Committee agreed that it would consider the matter further and determine how to respond at a subsequent meeting. At the same meeting, the Special Committee also discussed, in consultation with Wachtell Lipton, the preliminary valuation materials that had been provided by plaintiff’s advisors in connection with the Shareholder Lawsuit.

On March 20, 2019, Mr. Brown had a meeting with Mr. France and Ms. Kennedy at which they discussed the most recent Parent proposal, their respective views regarding trends and recent developments in the Company’s business (including an update regarding the Sponsor Bankruptcy), transaction timing should the parties reach agreement and potential next steps. Following this discussion, Parent’s Chief Legal Officer also joined the meeting and provided his views regarding the risks associated with the Shareholder Lawsuit and potential litigation in connection with the proposed transaction.

On March 21, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. Mr. Brown reviewed his meeting of the previous day with Mr. France, Ms. Kennedy and Parent’s Chief Legal Officer for the other members of the Special Committee, and the Special Committee engaged in a discussion regarding the most recent Parent acquisition proposal and next steps. The Special Committee also received an update from the representatives of Wachtell Lipton regarding recent discussions with plaintiff’s counsel in connection with the Shareholder Lawsuit. The Special Committee agreed that it should engage with plaintiff’s counsel directly and requested that Mr. Brown participate in a call with plaintiff’s counsel to discuss the negotiations and potential transaction. After discussion, the Special Committee requested that Mr. Brown communicate to Mr. France and/or Ms. Kennedy that the Special Committee had discussed Parent’s $44.50 proposal and was not prepared to make a new counterproposal at that time, but would be open to considering proceeding with a transaction at $46.00 per share.

On March 22, 2019, as requested by the Special Committee, representatives of DBO participated on a conference call with representatives of the plaintiff’s counsel and their economic expert in the Shareholder Lawsuit. Representatives of Wachtell Lipton and DBO’s legal counsel were also present on the call. On the call, representatives of the plaintiff’s counsel and their economic expert presented their views and perspectives on valuation and the negotiation and discussed in detail the updated valuation materials that plaintiff’s counsel had provided prior to the call.

On March 27, 2019, Mr. Brown met with Mr. France and Ms. Kennedy and indicated to them that the Special Committee remained willing to proceed with a transaction at a price of $46.00 per share. Mr. France and Ms. Kennedy indicated to Mr. Brown, as previously communicated, that they were not interested in a transaction at $46.00 per share, and expressed the possibility of terminating discussions of a potential transaction between Parent and the Company if the parties could not come to an agreement on price.

On March 28, 2019, Mr. France sent Mr. Brown a letter reiterating Parent’s rejection of the Special Committee’s $46.00 counterproposal and restating its previous proposal to acquire the Company at a price of $44.50 per share. The letter stated that the proposed purchase price was based on all of the most recent information reviewed by Parent, including preliminary operating results for the Company’s first quarter and the headwinds and challenges facing the industry which Parent had previously discussed with the Special Committee. The letter also stated that, given the length of the negotiation process, if consensus on price could not be reached in the near future, Parent would have to consider winding down the process in a manner that mitigated any detrimental impact to the Company and the industry.

On April 2, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. Mr. Brown reviewed the recent developments with Parent, and the Special Committee proceeded to discuss the most recent Parent proposal and next steps. Representatives of Wachtell Lipton also provided an update on the Shareholder Lawsuit, and the Special Committee requested that Mr. Brown meet telephonically with representatives of the plaintiff’s counsel to discuss the Special Committee’s process in evaluating and negotiating the transaction to that point. At the conclusion of its discussion, the Special Committee also requested that Mr. Brown communicate to Mr. France and/or Ms. Kennedy that the Special Committee had discussed and was interested in continuing to pursue a potential transaction, but that it was not willing to accept the $44.50 price which Parent had proposed, noting that the Special Committee remained open to receiving additional pertinent information or an updated proposal from Parent. Mr. Brown informed Mr. France accordingly on April 3, 2019.

On April 3, 2019, Mr. Brown participated on a conference call with representatives of the plaintiff’s counsel in the Shareholder lawsuit. Representatives of Wachtell Lipton were also present on the call. Mr. Brown discussed with the plaintiff’s counsel the Special Committee’s process in evaluating and negotiating the transaction to that point, and received input from plaintiff’s counsel regarding the plaintiff’s perspectives on the transaction.

On April 4, 2019, Mr. France delivered a letter to Mr. Brown on behalf of Parent stating that Parent’s best and final proposal to proceed with the transaction was $45.00 per share. In conveying this best and final proposal, the letter (i) reiterated Parent’s belief that the transaction would benefit the industry by providing needed stability and reducing downside stakeholder risk, while providing significant and certain value to the Company’s shareholders and (ii) stated that given the industry challenges and the Company’s recent operating results, Parent was not willing to consider a transaction above $45.00 per share and no counterproposal would be entertained. The letter also stated that in light of the continuing uncertainty and distraction created by the considerable time and resources that had been devoted to evaluating and negotiating the transaction over the past six months, if the offer were not accepted by the next day, Parent would terminate its interest in acquiring the Company, in which event Parent was prepared to coordinate with the Special Committee and the Company on the appropriate messaging to the industry.

Later on April 4, 2019, the Special Committee had a meeting with representatives of Wachtell Lipton and DBO also in attendance. The Special Committee discussed Parent’s $45.00 per share proposal and accompanying letter. Based on this discussion, discussions at prior Special Committee meetings, and discussions with plaintiff’s counsel in the Shareholder Lawsuit, the Special Committee agreed that it would be in the best interests of the Company’s unaffiliated shareholders to pursue negotiation of a transaction at a $45.00 per share purchase price, subject to due diligence and the successful negotiation and execution of definitive transaction documents. Following the meeting, Mr. Brown informed Mr. France of the Special Committee’s determination.

On April 5, 2019, Wachtell Lipton sent a revised draft Merger Agreement to Baker Botts. The revised draft proposed, among other things, that Parent ensure that the Rollover Shareholders vote in favor of the transaction at the special meeting, to which Parent agreed. During the remainder of April 2019 and the first half of May 2019, representatives of Wachtell Lipton and Baker Botts negotiated with respect to the terms of the Merger Agreement and related transaction documents. During this same period and in parallel with the negotiation of the definitive transaction documents, representatives of Wachtell Lipton, Baker Botts, DBO, Goldman Sachs, the Company, Parent and Parent’s financing banks engaged in a series of due diligence sessions.

On May 20, 2019, the members of the Board other than Mr. France, Ms. Kennedy and Mr. Brian Z. France had a conference call, with representatives of Wachtell Lipton, DBO and Company management also in attendance, in order to receive an update regarding the status of the transaction. Mr. Brown reviewed with the other members of the Board present the Special Committee’s negotiation process with respect to the transaction. At the Special Committee’s request, the representatives of DBO then provided their preliminary perspectives regarding financial aspects of the transaction and representatives of Wachtell Lipton provided a summary of the terms of the draft Merger Agreement and responded to questions from members of the Board.

On May 22, 2019, the Special Committee met, together with representatives of Wachtell Lipton and DBO. Representatives of DBO reviewed with the Special Committee their financial analysis and rendered the oral opinion of DBO, subsequently confirmed by delivery of a written opinion, dated May 22, 2019, to the Special Committee, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in DBO’s written opinion, the Merger Consideration to be paid to the Public Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Wachtell Lipton discussed legal matters with the Special Committee, including the determination by plaintiff’s counsel in the Shareholder Lawsuit to not challenge the fairness of the transaction price, a review of the fiduciary duties of the members of the Special Committee under the circumstances and a discussion of the material provisions of the draft Merger Agreement with Parent. After carefully considering the proposed terms of the transaction with Parent, and taking into consideration the matters discussed during that meeting and prior meetings of the Special Committee (for additional detail, see “—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger”), the Special Committee unanimously (i) determined that it is fair and reasonable to, and in the best interests of the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended to the shareholders of the Company that they approve the Merger Agreement, (iv) directed that the Merger Agreement be submitted for approval by the shareholders of the Company and (v) recommended that the Board also make the determinations and approvals set forth in the preceding clauses (i) – (iv).

Following the meeting of the Special Committee on May 22, 2019, the Board met, together with representatives of Wachtell Lipton, DBO and members of management of the Company and of Parent. The representatives of Wachtell Lipton updated the Board regarding the status of the Shareholder Lawsuit previously conveyed to the Special Committee, and also provided the Board with a summary of the material provisions of the draft Merger Agreement. Representatives of DBO provided the Board with their perspectives regarding financial aspects of the transaction and the transaction negotiation process. The Special Committee informed the Board of its recommendation with respect to the proposed transaction and, in reliance upon the Special Committee’s recommendation, the Board unanimously (i) determined that it is fair and reasonable to, and in the best interests of the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) recommended to the shareholders of the Company that they approve the Merger Agreement and (iv) directed that the Merger Agreement be submitted for approval by the shareholders of the Company.

Following conclusion of the Board meeting on May 22, 2019, the parties executed the Merger Agreement and the Company issued a press release announcing the transaction.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger, including the terms and conditions of the Merger Agreement, and determined that it was fair and reasonable to, and in the best interests of, the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement. The Special Committee unanimously recommended to the Board that it:

•	determine that it is fair and reasonable to, and in the best interests of, the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement;
•	approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	recommend to the shareholders of the Company that they approve the Merger Agreement; and
•	direct that the Merger Agreement be submitted for approval by the shareholders of the Company.

Reasons for the Merger; Recommendation of the Special Committee

The Special Committee held nineteen meetings to discuss, among other things, the Parent proposal (as it was revised from time to time), the Merger Agreement, and the transactions contemplated thereby, including the Merger. In the course of its determination and making its recommendations, the Special Committee considered, in consultation with its financial and legal advisors, information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends.

The Special Committee considered the following factors as being generally supportive of its determination and recommendations:

•	the Special Committee’s understanding of the Company’s industry, business, operations, financial condition, earnings, strategy and prospects of the Company (including the risks involved in achieving these prospects), as well as the Company’s historical and projected financial performance;
•	the ongoing business pressures faced by the Company, including, among other things, (A) decreasing attendance at races and lower than expected earnings results for the fourth quarter of fiscal year 2018 and the first quarter of fiscal year 2019; (B) the uncertainty of the impact of the (i) broadcast agreement renegotiation in 2025 and (ii) the sanction agreement renegotiation in 2020 on the Company’s future operational performance; (C) that the expired motorsports tax provision is currently being considered by Congress, but may not be further extended and (D) the potential loss to operating income relating to the Sponsor Bankruptcy;

•	the current and historical prices of the Company Common Stock, including the facts that the per share Merger Consideration of $45.00 represents a premium of approximately 15.2% over the closing price of the Class A Common Stock of $39.06 on November 9, 2018 (the unaffected share price prior to the public announcement of the initial Parent proposal), and approximately 20.8% over the volume weighted average price of the Class A Common Stock for the thirty-day period prior to the public announcement of the initial Parent proposal;
•	the potential risks to the Company of continuing to have publicly traded common stock, including the Special Committee’s assessment, after consulting with DBO, that the Company’s shares would likely trade materially lower in the event a transaction with Parent could not be finalized;
•	the Special Committee’s consideration of the risks and potential likelihood of achieving greater value for the Company’s public shareholders by pursuing strategic alternatives to the Merger, including continuing as an independent public company and pursuing the Company’s management plan, relative to the benefits of the Merger. In this regard, the Special Committee took into account that the France Family Group had an effective veto over any alternative extraordinary transaction and that Parent stated in its initial proposal on November 9, 2018 that it and its affiliates would like to re-invest in the sport and industry and would not expect to vote for any alternative sale, merger or other extraordinary corporate transaction involving the Company;
•	that the Special Committee was able to negotiate an effective increase in the Merger Consideration of $3.00 from the per share consideration offered in the initial Parent proposal, representing an increase of approximately 7.1%, notwithstanding the ongoing headwinds to the business described above during the negotiation period;
•	the belief by the Special Committee that the Merger Consideration was the highest price that could be obtained from Parent, that the terms were the most favorable terms Parent would be willing to agree to and that further negotiations would create a risk of causing Parent to abandon the transaction altogether or materially delay the entry into a definitive agreement for the transaction;
•	the fact that since the public announcement of the initial Parent proposal on November 9, 2018, none of the Company, the Special Committee or any of the Special Committee’s independent legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals;
•	the debt financing commitments provided to Parent by Goldman Sachs Bank USA, Bank of America, N.A., BofA Securities, Inc., PNC Bank, National Association and PNC Capital Markets LLC in connection with the Merger and the fact that such financing was committed prior to the execution of the Merger Agreement;
•	the fact that the Public Shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $45.00 per share;
•	that the Company is permitted by the Merger Agreement to specifically enforce Parent’s obligation to complete the Merger as long as the debt financing has been funded;
•	the fact that if the Company terminates the Merger Agreement because Parent fails to close the Merger due to its failure to secure its debt financing, Parent would be required pay a termination fee of $117.0 million to the Company;
•	the perspectives of the plaintiff communicated to the Special Committee in connection with the Shareholder Lawsuit;
•	the oral opinion delivered by DBO to the Special Committee, which was subsequently confirmed by a written opinion dated May 22, 2019, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by DBO in preparing its opinion, the Merger Consideration of $45.00 per share of Company Common Stock was fair, from a financial point of view, to those holders, as more fully described in the section entitled “—Opinion of Financial Advisor to the Special Committee.”; and

•	the terms and conditions of the Merger Agreement, as discussed in more detail in the section entitled “The Merger Agreement”, which the Special Committee, after consulting with Wachtell Lipton, considered to be reasonable and consistent with relevant precedent transactions.

The Special Committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger:

•	the requirement that the Merger Agreement be approved by the affirmative vote of (i) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock and (ii) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock owned by the Public Shareholders, as discussed in the section entitled “The Special Meeting — Required Vote”;
•	the authority granted to the Special Committee by the Board to negotiate the terms of the definitive agreement with respect to the Parent proposal, or to determine not to pursue any transaction involving the France Family Group or Parent, and the fact that Parent had committed not to proceed with the transaction without a favorable recommendation from the Special Committee;
•	that the Special Committee consists solely of independent and disinterested directors;
•	that the compensation provided to the members of the Special Committee in respect of their services was in no way contingent on their approving the Merger Agreement and taking the other actions described in this proxy statement;
•	that the Special Committee held nineteen meetings and met regularly to discuss and evaluate the Parent proposal, as it was revised from time to time and each member of the Special Committee was actively engaged in the process on a regular basis;
•	that the Special Committee retained and received the advice of (i) DBO as its independent financial advisor and (ii) Wachtell Lipton as its independent legal advisor;
•	that the financial and other terms and conditions of the Merger Agreement were the product of extensive negotiations that took place over the course of several months between the Special Committee and its independent financial and legal advisors, on the one hand, and Parent and its representatives, on the other hand;
•	that the Board may change its recommendation in favor of the Merger in response to superior proposals and certain other intervening events (as discussed in more detail in the section entitled “The Merger Agreement – No Solicitation; No Adverse Company Recommendation”), subject to paying Parent a termination fee of $78.0 million in the event the Merger Agreement is terminated in connection therewith; and
•	that under Florida law dissenting shareholders have the right to demand appraisal of their shares, as discussed in the section entitled “Rights of Appraisal.”

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the Merger:

•	the possibility that Parent will be unable to obtain the debt financing proceeds, in which event the Company would not be able to specifically enforce Parent’s obligation to complete the Merger and instead would have the sole and exclusive remedy of obtaining a termination fee of $117.0 million from Parent;
•	that the Public Shareholders will have no ongoing equity participation in the Company following the Merger and that those shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company Common Stock;

•	the possibility that (i) the controlling shareholders’ ownership of a significant percentage of the voting power of the Company Common Stock and publicly expressed unwillingness to consider alternative sale transactions and (ii) the termination fee payable by the Company to Parent upon the termination of the Merger Agreement under certain circumstances, may discourage other potential acquirers from making an acquisition proposal for the Company;
•	the restrictions on the Company’s operations prior to completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger;
•	the risk of incurring substantial expenses related to the Merger, including in connection with pending litigation and any litigation that may arise in the future;
•	the possibility that, at some future time, Parent could sell some or all of the surviving corporation or its securities, businesses or assets to one or more purchasers at a valuation higher than that available in the Merger, and that the Public Shareholders would not be able to participate in or benefit from such a sale;
•	the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if it receives the necessary Company shareholder approval;
•	the risks and costs to the Company of the pendency of the Merger or if the Merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts;
•	that the receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes as described under “Material U.S. Federal Income Tax Consequences of the Merger”; and
•	that the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders, including the vesting of stock options and restricted shares held by officers and directors, the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the surviving corporation under the Merger Agreement and the Company’s articles of incorporation and other interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its unanimous recommendation on the totality of the information presented.

The Special Committee did not specifically consider the liquidation value or the net book value of the Company in its evaluation of the Merger, because of its belief that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs.

In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company as such. Rather, the Special Committee believed that the financial analyses presented by DBO, as more fully summarized below under the caption “Opinion of Financial Advisor to the Special Committee,” on which the Special Committee relied in making its recommendation to the Board, represented potential valuations of the Company as it continues to operate its business, and, to that extent, the Special Committee collectively characterized such analyses as forms of going concern valuations. The Special Committee considered each of the analyses performed by DBO in the context of the fairness opinion provided by DBO as well as various additional factors, as discussed above.

Recommendation of the Board

As of May 22, 2019, the Board consisted of eleven directors. On May 22, 2019, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above (including, among other factors, the financial analyses reviewed and discussed with the Special Committee by DBO), the Board on behalf of the Company unanimously:

•	determined that it was fair and reasonable to, and in the best interests of, the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement;
•	approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	resolved to recommend to the shareholders of the Company that they approve the Merger Agreement; and
•	directed that the Merger Agreement be submitted for approval by the shareholders of the Company.

In reaching these determinations, the Board considered a number of factors, including the following material factors:

•	the Special Committee’s analysis (as to both substantive and procedural aspects of the transaction), conclusions and unanimous determination, which the Board adopted, that it was fair and reasonable to, and in the best interests of, the Company and the Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, and the Special Committee’s unanimous recommendation that the Board approve and adopt the Merger Agreement and recommend that the Company’s shareholders approve the Merger Agreement;
•	the procedural fairness of the transaction, including that the transaction was negotiated over a period of six months by a Special Committee consisting of four independent and disinterested directors who are not affiliated with Parent or the France Family Group and are not employees of the Company or any of its subsidiaries, that the members of the Special Committee do not have an interest in the Merger different from, or in addition to, that of the Public Shareholders other than their interests described under “ — Interests of the Company’s Directors and Executive Officers in the Merger,” and that the Special Committee was advised by its own independent legal and financial advisors; and
•	the financial analysis of DBO, financial advisor to the Special Committee, and the written opinion, dated May 22, 2019, delivered by DBO to the Special Committee, stating that, as of that date and based upon, and subject to, various assumptions and limitations described in its opinion, the $45.00 per share Merger Consideration to be received by the Public Shareholders was fair, from a financial point of view, to those holders, as more fully described in the section entitled “—Opinion of Financial Advisor to the Special Committee.”

Other than as described in this proxy statement, the Board is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Special Committee unanimously recommends and the Board also unanimously recommends (after having received the unanimous recommendation of the Special Committee) that the Company’s shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

Opinion of Financial Advisor to the Special Committee

The Special Committee retained DBO to provide it with financial advisory services and a financial opinion in connection with the Merger. The Special Committee selected DBO to act as the Company’s financial advisor based on DBO’s qualifications, expertise and reputation, and its knowledge and understanding of the Company’s business and affairs. At the meeting of the Special Committee on May 22, 2019, DBO rendered to the Special Committee its oral opinion, subsequently confirmed in writing, that as of May 22, 2019, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, by DBO, as set forth in its written opinion, the Merger Consideration to be paid to the Public Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such Public Shareholders.

The full text of the written opinion of DBO to the Special Committee, dated as of May 22, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken, by DBO in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. You should carefully read and consider DBO’s written opinion in its entirety, as it contains important information. DBO’s opinion was directed to the Special Committee, in its capacity as such, and addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid to the Public Shareholders pursuant to the Merger Agreement and as of the date of the opinion, and does not address any other terms, aspects or implications of the Merger or related transactions. DBO’s opinion was not intended to, and does not, constitute any opinion or recommendation as to how the Company shareholders should vote with respect to the Merger or any other matter. The summary of the opinion of DBO set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion and performing its related financial analyses, DBO, among other things:

•	reviewed certain publicly available financial statements and other business and financial information concerning the Company;
•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company management;
•	reviewed certain financial projections concerning the Company prepared by the Company management;
•	discussed with senior executives of the Company their assessment of the past and current operations, financial condition and prospects of the Company;
•	reviewed the reported prices and trading activity for the Class A Common Stock;
•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that DBO deemed relevant;
•	participated in certain discussions and negotiations among representatives of the Company and its legal advisors;
•	reviewed a draft of the Merger Agreement, dated May 21, 2019, and certain related documents; and
•	performed such other analyses, reviewed such other information and considered such other factors as DBO deemed appropriate.

In arriving at its opinion, DBO, with the Special Committee’s consent, assumed and relied upon, without independent verification, the accuracy and completeness of the data, material and other information that was publicly available or supplied or otherwise made available to DBO by the Company. With respect to the Company’s financial projections, DBO was advised by the Company management, and DBO assumed, with the Special Committee’s consent, that such projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company management of the Company’s future financial performance. At the Special Committee’s direction, DBO assumed that such projections provide a reasonable basis on which to evaluate the Company and the Merger, and DBO, at the Special Committee’s direction, used and relied upon such projections for purposes of rendering its opinion and performing its related financial analyses. DBO expressed no view or opinion with respect to the Company’s financial projections or the assumptions on which they are based. In addition, DBO assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the definitive Merger Agreement would not differ in any material respect from the draft furnished to DBO. DBO also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

DBO is not a legal, tax, regulatory or actuarial advisor. DBO is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. DBO’s opinion did not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. DBO noted that Parent had indicated to the Company that the controlling shareholders of Parent had no interest in selling any shares of Company Common Stock owned by them and that such controlling shareholders would not expect, in their capacity as the Company shareholders, to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company. DBO was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. DBO’s opinion addresses only the fairness, from a financial point of view, to the Public Shareholders, as of May 22, 2019, of the Merger Consideration to be paid to such Public Shareholders pursuant to the Merger Agreement. DBO did not express any view on, and DBO’s opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger. DBO expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company’s Common Stock in the Merger. DBO did not make any independent valuation or appraisal of the assets or liabilities, nor did DBO conduct a physical inspection of any of the properties or facilities, of the Company. DBO was not furnished with (except as set forth in DBO’s written opinion), and assumed no responsibility to obtain, any such valuations, appraisals or physical inspections of the Company. DBO did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. DBO’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to DBO, as of May 22, 2019. Events occurring after May 22, 2019 may affect DBO’s opinion and the assumptions used in preparing it, and DBO did not assume any obligations to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material analyses performed by DBO in connection with its oral opinion and the preparation of its written opinion letter dated May 22, 2019 to the Special Committee. The following summary is not a complete description of DBO’s opinion or the financial analyses performed and factors considered by DBO in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 20, 2019, the last practical date prior to the meeting of the Board, based on the recommendation of the Special Committee, to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and is not necessarily indicative of current market conditions. The various analyses summarized below were based on the closing price of $43.96 per share of the Company’s Class A Common Stock as of May 20, 2019 (the last practical date prior to the meeting of the Board), and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by DBO, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying DBO’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, DBO, with the Special Committee’s consent and at the Special Committee’s direction, used and relied upon, among other things, certain financial projections provided by the Company’s management which are referred to in this proxy statement as the “Revised Summary Financial Projections” and the “2019E Financial Projections – April” (the “April Projections”) and certain financial projections included in publicly available Wall Street research reports. For more information, please see the section of this proxy statement captioned, “Projected Financial Information.”

Historical Trading Ranges

DBO reviewed the historical trading range of the Company’s Class A Common Stock during various periods prior to the initial public announcement of Parent’s proposal (which was made after the close of market on November 9, 2018), including: the period from the Company’s third quarter earnings announcement (October 4,

2018) to when Parent’s proposal became public (November 9, 2018) (the “Q3 Stub Unaffected Period”); the thirty calendar day period prior to Parent’s proposal becoming public (the “30 Day Unaffected Period”); and the twelve month period ending November 9, 2018 (“LTM Unaffected Period”). DBO observed the following:

Applicable Period	Low / High Closing Prices
Q3 Stub Unaffected Period	$35.18 – $39.50
30 Day Unaffected Period	$35.18 – $39.50
LTM Unaffected Period	$35.18 – $47.15

DBO also noted that the Company’s Class A Common Stock closed at $39.06 on November 9, 2018 and that the maximum intraday trading price for the Company’s Class A Common Stock during the LTM Unaffected Period was $49.95.

DBO analyzed the value of the per share Merger Consideration in relation to certain per share closing prices of the Company’s Class A Common Stock. This analysis indicated that the value of the per share Merger Consideration represented a 15.2% premium to the closing price of $39.06 per share of the Company’s Class A Common Stock on November 9, 2018 and a 20.8% premium to the volume-weighted average closing price of $37.27 per share of the Company’s Class A Common Stock during the 30 Day Unaffected Period.

Equity Research Analysts’ Future Price Targets

DBO reviewed publicly available share price targets for the Company’s common stock prepared and published by equity research analysts prior to May 22, 2019 (the date on which DBO presented its oral opinion to the Special Committee) and observed price targets from $37 - $46 in reports dated as of January 25, 2019, April 4, 2019 and April 10, 2019. DBO noted commentary from the equity research analyst who issued the $46 price target, stating that such target included consideration of Parent’s proposal.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company’s common stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Historical Trading Multiple Analysis

DBO performed a historical trading multiple analysis, which is designed to calculate a range of implied equity values per share of the Company’s common stock based on projections of the Company’s future adjusted EBITDA (“Adjusted EBITDA”) and earnings per share (“EPS”) as applied to the following ratios (1) the Company’s aggregate value (which is calculated as equity value (applicable share price multiplied by fully-diluted number of shares outstanding), plus net debt), to the Company’s estimated next twelve months’ EBITDA (referred to below as “AV/NTM EBITDA”) and (2) the per share price of the Company’s common stock to next twelve months’ earnings (referred to below as “NTM P/E”), in each case, as derived from various historical trading periods. For purposes of this analysis, DBO assumed estimated net cash of the Company of $16.125 million (as reflected in the Company’s Form 10-Q for the quarterly period ended February 28, 2019) and fully-diluted number of shares outstanding of 43,489,492.

In performing its analysis, DBO used publicly available data obtained from S&P Capital IQ, as of May 20, 2019, to determine:

•	the 40th to the 60th percentile of the AV/NTM EBITDA and NTM P/E multiples during the LTM Unaffected Period and the five-year period ending November 9, 2018 (the “L5Y Unaffected Period”); and
•	the low and high of the AV/NTM EBITDA and NTM P/E multiples during the Q3 Stub Unaffected Period.

Based on the results of this analysis and its professional judgment, DBO utilized the applicable multiple ranges from S&P Capital IQ to calculate the estimated implied equity value per share of the Company’s common stock (rounded to the nearest dollar) based on the Company’s projected Adjusted EBITDA and EPS for each of fiscal 2019 (“FY’19E”) and fiscal 2020 (“FY’20E”) periods as reflected in the Revised Summary Financial Projections, the projections set forth under the column entitled “Low” in the April Projections (the “Low Case Projections”) and a publicly available analyst research report published by Wells Fargo dated as of January 25, 2019 (the “Street Case Projections”). The Street Case Projections reflected Adjusted EBITDA of $243 million and $245 million, and EPS of $1.99 and $2.09, for FY’19E and FY’20E, respectively. DBO selected the Street Case Projections set forth in the

Wells Fargo analyst research report because DBO deemed the analyst model used to generate the Company’s projected Adjusted EBITDA and EPS set forth therein to be similar for purposes of this analysis, based on DBO’s professional judgment, to the model used by the Company’s management to generate the Company’s projected Adjusted EBITDA and EPS set forth in the Revised Summary Financial Projections.

The following table presents the results of this analysis:

Revised Summary Financial Projections

Applicable Ratio	Applicable Trading Range Period	Applicable Multiple Range	Projection Period	Implied Equity Value Per Share of the Company’s common stock (to the nearest dollar)
AV/NTM EBITDA	LTM Unaffected Period	7.7x – 8.0x	FY’19E	$43 – $45
	L5Y Unaffected Period	7.5x – 7.9x	FY’19E	$42 – $44
	Q3 Stub Unaffected Period	6.4x – 7.2x	FY’19E	$36 – $40
	Q3 Stub Unaffected Period	6.3x – 6.8x	FY’20E	$37 – $39
NTM P/E	LTM Unaffected Period	20.9x – 21.7x	FY’19E	$42 – $44
	L5Y Unaffected Period	21.8x – 22.7x	FY’19E	$44 – $46
	Q3 Stub Unaffected Period	18.7x – 20.1x	FY’19E	$38 – $40
	Q3 Stub Unaffected Period	15.8x – 18.3x	FY’20E	$36 – $41

Low Case Projections

Applicable Ratio	Applicable Trading Range Period	Applicable Multiple Range	Projection Period	Implied Equity Value Per Share of the Company’s common stock (to the nearest dollar)
AV/NTM EBITDA	LTM Unaffected Period	7.7x – 8.0x	FY’19E	$41 – $43
	L5Y Unaffected Period	7.5x – 7.9x	FY’19E	$41 – $43
	Q3 Stub Unaffected Period	6.4x – 7.2x	FY’19E	$35– $39
NTM P/E	LTM Unaffected Period	20.9x – 21.7x	FY’19E	$39 – $40
	L5Y Unaffected Period	21.8x – 22.7x	FY’19E	$40 – $42
	Q3 Stub Unaffected Period	18.7x – 20.1x	FY’19E	$35 – $37

Street Case Projections

Applicable Ratio	Applicable Trading Range Period	Applicable Multiple Range	Projection Period	Implied Equity Value Per Share of the Company’s common stock (to the nearest dollar)
AV/NTM EBITDA	LTM Unaffected Period	7.7x – 8.0x	FY’19E	$43 – $45
	L5Y Unaffected Period	7.5x – 7.9x	FY’19E	$42 – $45
	Q3 Stub Unaffected Period	6.4x – 7.2x	FY’19E	$36 – $40
	Q3 Stub Unaffected Period	6.3x – 6.8x	FY’20E	$36 – $39
NTM P/E	LTM Unaffected Period	20.9x – 21.7x	FY’19E	$42 – $43
	L5Y Unaffected Period	21.8x – 22.7x	FY’19E	$43 – $45
	Q3 Stub Unaffected Period	18.7x – 20.1x	FY’19E	$37 – $40
	Q3 Stub Unaffected Period	15.8x – 18.3x	FY’20E	$33 – $38

DBO then compared the results of its analysis to the Merger Consideration of $45.00 in cash per share of the Company’s common stock, noting that the Merger Consideration was within or above the implied equity value per share ranges derived from this analysis.

In addition, DBO also calculated the implied equity value per share of the Company’s common stock based on estimates of the Company’s projected Adjusted EBITDA and EPS as applied to the implied AV/NTM EBITDA and NTM P/E multiples of Speedway Motorsports, Inc. (“SMI”) as of April 22, 2019, the last trading day prior to SMI’s receipt of a proposal (the “SMI Buyout Proposal”) from Sonic Financial Corporation (a company owned and controlled by O. Bruton Smith and his family) (“Sonic Financial”) to acquire all of the outstanding shares of SMI’s common stock not already owned by Sonic Financial and Mr. Smith and his family. This analysis attempts to provide the implied equity value per share of the Company’s common stock by comparing it to a similar company in a similar industry. Although SMI is not identical or directly comparable to the Company, SMI is publicly traded with a controlling shareholder and with operations and/or other criteria, such as lines of business, markets, business risks and growth prospects, that for purposes of its analysis, DBO considered similar to those of the Company.

In performing its analysis, DBO used publicly available data obtained from S&P Capital IQ, as of May 20, 2019, which reflected that as of April 22, 2019, SMI had an AV/NTM EBITDA multiple of 6.0x and a NTM P/E multiple of 14.4x. Based on its professional judgment and taking into consideration the observed multiples for SMI, DBO utilized the applicable SMI multiples to calculate the estimated implied equity value per share of the Company’s common stock (rounded to the nearest dollar) based on the Company’s projected Adjusted EBITDA and EPS for the FY’19E and FY’20E periods reflected in the Revised Summary Financial Projections and the Street Case Projections. The analysis indicated the following:

Revised Summary Financial Projections

Applicable Ratio	Applicable SMI Multiple	Projection Period	Implied Equity Value Per Share of the Company’s common stock (to the nearest dollar)
AV/NTM EBITDA	6.0x	FY’19E	$34
	6.0x	FY’20E	$35
NTM P/E	14.4x	FY’19E	$29
	14.3x	FY’20E	$32

Street Case Projections

Applicable Ratio	Applicable SMI Multiple	Projection Period	Implied Equity Value Per Share of the Company’s common stock (to the nearest dollar)
AV/NTM EBITDA	6.0x	FY’19E	$34
	6.0x	FY’20E	$34
NTM P/E	14.4x	FY’19E	$29
	14.3x	FY’20E	$30

DBO then compared the results of its analysis to the Merger Consideration of $45.00 in cash per share of the Company’s common stock, noting that the Merger Consideration was above the implied equity value per share values derived from this analysis.

In selecting the historical multiple ranges, financial metrics to use, and estimates of Adjusted EBITDA and NTM P/E to rely upon for purposes of the analyses set forth above, DBO made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. The fact that points in the range of the implied equity values per share of the Company’s common stock derived from the foregoing analyses were less than or greater than the Merger Consideration is not necessarily dispositive in connection with DBO’s analysis of the Merger Consideration, but one of many factors that DBO considered.

Illustrative Discounted Cash Flow Analysis

DBO performed an illustrative discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. DBO calculated a range of equity values per share for the Company’s common stock based on a discounted cash flow analysis to value the Company as a stand-alone entity. DBO utilized estimates from the Revised Summary Financial Projections for purposes of its discounted cash flow analysis, as more fully described below.

DBO first calculated estimated unlevered free cash flow (calculated as operating cash flow, less interest income, less tax shield adjustment from net interest expense, less capital expenditures from existing facilities and net capital expenditures relating to One Daytona, the Shoppes at One Daytona, and Space Coast Credit Union, plus distributions from Kansas Entertainment, LLC, a joint venture between a wholly-owned indirect subsidiary of the Company and Penn Hollywood Kansas, Inc.) for the fiscal year ended November 30, 2019 through the fiscal year ended November 30, 2030. DBO calculated a terminal value for the 2030 fiscal year by applying a multiple of 20.0x to the Company’s estimated adjusted net income (calculated as net income, less tax shield adjustment from net interest expense) of $107.3 million for fiscal year 2030, which such multiple was selected, upon the application of DBO’s professional judgement and experience, as it fell within the range of historical forward NTM P/E trading multiples considered (as identified in the Historical Multiple Trading Range table above). The free cash flows and terminal values were discounted to an assumed closing date of August 31, 2019, using discount rates ranging from 7.5% to 8.5%, which discount rates were selected to reflect estimates of the Company’s weighted average cost of capital of 8.0%.

This analysis indicated implied equity values per share of the Company’s common stock ranging from $36.69 to $39.45 per share.

Discounted Equity Value Analysis

DBO performed an analysis of the implied present values per share of the Company’s common stock under two scenarios: (i) if the renewal of the Company’s current 10-year broadcast agreement for digital distribution of Parent content (the “Broadcast Agreement”, and renewal thereof the “Broadcast TV Renewal”) would be made on the same terms as the current Broadcast Agreement (the “Base Case”) (as reflected in the Revised Summary Financial Projections) and (ii) if the Broadcast TV Renewal would be renewed at a 40% premium to the current Broadcast Agreement (the “Upside Case”) (which such estimate was provided by management and which is more fully described in the section of this proxy statement entitled “Special Factors – Projected Financial Information”). In arriving at the estimated equity value per share of the Company’s common stock for the Base Case, DBO applied a multiple of 7.5x to the Company’s estimated EBITDA for fiscal year 2025 for the Base Case, which such multiple was selected, upon the application of DBO’s professional judgment and experience, as it fell within the historical AV/NTM EBITDA multiple trading range (as identified in the Historical Multiple Trading Range table above). DBO then discounted that equity value back to a projected closing date of August 31, 2019, using a discount rate of 8.4%, which was selected based on DBO’s analysis of the cost of equity, to reflect an estimate of the Company’s cost of equity. DBO then added the net present value of cumulative dividends per share, assuming that 40.2 million shares of the Company’s common stock are issued and outstanding in fiscal year 2024 (in each case, as set forth in the Revised Summary Financial Projections). In arriving at the estimated equity value per share of the Company’s common stock for the Upside Case, DBO conducted an identical analysis but applied the difference between the Base Case and Upside Case from broadcast scenarios to the Revised Summary Financial Projections to the Company’s estimated EBITDA for fiscal year 2025. This analysis indicated a range of implied per share equity values for shares of the Company’s common stock of $32.45 (Base Case) and $45.14 (Upside Case).

Premiums Paid Analysis

DBO reviewed the premiums paid on select U.S. M&A transactions, that were publicly announced between 2016 and 2019 with a value between $1 billion and $10 billion, and existing shareholder buyout transactions in the last ten years, in each case, selected based on DBO’s professional judgment and experience. Based on these selected precedent transactions, DBO calculated the implied premiums paid in these transactions over: (1) the acquired company’s closing share price on the last trading day prior to announcement of the acquisition proposal (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news) (the “One Day Premium”), (2) the acquired company’s 30-calendar-day volume-weighted average closing share price prior to announcement of the acquisition proposal (or the last 30-calendar-day average closing share price prior to the share price being affected by acquisition rumors or similar merger-related news) (the “30 Day Premium”), (3) the acquired company’s highest intraday share price during the twelve month period immediately preceding announcement of the acquisition proposal (or the highest intraday share price during the twelve month period immediately preceding the share price being affected by acquisition rumors or similar merger-related news) (the “LTM High (Intraday) Premium”) and (4) the acquired company’s highest closing share price during the twelve month period immediately preceding announcement of the acquisition proposal (or the highest closing share price during the twelve month period immediately preceding the share price being affected by acquisition rumors or similar merger-related news)

(the “LTM High (Closing) Premium”). Because of the inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent analysis, DBO also made qualitative judgments concerning similarities and differences between the characteristics of the selected precedent transactions and the Merger.

Based on its analysis of the relevant premia for the precedent transactions selected upon the application of its professional judgment and experience, DBO utilized the 40th to the 60th percentile ranges of implied premia of the transactions and applied these ranges of premia to the relevant applicable share price of the Company’s common stock. The following table summarizes DBO’s analysis:

Precedent Transactions Premiums	Applicable Ranges (40th – 60th Percentile)	Implied Value Per Share of the Company’s common stock (to the nearest dollar)
M&A Transactions
One Day Premium	15.7% – 20.2%	$45 – $47
30 Day Premium	24.4% – 29.4%	$46 – $48
LTM High (Intraday) Premium	3.4% – 9.0%	$52 – $54
LTM High (Closing) Premium	5.4% – 11.6%	$50 – $53
Existing Shareholder Buyout Transactions
First to Final % Increase Premium	18.3% – 24.5%	$50 – $52
One Day Premium	45.2% – 53.0%	$57 – $60
30 Day Premium	43.8% – 51.0%	$54 – $56
LTM High (Intraday) Premium	0.6% – 4.8%	$50 – $52
LTM High (Closing) Premium	5.4% – 10.1%	$50 – $52

DBO noted that the consideration to be received by the Public Shareholders pursuant to the Merger Agreement is $45.00 per share.

DBO also separately calculated the implied premia represented by the cash consideration of $18.00 per share of SMI common stock contemplated by the SMI Buyout Proposal relative to (1) $13.70, the closing share price of SMI common stock on April 22, 2019, the last trading day prior to SMI’s receipt of the SMI Buyout Proposal and (2) $14.21, the volume weighted average closing price of SMI common stock for the 30-day period ending on April 22, 2019. DBO noted that $18.00 per share consideration contemplated by the SMI Buyout Proposal represented a 31.4% and 26.6% premium to such closing prices of SMI common stock, respectively.

No company or transaction utilized in the premiums paid analysis is identical to the Company or the Merger. In evaluating the precedent transactions, DBO made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. The fact that points in the range of implied present value per share of the Company derived from the valuation of precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with DBO’s analysis of the consideration for the Merger, but one of many factors DBO considered.

General

In connection with the review of the Merger by the Special Committee, DBO performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, DBO considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. DBO believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, DBO may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be DBO’s view of the actual value of the Company. In performing its analyses, DBO made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in DBO’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

DBO conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the Public Shareholders pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated May 22, 2019, to the Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of the Company’s common stock might actually trade.

The consideration to be received by the Public Shareholders pursuant to the Merger Agreement was determined through arms-length negotiations between the Company and Parent and was unanimously approved by the Board, based on the recommendation of the Special Committee. DBO provided advice to the Special Committee during these negotiations but did not, however, recommend any specific consideration to the Company, the Special Committee, or the Board, nor did DBO opine that any specific consideration constituted the only appropriate consideration for the Merger. DBO’s opinion did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

DBO’s opinion was not intended to, and does not, constitute any opinion or recommendation as to how the Company’s shareholders should vote with respect to the Merger or any other matter.

DBO’s opinion and its presentation to the Special Committee was one of many factors taken into consideration by the Board in deciding to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and is not necessarily indicative of current market conditions. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to different consideration. DBO’s opinion was approved by DBO’s opinion committee in accordance with DBO’s customary practice.

The Special Committee retained DBO based upon DBO’s qualifications, experience in similar transactions and familiarity with the Company and the Company’s industry. DBO provides investment banking and other services to a wide range of persons and entities from which conflicting interests or duties may arise. DBO, its affiliates, directors, members, managers, officers and employees may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of Parent, the Company, or any other company that may be involved in the Merger. In the two years preceding the date of its opinion, DBO has not had a material relationship with the Company or any of its affiliates and has not received any fees from the Company or any of its affiliates. DBO and its affiliates may in the future provide investment banking services to the Company and Parent and may receive fees for the rendering of such services.

Under the terms of its engagement letter, DBO provided the Company financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and the Company has agreed to pay DBO a fee of approximately $5.13 million for its services, approximately $2.63 million of which is contingent upon the closing of the Merger. The Company has also agreed to reimburse DBO for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, the Company has agreed to indemnify DBO and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling DBO or any of its affiliates from and against any losses, claims, damages or liabilities related to, arising out of or in connection with DBO’s engagement.

Summary of Presentation Provided by Goldman Sachs to DBO

On February 21, 2019, at a telephonic meeting with representatives of DBO, at the direction of the management of NASCAR, representatives of Goldman Sachs discussed various considerations with respect to the acquisition by NASCAR of the outstanding shares of Company Common Stock that were not owned by NASCAR, affiliates of NASCAR or other related entities, which included material prepared by Goldman Sachs (the “Goldman Sachs Presentation”).

The following is a summary of the Goldman Sachs Presentation, which is qualified in its entirety by the full text of the Goldman Sachs Presentation. The following summary does not, however, purport to be a complete description of the financial analyses or data presented by Goldman Sachs. The Goldman Sachs Presentation was supplemented by Goldman Sachs’ oral discussion, the nature and substance of which is summarized herein.

The Goldman Sachs Presentation

The Goldman Sachs Presentation included an analysis of total debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company standalone and for the combination of the Company and NASCAR pro forma for the consummation of the transactions contemplated by the Merger Agreement based on information from equity research analysts with respect to the Company and information provided by the management of NASCAR with respect to NASCAR. The Goldman Sachs Presentation also included an analysis of the last twelve months (“LTM”) EBITDA, the LTM capital expenditures (“CapEx”) and the LTM adjusted EBITDA minus CapEx, each as of June 30, 2019, for the Company standalone and for the combination of the Company and NASCAR pro forma for the consummation of the transactions contemplated by the Merger Agreement based on information published by equity research analysts with respect to the Company standalone and information provided by the management of NASCAR with respect to NASCAR. Further, the Goldman Sachs Presentation included a table on the sources and uses of capital as it relates to the transactions contemplated by the Merger Agreement based on information provided by the management of NASCAR.

The analyses provided in the Goldman Sachs Presentation are set forth below:

Leverage Analysis

				Leverage Multiple
$ in millions	Status Quo	Txn. Adj.	Pro Forma	Company standalone	Company + NASCAR	Coupon	Maturity
Cash	$22	$78	$100
Revolver	36	(36)	0			L + 1.25%	Aug. 23, 2019
Private Placement	29	(29)	0			L + 1.25%	Aug. 23, 2019
Term Loan	50	(50)	0
Capital Leases	1	0	1
New Revolver	0	0	0			L + 3.25%	5 years
New TLB	0	1,474	1,474			L + 3.25%	7 years
Total Debt	$116		$1,476	6.0x	4.6x

EBITDA Analysis

as of June 30, 2019 $ in millions	Company standalone	Company + NASCAR
LTM Adj. EBITDA	$246	$324
LTM CapEx	$135	$153
LTM Adj. EBITDA - CapEx	$111	$171

Sources and Uses

Sources $ in millions		Uses $ in millions
Rolled Equity in the Company (14.9 mm shares)	$634	Purchase of Company equity (43.4 mm fully diluted shares)	$1,846
NASCAR cash on balance sheet	22	Paydown NASCAR debt	114
Company cash on balance sheet	269	Paydown Company debt	264
New Revolver	—	Fees and expenses	75
New First Lien Term Loan	1,474	Cash to balance sheet	100
Total Sources	$2,399	Total Uses	$2,399

The full text of the Goldman Sachs Presentation, which sets forth assumptions made in connection with the analysis, has been filed as Exhibit (c)(12) to the Schedule 13E-3 Transaction Statement of which this proxy statement forms a part filed with the SEC in connection with the transactions contemplated by the Merger Agreement and is incorporated herein by reference. The Goldman Sachs Presentation may be examined at, and copies may be obtained from, the SEC in the manner described under “Where You Can Find Additional Information.” The information in the Goldman Sachs Presentation is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, capital markets and other conditions, and the information made available to Goldman Sachs, as of the date of the Goldman Sachs Presentation. The Goldman Sachs Presentation was provided to DBO, at the direction of the management of NASCAR, solely in connection with discussions between representatives of Goldman Sachs and DBO regarding the consideration of the acquisition by NASCAR of the outstanding shares of Company Common Stock that were not owned by NASCAR, affiliates of NASCAR or other related entities. The Goldman Sachs Presentation does not constitute a recommendation to the Company, NASCAR or any other entity with respect to the transactions contemplated by the Merger Agreement, or any other matter. The Goldman Sachs Presentation does not constitute, and is not intended to represent, any view or opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, any aspect, term or implication of the Merger Consideration to NASCAR, the Company stockholders or to any other person.

Miscellaneous

NASCAR retained Goldman Sachs in connection with its consideration of the acquisition by NASCAR of the outstanding shares of Company Common Stock that were not owned by NASCAR, affiliates of NASCAR or other related entities. In this capacity, representatives of Goldman Sachs prepared and delivered the Goldman Sachs Presentation to DBO, at the direction of the management of NASCAR, in conjunction with discussions between representatives of Goldman Sachs and DBO regarding the transactions contemplated by the Merger Agreement. Although Goldman Sachs generally acted as financial advisor to NASCAR, Goldman Sachs was not requested to provide, and it did not provide, to NASCAR, the Company, the holders of any class of securities, creditors or other constituencies of NASCAR or the Company, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Merger Consideration to NASCAR, any stockholder of Company Common Stock, or the holders of any other class of securities, creditors or other constituencies of NASCAR or the Company, (ii) any other valuation of NASCAR or the Company for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any advice as to the underlying decision by NASCAR to engage in the transactions contemplated by the Merger Agreement, or as to any other matter. Because Goldman Sachs was not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, it did not follow and was not required to follow all of the procedures in preparing the Goldman Sachs Presentation that they would ordinarily follow in connection with delivering a fairness opinion. The Goldman Sachs Presentation was provided solely to accompany its discussion with DBO regarding the transactions contemplated by the Merger Agreement and does not convey rights or remedies upon, the holders of any class of securities, creditors or other constituencies of NASCAR or the Company or any other person and should not be relied on as the basis for any other purpose or any investment decision.

In connection with the Goldman Sachs Presentation, Goldman Sachs reviewed, among other things, certain publicly available business and financial information concerning NASCAR and the Company and certain non-public information regarding the business and prospects of NASCAR prepared by or at the direction of the management of NASCAR, as approved for Goldman Sachs’ use by NASCAR. Neither the management of NASCAR nor the NASCAR Board gave any specific instructions nor imposed any limitations on Goldman Sachs with respect to Goldman Sachs’ preparation of the Goldman Sachs Presentation.

Goldman Sachs also held discussions with certain members of the management of NASCAR regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of NASCAR and the Company and considered such other factors, as Goldman Sachs deemed appropriate.

In preparing the Goldman Sachs Presentation and providing the analysis set forth in the Goldman Sachs Presentation, Goldman Sachs, with NASCAR’s consent, relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy, completeness and reasonableness of all industry, financial, legal, regulatory, tax, accounting and other information that was publicly available or obtained from data suppliers and other third parties or was furnished to or discussed with Goldman Sachs by NASCAR or otherwise reviewed by or for Goldman Sachs. No representation or warranty, express or implied, was made by Goldman Sachs in relation to the accuracy or completeness of the information presented in the Goldman Sachs Presentation or their suitability for any particular purpose. Goldman Sachs (i) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, other estimates and other forward-looking information or the assumptions upon which they are based and (ii) relied upon the assurances of the management of NASCAR that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, other estimates and other forward-looking information) incomplete, inaccurate or misleading. Goldman Sachs did not conduct and was not provided with any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of NASCAR, the Company or any other company or business, nor did Goldman Sachs evaluate the solvency of NASCAR, the Company or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters or the ability of NASCAR or the Company to pay their respective obligations when they come due. With respect to (i) the financial projections and any estimates or other forward-looking information provided by or discussed with NASCAR, (a) Goldman Sachs was advised by the management of NASCAR, and Goldman Sachs assumed, that such financial projections, estimates and other forward-looking information utilized in their analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of NASCAR as to the expected future performance of NASCAR and (b) Goldman Sachs assumed that such financial projections, estimates and other forward-looking information had been reviewed by the management of NASCAR with the understanding that such information would be used and relied upon by Goldman Sachs in connection with the preparation of the Goldman Sachs Presentation and the performance of the analyses set forth therein, and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Goldman Sachs from public sources, data suppliers and other third parties, Goldman Sachs assumed that such information was reasonable and reliable. Goldman Sachs expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and the management of NASCAR confirmed that Goldman Sachs could rely upon such analyses, projections, assumptions and forecasts when preparing the Goldman Sachs Presentation and in rendering the analysis set forth therein. Goldman Sachs is not a legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and the Goldman Sachs Presentation should not be construed as constituting advice with respect to such matters; accordingly, Goldman Sachs relied on the assessments made by the management of NASCAR and advisors to NASCAR with respect to such issues. The matters considered by Goldman Sachs in their financial analyses and reflected in the Goldman Sachs Presentation were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to Goldman Sachs as of the date of the Goldman Sachs Presentation. Many such conditions are beyond the control of NASCAR, the Company and Goldman Sachs. Accordingly, the analyses included in the Goldman Sachs Presentation are inherently subject to uncertainty, and neither of Goldman Sachs nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Goldman Sachs Presentation and that Goldman Sachs does not have any obligation to update, revise or reaffirm its financial analyses or the Goldman Sachs Presentation based on circumstances, developments or events occurring after the date of the Goldman Sachs Presentation. With respect to the financial analyses performed by Goldman Sachs in connection with Goldman Sachs Presentation: such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

The Goldman Sachs Presentation should not be viewed as, a recommendation with respect to any matter pertaining to the transactions contemplated by the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the Merger Consideration, were determined solely through negotiations between the parties to the Merger Agreement. The decision to delegate authority to the management of NASCAR to commence the transactions contemplated by the Merger Agreement was solely that of the NASCAR Board. The Goldman Sachs Presentation did not address the relative merits of the transactions contemplated by the Merger Agreement or any other transactions contemplated in connection with the transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by the NASCAR Board.

Goldman Sachs believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of these analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, any potential indications of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes. In preparing the Goldman Sachs Presentation, Goldman Sachs did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the analysis set forth in the Goldman Sachs Presentation. Rather, Goldman Sachs considered the totality of the factors and analyses performed in preparing the Goldman Sachs Presentation.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Goldman Sachs are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Goldman Sachs’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

Goldman Sachs did not recommend any specific Merger Consideration to the NASCAR Board or that any specific amount constituted the only appropriate Merger Consideration for the transactions contemplated by the Merger Agreement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NASCAR, the Company and any of their respective affiliates and third parties, including affiliates of the holders of Company Common Stock, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers.

In addition, affiliates of Goldman Sachs along with other financial institutions have entered into a Debt Commitment Letter (as defined below) with NASCAR to provide the Senior Securities Facilities (as defined below) in connection with the consummation of the transactions contemplated by the Merger Agreement. Upon consummation of the transactions contemplated by the Merger Agreement, one of more affiliates of Goldman Sachs expects to receive compensation pursuant to the terms of such Debt Commitment Letters.

During the two year period ended July 5, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by the Company, NASCAR or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs acted as financial advisor to NASCAR in connection with the Transactions contemplated by the Merger Agreement. Goldman Sachs may also in the future provide financial advisor and/or underwriting services to NASCAR, the Company, and any of their respective affiliates and third parties, including affiliates of the holders of Company Common Stock, for which the Investment Banking Division of Goldman Sachs may receive compensation. The NASCAR Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. Pursuant to a letter agreement, dated December 11, 2018, NASCAR engaged Goldman Sachs to act as its financial advisor in connection with its consideration of the acquisition by NASCAR of the outstanding shares of Company Common Stock that were not owned by NASCAR, affiliates of NASCAR or other related entities. The engagement letter between NASCAR and Goldman Sachs provides for a transaction fee of $20 million, plus a discretionary fee of up to $3 million to be determined in NASCAR’s sole discretion, all of which will become payable at the consummation of the transactions contemplated by the Merger Agreement. In addition, NASCAR has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Controlling Purchaser Group Members’ Purposes and Reasons for the Merger

Under the SEC rules governing “going-private” transactions, each Controlling Purchaser Group Member is required to express his, her or its purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each Controlling Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Controlling Purchaser Group Member should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Agreement Proposal.

For the Controlling Purchaser Group Members, a primary purpose for the Merger is to permit the Rollover France Family Group to acquire, indirectly through a newly formed holding company which will wholly-own Parent, all shares of Company Common Stock not owned by them so that the Company can be operated as a privately held company. The Controlling Purchaser Group Members believe that the current operating model for the Company and Parent is fragmented, which makes it challenging to attract and retain sponsors and to efficiently market to consumers in the highly competitive sports, media and entertainment landscape. The Controlling Purchaser Group Members believe a more unified strategic approach is important to the future growth of Parent and the Company, and both will be well served by bringing the two companies under one, privately-run operation. The Controlling Purchaser Group Members believe the alignment of operations will deliver more impactful long-term synergies for the Company’s business and create more opportunities for industry growth. The Controlling Purchaser Group Members also believe that as a private company the Company will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth rather than quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

An additional purpose of the Merger is to enable shareholders other than the Purchaser Group Members to immediately realize the value of their investment in the Company through their receipt of the Merger Consideration of $45.00 in cash, representing a premium of approximately 15.2% and 15.1% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before Parent’s proposal to acquire the Company was announced on November 9, 2018, and a premium of 2.0% and 2.9% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before the announcement of the Merger Agreement on May 22, 2019.

Accordingly, the Controlling Purchaser Group Members have decided to undertake the going-private transaction at this time for the reasons described above.

The Controlling Purchaser Group Members did not consider any form of transaction other than a merger because the Controlling Purchaser Group Members believe that structuring the transaction as a merger is the most direct, efficient and effective way for Parent to acquire all of the outstanding shares of the Company and combine Parent and the Company within one, privately-run operation. However, the Controlling Purchaser Group Members did consider alternative paths to accomplish the Merger. In 2017, Party A, a strategic investor, contacted Parent regarding a potential strategic transaction between the parties, which would have included, pursuant to a series of transactions, the acquisition of the Company by a successor to Parent that would be controlled by Parent’s shareholders and Party A. Parent and Party A conducted negotiations over several months before Party A determined in October 2018 not to proceed with the transaction. Additionally, after Parent’s proposal to acquire the Company was announced, Parent and the other Controlling Purchaser Group Members considered pursuing equity financing for a portion of the Merger Consideration, and conducted initial exploratory meetings with a limited number of potential equity financing sources. However, Parent and the other Controlling Purchaser Group Members decided, for business reasons, to instead pursue the debt financing as described herein.

Position of the Controlling Purchaser Group Members as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each Controlling Purchaser Group Member is required to express his, her or its beliefs as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each Controlling Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each Controlling Purchaser Group Member should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Agreement Proposal.

The Controlling Purchaser Group Members did not participate in the deliberations of the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisors as to, the substantive and procedural fairness of the Merger to the Company’s unaffiliated shareholders, nor did the Controlling Purchaser Group Members undertake any independent evaluation of the fairness of the Merger to the Company’s unaffiliated shareholders, or engage a financial advisor for such purposes. The Controlling Purchaser Group Members believe, however, that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders based on the following factors, among others:

•	the Merger Consideration of $45.00 per share in cash represents a premium of approximately 15.2% and 15.1% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before Parent’s proposal to acquire the Company was announced on November 9, 2018, and a premium of 2.0% and 2.9% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before the announcement of the Merger Agreement on May 22, 2019;
•	Brian Z. France will receive, despite his position as a director of the Company and member of the France Family Group, (i) the Merger Consideration to be received by the unaffiliated shareholders with respect to his shares of Company Common Stock, and (ii) pursuant to the BZF Restructuring Agreements (as defined below), an amount with respect to his indirect interests in Company Common Stock effectively equivalent to the Merger Consideration;
•	the belief that the value to unaffiliated shareholders of the Company continuing as an independent public company would not be as great as the Merger Consideration, due to the public market’s emphasis on short term results and the missed opportunities for the Company in the case it continued to operate independently of Parent;
•	the Merger will provide consideration to the Company’s shareholders entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration and allowing the Company’s shareholders to immediately realize a certain value for all of their shares of Company Common Stock, as a result of which the Company’s shareholders will no longer be exposed to the various risks and uncertainties related to continued ownership of the Company Common Stock, and will have the ability to pursue other investment alternatives;
•	the Merger Agreement allows the Board, acting upon the recommendation the Special Committee, to withdraw its recommendation of the Merger Agreement in favor of the Merger in response to a superior proposal or intervening event, subject to the Company paying Parent a termination fee of $78.0 million and, in certain cases, reimbursing Parent for up to $15.0 million of Merger related expenses;
•	the Board established a Special Committee of independent directors, consisting solely of directors who are not officers, employees or controlling shareholders of the Company and are not affiliated with the Purchaser Group Members, to evaluate the Purchaser Group Members’ proposal and negotiate with the Purchaser Group Members;
•	the Special Committee was deliberative in its process, taking over six months to determine whether the Merger was fair and reasonable to, and in the best interests of, the Company’s unaffiliated shareholders and to analyze, evaluate and negotiate the terms of the Merger;
•	neither the Purchaser Group Members, nor their affiliates, participated in or had any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;
•	the Special Committee retained independent, nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the Merger;
•	the $45.00 per share Merger Consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors and the Purchaser Group Members and their advisors;
•	the Special Committee unanimously determined that it is fair and reasonable to, and in the best interests of, the Company and the Public Shareholders to enter into the Merger Agreement, providing for the Merger and the other transactions contemplated thereby, in each case, in accordance with the FBCA;

•	the Board, based in part on the unanimous recommendation of the Special Committee, unanimously (a) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined that it is fair and reasonable to, and in the best interests of, the Company and Public Shareholders that the Company enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (c) directed that the Merger Agreement be submitted for approval by the Company’s shareholders and (d) resolved to recommend to the Company’s shareholders that they approve the Merger Agreement Proposal;
•	the fact that the Special Committee received an opinion, dated May 22, 2019, from its financial advisor as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Company unaffiliated shares pursuant to the Merger Agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken;
•	the Merger is conditioned upon obtaining the Public Shareholder Vote; and
•	shareholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under the FBCA.

In the course of reaching their determination as to the fairness of the Merger to the Company’s unaffiliated shareholders, the Controlling Purchaser Group Members also considered a variety of risks and other countervailing factors related to the Merger Agreement and Merger, including the following:

•	the fact that the Company’s unaffiliated shareholders will have no ongoing equity participation in the Company following the Merger and that those unaffiliated shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the Company Common Stock;
•	the risk that the Merger might not be completed in a timely manner or at all;
•	the risk, if the Merger is not consummated, that the pendency of the Merger could affect adversely the relationship of the Company and its subsidiaries with their respective customers, employers, suppliers, agents and others with whom they have business dealings;
•	the fact that the Merger Agreement provides that, during the period from the date of the Merger Agreement until the effective time of the Merger, the Company is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to third parties and to engage in negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions;
•	the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the Merger is consummated; and
•	the fact that the receipt of the Merger Consideration in exchange for Company Common Stock pursuant to the Merger generally will be taxable to U.S. Holders (as defined below in “Special Factors – Material U.S. Federal Income Tax Consequences of the Merger”) of Company Common Stock.

The Controlling Purchaser Group Members did not conduct a going-concern valuation of the Company Common Stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated shareholders because the Controlling Purchaser Group Members believe that the trading price of the Company Common Stock at any given time represents the best available indicator of the Company’s going-concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, the Controlling Purchaser Group Members did not consider the net book value of the Company Common Stock for the purposes of determining the fairness of the Merger Consideration to the unaffiliated shareholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the Company’s market value, but rather is an indicator of historical costs.

Moreover, the Controlling Purchaser Group Members did not consider liquidation value in determining the fairness of the Merger Consideration to the unaffiliated shareholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company is expected to continue to operate its business following the Merger.

In making their determination as to the substantive fairness of the Merger to the unaffiliated shareholders, the Controlling Purchaser Group Members did not consider the prices paid by the Company or certain members of the France Family Group for past purchases of the Common Stock since such purchases were made at then-current trading prices of the Company Common Stock and do not reflect the Company’s present market value.

In making their determination as to the substantive fairness of the Merger to the unaffiliated shareholders, the Controlling Purchaser Group Members were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion of the information and factors considered and given weight by the Controlling Purchaser Group Members in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by the Controlling Purchaser Group Members. The Controlling Purchaser Group Members did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the Merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Plans for the Company After the Merger

It is expected that the Company’s operations will be conducted after the Merger substantially as they currently are being conducted, except that the Company will be a wholly owned subsidiary of Parent.

The directors of Merger Sub will be the directors of the Company immediately following the Merger. The Controlling Purchaser Group Members intend that, upon consummation of the Merger, the officers of the Company will remain in their positions.

As of the date of this proxy statement, other than the Merger, the Controlling Purchaser Group Members have no current plans, proposals or negotiations which would relate to or result in an extraordinary transaction involving the Company’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness (other than intercompany indebtedness to Parent in connection with the Merger and the debt financing described herein). Following the Merger, the Controlling Purchaser Group Members plan to evaluate and review the Company’s business and operations and initiate a review of new plans and proposals which they consider to be in the best interests of the Company, including engaging in acquisitions of new businesses or assets, dispositions of existing businesses or assets, the movement of businesses or assets within Parent’s organizational structure, the alteration of the mix of assets held by the Company or any of the types of extraordinary transactions described above.

Certain Effects of the Merger

If the Merger Agreement is approved by the Required Shareholder Vote and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Florida law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Prior to the effective time of the Merger, 231,925 shares of Class A Common Stock (which number includes restricted shares of Class A Common Stock and is subject to adjustment to reflect new grants of restricted shares of Class A Common Stock and shares of Company Common Stock withheld in respect of applicable withholding taxes and other deductions upon vesting) (the “Class A Rollover Shares”) and 14,794,029.50 shares of Class B Common Stock (the “Class B Rollover Shares,” and together with the Class A Rollover Shares, the “Rollover Shares”) held by the Rollover Shareholders will be transferred, directly or indirectly, to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)) (see “Agreements Involving Common Stock – Rollover Commitment Letter.”).

Upon consummation of the Merger:

•	each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Parent and Merger Sub (including the Rollover Shares), shares owned by the Company as treasury stock and Dissenting Shares will be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist; and
•	each Company Option with respect to shares of Company Common Stock that is outstanding as of immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, and (b) the total number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Option immediately prior to the effective time of the Merger, and each Company Restricted Share that is outstanding as of immediately prior to the effective time of the Merger and is not held by a Rollover Shareholder, whether or not vested, will fully vest and the holder thereof will receive the Merger Consideration for each Company Restricted Share.

Following the Merger, the entire equity in the surviving corporation will indirectly be owned by the Rollover France Family Group. If the Merger is completed, the Rollover France Family Group will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, the Rollover France Family Group will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger and the operational and other risks related to the incurrence by the surviving corporation of additional debt as described below under “Special Factors – Financing.”

If the Merger is completed, the Company’s unaffiliated shareholders (other than the Other Purchaser Group Members) will have no interest in the Company’s net book value or net earnings. As of May 31, 2019, the Controlling Purchaser Group Members collectively owned 12,993,806 shares of Company Common Stock, or 29.88% of the outstanding shares of Company Common Stock, which represented an approximately $488.9 million interest in the Company’s net book value as of November 30, 2018, and an approximately $76.3 million interest in the Company’s net income for the fiscal year ended November 30, 2018. Following the consummation of the Merger, the Controlling Purchaser Group Members will indirectly own 74.95% of the equity interests in the surviving corporation, which would have represented an approximate $1,226.2 million interest in the Company’s net book value as of November 30, 2018 and net income of $191.3 million for the fiscal year ended November 30, 2018. Additionally, as of May 31, 2019, the Other Purchaser Group Members collectively owned 4,163,983 shares of Company Common Stock, or 9.58% of the outstanding shares of Company Common Stock, which represented an approximately $156.7 million interest in the Company’s net book value as of November 30, 2018, and an approximately $24.4 million interest in the Company’s net income for the fiscal year ended November 30, 2018. Following the consummation of the Merger, the Other Purchaser Group Members will indirectly own 25.05% of the equity interests in the surviving corporation, which would have represented an approximate $409.7 million interest in the Company’s net book value as of November 30, 2018 and net income of $63.9 million for the fiscal year ended November 30, 2018. None of the Other Purchaser Group Members individually owns 5% or more of the outstanding shares of Company Common Stock or will indirectly own through Parent 5% or more of the equity interests in the surviving corporation.

A primary benefit of the Merger to the Company’s shareholders (other than Purchaser Group Members) will be the right of such shareholders to receive the Merger Consideration as described above, representing a premium of approximately 15.2% and 15.1% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before Parent’s proposal to acquire the Company was announced on November 9, 2018, and a premium of 2.0% and 2.9% over the last trading price for the Class A Common Stock and Class B Common Stock, respectively, before the announcement of the Merger Agreement on May 22, 2019. Additionally, such shareholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value, and the risks related to the Company’s additional leverage.

The primary detriments of the Merger to such shareholders include the lack of interest of such shareholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our shareholders who surrender shares of the Company Common Stock in the Merger.

In connection with the Merger, the Rollover France Family Group will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s shareholders generally. The primary benefits of the Merger to the Rollover France Family Group, based on their indirect ownership of all the equity interests in Parent after transfer of the Rollover Shares, include their indirect interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, the Company will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Company Common Stock face as a result of the provisions of Section 16 of the Exchange Act. It is estimated that the Company will save approximately $1.5 million per year as a result of no longer being a public company. Additionally, following the Merger, James C. France and Lesa France Kennedy will retain their respective positions within the surviving corporation, and the directors of Merger Sub will be directors of the surviving corporation. Additional anticipated benefits to the Rollover France Family Shareholders include receiving tax-deferred treatment with respect to the transfer of Rollover Shares, directly or indirectly (including through transfers of the assets or equity of certain Rollover Shareholders), to Parent or to a new holding corporation that will be the indirect parent company of Parent (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent) in accordance with the Rollover Commitment Letter discussed under “Agreements Involving Common Stock – Rollover Commitment Letter.”

The primary detriments of the Merger to the Rollover France Family Group include the fact that all of the risk of any possible decrease in the Company’s earnings, growth or value, and all of the risks related to the Company’s additional leverage, following the Merger will be borne by Parent. Additionally, the investment by the Rollover France Family Group in the new holding company that will wholly own Parent and the Company will not be liquid, with no public trading market for such securities, and the equity securities of such holding company will be subject to contractual restrictions on transfer.

In connection with the Merger, certain members of the Company’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s shareholders generally, as described in more detail under “Special Factors – Interests of the Company’s Directors and Executive Officers in the Merger.” Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

The shares of Class A Common Stock are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “ISCA.” The shares of Class B Common Stock are currently registered under the Exchange Act and are quoted on the OTC under the symbol “ISCB.” As a result of the Merger, the Company will be a privately held corporation and there will be no public market for its shares. After the Merger, the shares of Class A Common Stock will cease to be listed on Nasdaq, the shares of Class B Common Stock will cease to be quoted on the OTC and price quotations with respect to sales of shares of Company Common Stock in the public market will no longer be available. In addition, registration of the Company Common Stock under the Exchange Act will be terminated.

At the effective time of the Merger, the articles of incorporation and bylaws of the Company will be amended and restated to read as set forth in Exhibits B and C, respectively, to the Merger Agreement, and, as so amended and restated, will be the articles of incorporation and bylaws of the Company following the Merger until thereafter amended in accordance with their respective terms and the FBCA.

Alternatives to the Merger

As noted above, in response to the proposed offer from Parent, the Special Committee evaluated potential strategic alternatives, including a potential sale of the Company, with the assistance of the Company’s senior management and advisors. The Special Committee considered the risks and potential likelihood of achieving greater value for the Company’s public shareholders by pursuing strategic alternatives to the Merger, including continuing as an independent public company and pursuing the Company’s management plan, relative to the benefits of the Merger. In this regard, the Special Committee took into account that the France Family Group had an effective veto over any alternative extraordinary transaction and that Parent stated in its initial proposal on November 9, 2018 that it and its affiliates would like to re-invest in the sport and industry and would not vote for any alternative sale, merger or other extraordinary corporate transaction involving the Company. The Special Committee also considered the fact that since the public announcement of the initial Parent proposal on November 9, 2018, none of the Company, the Special Committee or any of the Special Committee’s legal and financial advisors received any inbound inquiries from third parties related to potential alternative acquisition proposals. For more information on the process behind the Special Committee’s determination, see “Special Factors – Background of the Merger” and “Special Factors – Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger.” As discussed above under “Special Factors – Background of the Merger,” Parent has made the only firm offer to acquire the Company that the Company received during the past two years.

Projected Financial Information

Other than its ordinary course guidance to investors in respect of the current fiscal year, the Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as further described in “Special Factors — Background of the Merger,” financial projections prepared by management of the Company were made available to the Special Committee and the Special Committee’s advisors in connection with their evaluation of Parent’s proposal. These financial projections are being included in this proxy statement to give shareholders access to this information, but not to influence their decision whether to vote for or against the approval of the Merger Agreement or any other proposal at the special meeting. By including the projections in this proxy statement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the projections.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. The financial projections are forward-looking statements that should be read with caution, and there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected. In addition, since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year, including the years 2025-2030, at which time the Broadcast Agreement will have expired and a new broadcast agreement is assumed to have been negotiated. The financial projections also reflect assumptions as to certain business matters that are subject to change and/or beyond the Company’s control. See “Cautionary Statement Concerning Forward-Looking Information,” as well as the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2018, which is incorporated by reference into this proxy statement.

The financial projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, the Company does not intend to update or otherwise revise the financial projections, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Set forth below is a summary of the financial projections that the Special Committee and its advisors considered in their evaluation of the Merger.

As part of its annual financial planning process, the Company prepares management projections and budgets for its upcoming fiscal year and multi-year treasury models, which the Company then updates from time to time. In this capacity, the Company had prepared, and subsequently made available to the Special Committee and its advisors, a set of management projections as part of its annual budget forecast, dated as of November 30, 2018, which included projected financials for fiscal years 2019 through 2030 (the “Original Summary Financial Projections”), covering the remainder of the period of the Broadcast Agreement and an additional six years subsequent.

Management of the Company subsequently updated the Original Summary Financial Projections based on the Company’s actual results for the first quarter of fiscal year 2019 (the “Revised Summary Financial Projections”). The Revised Summary Financial Projections were provided to the Special Committee and its advisors in March 2019 in connection with their ongoing evaluation and negotiation of the Parent proposal. Both models were also provided to Parent and its advisors.

Original Summary Financial Projections
($ in millions, except per share data)

	Projections Through Current Broadcast Agreement						Projections Through Potential New Broadcast Agreement
	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$705.9	$729.0	$746.4	$764.4	$776.8	$797.9	$668.3	$680.5	$694.7	$709.1	$726.0	$743.0
Adj. EBITDA(1)	249.4	259.9	266.5	273.3	276.7	284.9	222.7	227.9	234.0	240.3	247.7	255.2
Diluted EPS	2.17	2.45	2.64	2.77	2.92	3.12	1.98	2.13	2.30	2.48	2.68	2.93
(1)	Defined as GAAP operating income, plus depreciation, amortization, impairment/losses or retirement of long-lived assets, certain other non-GAAP adjustments, and early distributions from equity investments.

Revised Summary Financial Projections
($ in millions, except per share data)

	Projections Through Current Broadcast Agreement						Projections Through Potential New Broadcast Agreement
	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue	$688.9	$711.9	$729.1	$747.0	$766.8	$787.8	$658.0	$670.2	$684.3	$698.6	$715.5	$732.4
Adj. EBITDA	241.8	250.4	256.9	263.6	268.6	276.6	214.3	219.4	225.4	231.6	238.9	246.2
Diluted EPS	2.01	2.26	2.44	2.57	2.75	2.93	1.80	1.95	2.12	2.29	2.48	2.73
Unlevered Free Cash Flow(1)	80.1	113.7	128.6	112.0	113.9	115.5	64.7	65.6	68.3	72.7	80.2	86.9
(1)	For a discussion of the calculation of Unlevered Free Cash Flow, see “Opinion of Financial Advisor to the Special Committee – Illustrative Discounted Cash Flow Analysis.”

In early April 2019, Company management made additional updates to the financial projections for the 2019 fiscal year based on the most recently available information at that time. The updated 2019 financial projections (“2019E Financial Projections – April”) were presented to the Board on April 10, 2019. Tables summarizing the projections provided to the Board in February and the 2019E Financial Projections — April are set forth below.

2019E Financial Projections – February
($ in millions, except per share data)

	2019E Forecast		2019E
	Low	High	Budget	Street	2018A
Revenues	$685.0	$705.0	$705.9	$699.5	$675.0

EPS-Normalized	1.85	2.15	2.17	1.99	1.85

Adj. EBITDA	230.0	250.0	251.1	243.0	231.4

2019E Financial Projections – April
($ in millions, except per share data)

	2019E Forecast		2019E
	Low	High	Budget	Street	2018A
Revenues	$676.8	$688.9	$705.9	$696.7	$675.0

EPS-Normalized	1.85	2.01	2.17	2.00	1.85

Adj. EBITDA	232.0	241.6	249.4		231.4

In addition to the financial projections, Company management also provided, as part of the Company’s materials for the Board, Broadcast EBITDA Scenario Forecasts, which were provided as of the third quarter of fiscal year 2018 are used for long-term capital allocation planning and show three potential scenarios for the Broadcast Agreement renewal. The three scenarios that were presented, as set forth in the following table, are:

•	Baseline: Renewed at the same annual average of the Broadcast Agreement with a three percent compound annual growth rate.
•	Downside: Renewed at 25% less than the current annual average of the Broadcast Agreement with a three percent compound annual growth rate.
•	Upside: Renewed at 40% greater than the current annual average of the Broadcast Agreement with a three percent compound annual growth rate.

Broadcast EBITDA Scenario Forecasts
($ in millions)

	2025E	2026E	2027E	2028E	2029E	2030E
Revenue
Baseline	$315.6	$324.1	$335.9	$347.9	$362.3	$376.9
Downside	236.7	243.1	252.0	260.9	271.7	282.7
Upside	459.2	472.3	485.8	499.7	513.9	528.6
Adj. EBIDTA
Baseline	$227.9	$234.1	$242.6	$251.3	$261.7	$272.2
Downside	171.0	175.6	182.0	188.4	196.2	204.1
Upside	331.7	341.1	350.9	360.9	371.2	381.8

Company management used the Baseline scenario assumptions in the Original Summary Financial Projections, the Revised Summary Financial Projections, and the 2019E Financial Projections – April. Company management did not prepare complete financial statements and forecasts for the Downside and Upside scenarios.

The Revised Summary Financial Projections, together with the 2019E Financial Projections – April, were utilized by DBO, at the direction of the Special Committee, in performing its financial analysis in connection with its opinion rendered to the Special Committee on May 22, 2019 as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the Public Shareholders pursuant to the Merger Agreement.

For additional information on the Company’s actual results for fiscal year 2018, which were reported on January 25, 2019, and first quarter 2019, which were reported on April 4, 2019, see “Important Information Regarding International Speedway Corporation – Historical Selected Financial Information” and “Where You Can Find Additional Information”.

Financing

Parent has obtained a debt financing commitment for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, including the Rollover Shares and cash on hand at the closing, are expected to be sufficient, assuming such financing commitments are funded in accordance with their terms, to consummate the Merger and the other transactions contemplated by the Merger Agreement, including the payment by Parent of the per share Merger Consideration and all related fees and expenses. The obligations of Parent and Merger Sub to consummate the Merger under the Merger Agreement are not subject to a financing condition. However, the Company is only permitted to specifically enforce Parent’s obligation to close the Merger and pay the Merger Consideration in the event that Parent’s debt financing has been funded or will be funded at the closing of the Merger; in the event that Parent fails to obtain its debt financing by the Outside Date, the Company would be permitted to terminate the Merger Agreement due to such financing failure, in which event Parent would be required to pay the Company a termination fee of $117.0 million , subject to certain terms and conditions.

Debt Financing

In connection with Parent’s entry into the Merger Agreement, Parent received a debt commitment letter, referred to as the “Debt Commitment Letter,” dated May 22, 2019, from Goldman Sachs Bank USA, Bank of America, N.A., BofA Securities, Inc., PNC Bank, National Association and PNC Capital Markets LLC, referred to, together, as the “Debt Commitment Parties.” The Debt Commitment Letter provides an aggregate of $1,650.0 million in debt financing to Parent, consisting of a $1,500.0 million senior secured term loan facility, and a $150.0 million senior secured revolving credit facility (up to $25.0 million (plus certain other amounts agreed between Parent the Debt Commitment Parties) of which may be used for the Merger), referred to, together, as the “Senior Secured Facilities.”

The Debt Commitment Parties may invite other financial institutions to participate in the debt financing described in the Debt Commitment Letter and to undertake a portion of the commitments to provide such debt financing.

Interest under the Senior Secured Facilities is expected to be payable, at the option of borrower, either at LIBOR plus an applicable margin rate expected to be no more than 3.25% or at a base rate (based on the higher of the prime rate (as published by The Wall Street Journal), the Federal Funds rate plus 0.50% and LIBOR for an interest period of 1 month plus 1.00%) plus an applicable margin rate expected to be no more than 2.25%. Interest at the base rate shall be payable quarterly. Interest at the LIBOR rate will be payable at the end of each interest period set forth in the credit agreement (but at least every three months).

The borrower under the Senior Secured Facilities will be Parent. The Senior Secured Facilities will be guaranteed on a joint and several basis by the immediate parent of Parent, and substantially all of the existing and future direct and indirect domestic subsidiaries of Parent (which will include, after the Merger, substantially all of the existing and future direct and indirect domestic subsidiaries of the Company) (collectively, the “Guarantors”). The Senior Secured Facilities will be secured by substantially all of the personal property of Parent and the Guarantors and certain real property of Parent and the Guarantors.

The Senior Secured Facilities are subject to certain closing conditions, including, without limitation:

•	the execution and delivery of definitive documentation with respect to the Senior Secured Facilities consistent with the Debt Commitment Letter;
•	the consummation of the Merger (without waiver or amendment thereof or any consent thereunder materially adverse to the Debt Commitment Parties, unless consented to by the Debt Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned)) substantially concurrently with the initial borrowing under the Senior Secured Facilities;

•	the delivery of certain customary closing documents (including, among others, legal opinions, certificates and customary lien searches), documentation required under anti-money laundering laws and the taking of certain actions necessary to establish and perfect a security interest in certain items of collateral;
•	the delivery of certain financial information with respect to the Company and Parent; and
•	the payment of applicable fees and expenses.

The final termination date for the Debt Commitment Letter is the earliest of (a) the date on which the Merger is consummated (with or without the Senior Secured Facilities), (b) the date on which the Merger Agreement is validly terminated in accordance with its terms and (c) February 27, 2020.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing (as defined in the Merger Agreement) on the terms and conditions described in the Financing Commitments (as defined in the Merger Agreement) and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitments without the prior written consent of the Company (such consent not to be unreasonably withheld) if such proposed amendment, modification or waiver (a) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Financing such that the aggregate funds that would be available to Parent on the date of the closing of the Merger, together with other immediately available financial resources of Parent, would not be sufficient to pay the Merger Consideration (as defined in the Merger Agreement), (b) imposes, or could reasonably be expected to impose, new or additional conditions or contingencies to the receipt of the Financing or otherwise expands, amends or modifies any other material provision of any Financing Commitment, (c) could reasonably be expected to delay, prevent or adversely impact, or could reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, the funding of the Financing (or satisfaction of the conditions to the Financing) at the time that the closing of the Merger is required to occur pursuant to the terms of the Merger Agreement, (d) could reasonably be expected to prevent or adversely impact or delay, or could reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by the Merger Agreement on the date upon which the closing of the Merger is required to occur pursuant to the terms of the Merger Agreement, or (e) adversely affect the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Commitment Letter.

The foregoing description of the Debt Financing is qualified in its entirely by the full text of the Debt Commitment Letter, a copy of which is filed as Exhibit (b) to Schedule 13E-3, filed by the Company and the Controlling Purchaser Group Members on July 5, 2019, and is incorporated herein by reference.

Rollover Financing

On May 22, 2019, the Rollover Shareholders entered into the Rollover Commitment Letter, pursuant to which the Rollover Shareholders collectively committed to cause to be transferred, directly and indirectly, prior to the consummation of the Merger, an aggregate amount of 231,925 shares of Class A Common Stock (which number includes restricted shares of Class A Common Stock and is subject to adjustment to reflect new grants of restricted shares of Class A Common Stock and shares of Company Common Stock withheld in respect of applicable withholding taxes and other deductions upon vesting) and 14,794,029.50 shares of Class B Common Stock to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)) (the equivalent of a $676.0 million investment based on the $45.00 per share Merger Consideration). The Company is not a party to the Rollover Commitment Letter.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Special Committee and of the Board that you vote to approve the Merger Agreement, you should be aware that, aside from their interests as shareholders of the Company, the

Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other shareholders of the Company generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of the Company that the Merger Agreement be approved. See “Background of the Merger,” and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger.”

The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Agreement Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

James C. France and Lesa France Kennedy

As of the closing of the Merger, the Company will be owned by Parent. James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer), along with the other members of the Rollover France Family Group, will own, indirectly through a new holding company, all of the equity interests in Parent. For a description of the treatment of the Company Common Stock beneficially owned by James C. France, Lesa France Kennedy and the other Purchaser Group Members in the Merger and a discussion of their continuing interest in the Company, see “Certain Effects of the Merger.”

Company Restricted Shares

At the effective time of the Merger, each Company Restricted Share that is outstanding as of immediately prior to the effective time of the Merger and is not held by a Rollover Shareholder, whether or not vested, will fully vest and the holder thereof will receive the Merger Consideration for each Company Restricted Share, and Company Restricted Shares held by the Rollover Shareholders will fully vest and, subject to reduction for shares of Company Common Stock withheld in respect of applicable withholding taxes and other deductions, be transferred to Parent or a related entity pursuant to the Rollover Commitment Letter and the Merger Agreement.

Company Options

At the effective time of the Merger, each Company Option that is outstanding as of immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, and (b) the total number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Option immediately prior to the effective time of the Merger. None of the Company’s executive officers or directors hold unvested Company Options as of the date hereof.

Non- Employee Directors

Non-employee directors of the Company have been granted Company Restricted Shares and Company Options pursuant to the Company’s long-term incentive plans. As described below under “The Merger Agreement—Treatment of Company Equity Awards,” at the effective time of the Merger, all unvested Company Restricted Shares that are not held by a Rollover Shareholder and Company Options will vest and the holder thereof will receive the Merger Consideration in exchange for each underlying award (less the applicable exercise price in the case of Company Options).

The following table provides information for each of the Company’s non-employee directors regarding the aggregate number of Company Restricted Shares that have not vested and Company Options that would be outstanding and exchanged for Merger Consideration assuming that the Merger closed on May 31, 2019.

Name	Aggregate Option Awards Outstanding	Number of Shares of Restricted Stock That Have Not Vested (#)	Payment Upon a Merger(2)
Larry Aiello, Jr.(1)	—	672	$30,240
J. Hyatt Brown(1)	—	672	$30,240
Brian Z. France(1)	8,542	672	$195,559
William P. Graves(1)	—	672	$30,240
Sonia M. Green(1)	—	672	$30,240
Christy F. Harris(1)	—	672	$30,240
Morteza Hosseini-Kargar(1)	—	672	$30,240
Larree M. Renda(1)	—	672	$30,240
Larry Woodard(1)	—	672	$30,240
(1)	Stock and Option Awards were granted pursuant to the Company’s 2017 Long-Term Incentive Plan and its predecessor plan. A copy of the Company’s long-term incentive plans are on file with the SEC in connection with the Company’s Form S-8 registration statements, filed with the SEC on February 11, 2010 and October 10, 2017.
(2)	Amounts are calculated by multiplying (a) the Merger Consideration, $45.00 per share, times (b) the number of shares of restricted stock of the Company held by each of the executive officers of the Company as of May 31, 2019, the assumed closing date of the Merger.

For additional information about beneficial ownership of Company Common Stock by the Company’s directors and executive officers, see “Important Information Regarding International Speedway Corporation – Security Ownership of Management and Certain Beneficial Owners.”

Executive Officers of the Company

If the Merger is completed, the Company’s executive officers, as of the effective time of the Merger, will become the initial executive officers of the surviving corporation.

None of the Company’s executive officers have employment or change-of-control agreements or pre-negotiated severance agreements. The Company’s executive officers serve at the will of the Board, which enables the Company to terminate an executive’s employment with discretion concerning the terms of any severance arrangement.

Information for each of the Company’s named executive officers regarding the amounts payable in respect of the aggregate number of Company Restricted Shares that will vest as a result of the Merger assuming that the Merger closed on May 31, 2019 are described below under “Golden Parachute Compensation.” We estimate the aggregate amount that would be payable to the Company’s executive officers who are not named executive officers (and also not Rollover Shareholders) as a result of the full vesting and settlement of outstanding Company Restricted Shares as of May 31, 2019 is approximately 223,933 Company Restricted Shares at a value of approximately $10,076,985. The Company’s executive officers who are not named executive officers hold approximately 18,454 unvested Company Restricted Shares that are Rollover Shares, which will vest and be contributed to Parent in accordance with the Rollover Commitment Letter, provided that a portion of such Rollover Shares may be withheld upon vesting in respect of applicable withholding taxes and other applicable deductions. Executive officers who are Rollover Shareholders will not be entitled to any payment in respect of such Rollover Shares. For a discussion of the Rollover Shareholders’ continuing interest in the Company, see “Special Factors – Certain Effects of the Merger.”

None of the Company’s executive officers hold Company Options as of the date hereof.

For additional information about beneficial ownership of Company Common Stock by the Company’s directors and executive officers, see “Important Information Regarding International Speedway Corporation – Security Ownership of Management and Certain Beneficial Owners.”

2019 Long Term Incentive and Bonus Opportunities

The Company has previously made available to its executive officers the opportunity to earn long-term equity incentives and bonuses based on the Company’s performance in fiscal year 2019 as well as the executive’s individual performance. These long- term incentives and bonus opportunities will be maintained for the executives by the surviving corporation, subject to the executive’s continued employment with the surviving corporation. The surviving corporation will determine payment of these amounts based on the Company’s actual performance during fiscal year 2019 determined in accordance with the Company’s past practices. Any restricted share award opportunities previously made available to the executives may be converted into the opportunity to receive cash awards with an equivalent value based on the Merger Consideration and such cash awards will vest and become payable on May 1, 2020. We estimate that the total amount that would be payable to the Company’s executive officers who are not named executive officers for fiscal year 2019, assuming it was determined that each executive officer was entitled to receive 100% of their opportunity, would be $996,240 in respect of the 2019 long-term incentive award opportunity and $722,336 in respect of the 2019 annual bonus opportunity.

The following chart sets forth the 2019 long-term incentive award opportunity and 2019 annual bonus opportunity for each of the Company’s named executive officers, assuming it was determined that each executive officer was entitled to receive 100% of their opportunity.

Name	2019 Long-Term Incentive Award Opportunity ($)	2019 Annual Bonus Opportunity
Lesa France Kennedy	$393,672	$448,556
Gregory S. Motto	$155,271	$129,780
John R. Saunders	$267,799	$349,275
Joel S. Chitwood	$192,967	$209,065
Daryl Q. Wolfe	$155,271	$152,483

Indemnification / Insurance

The Company’s articles of incorporation provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies for at least six years following the Merger. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement – Other Covenants and Agreements – Indemnification of Directors and Officers; Insurance.”

Compensation of the Special Committee

The Special Committee consists of four independent members of the Board, J. Hyatt Brown, Larry Aiello, Jr., Larree Renda and William Graves. At a meeting of the Board held on November 9, 2018, the Board unanimously adopted resolutions providing that each member of the Special Committee would receive compensation of $1,500 per Special Committee meeting for the duration of such member’s service on the Special Committee. These fees are not dependent on the closing of the Merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the Merger.

In recommending and approving the compensation structure, the Board considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed. The Board considered the nature and scope of the proposed transaction and the time expected to be required by the Special Committee member and chair. The Board also considered the advantages and disadvantages of alternative arrangements, including retainers, and determined that the fee structure chosen was consistent with the precedent for comparable transactions that it reviewed with counsel.

Quantification of Potential Payments

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers in connection with the Merger, see the section entitled “ – Golden Parachute Compensation” below.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the Merger. The only potential payments that any of the Company’s named executive officers are entitled to receive in connection with the Merger, regardless of whether such named executive officers are terminated in connection with the Merger, are related to such named executive officers’ Company Restricted Shares.

Under the Company’s applicable equity incentive plans, all of the unvested Company Restricted Shares will vest for each participant upon the closing of the Merger. The vesting and payment of the Company Restricted Shares described below are considered to be “single-trigger” payments, which means that they become payable upon the occurrence of the Merger.

Name	Number of Shares of Restricted Stock That Have Not Vested (#)		Payment upon a Merger(3) ($)
Lesa France Kennedy(1)	43,448	(2)	$—	(2)
Gregory S. Motto(1)	8,926		$401,670
John R. Saunders(1)	27,680		$1,245,600
Joel S. Chitwood(1)	17,916		$806,220
Daryl Q. Wolfe(1)	15,589		$701,505
(1)	Participants are entitled to accelerated vesting in connection with the closing of the Merger pursuant to the 2017 Long-Term Incentive Plan and its predecessor plan. A copy of the Company’s long-term incentive plans are on file with the SEC in connection with the Company’s Form S-8 registration statements, filed with the SEC on February 11, 2010 and October 10, 2017.
(2)	All of Ms. Kennedy’s unvested Company Restricted Shares are Rollover Shares that will vest and be contributed to Parent in accordance with the Rollover Shareholders Agreement, provided that a portion of which may be withheld upon vesting in respect of applicable withholding taxes and other applicable deductions. Ms. Kennedy will not be entitled to any Merger Consideration in respect of such Rollover Shares. For a discussion of Ms. Kennedy’s continuing interest in the Company, see “Special Factors – Certain Effects of the Merger.”
(3)	Amounts are calculated by multiplying (a) the Merger Consideration, $45.00 per share, times (b) the number of Company Restricted Shares held by each of the Company’s named executive officers as of May 31, 2019, the assumed closing date of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock, other than Rollover Shareholders, whose shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to holders of shares of Company Common Stock who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, controlled foreign corporations or passive foreign investment companies, holders who own or have owned (directly, indirectly or constructively) 5% or more of Class A Common Stock or Class B Common Stock (by vote or value), persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders who hold shares of Company Common Stock as part of a straddle, constructive sale, or conversion transaction, holders who will own, through the application of certain constructive ownership rules, an equity interest in the surviving corporation, and holders who acquired their shares of Company Common Stock through the exercise of employee stock options or other compensation arrangements).

Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, tax imposed under the Foreign Account Tax Compliance Act, or the alternative minimum tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company Common Stock, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Company Common Stock, other than a Rollover Shareholder, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust (i) if the administration over such trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Company Common Stock that is not (i) a Rollover Shareholder, (ii) a partnership or other entity treated as a partnership for U.S. federal income tax purposes, or (iii) a U.S. Holder.

Holders of Company Common Stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders. The receipt of cash by U.S. Holders in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of Company Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such shares of Company Common Stock.

Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of Company Common Stock pursuant to the Merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its shares of common stock is more than one year on the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Company Common Stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Common Stock.

Consequences to Non-U.S. Holders. Subject to the discussion below in “—Information Reporting and Backup Withholding,” a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized from the Merger unless:

•	such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States); or
•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and certain other conditions are satisfied.

A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for Company Common Stock in the Merger. A non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, attributable to the gain realized upon the exchange of shares of Company Common Stock in the Merger.

Gain recognized with respect to shares of Company Common Stock surrendered in the Merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty), which may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

Information Reporting and Backup Withholding. Payments made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should timely complete and return an IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding and information reporting if the non-U.S. Holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company Common Stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Regulatory Approvals

HSR

Under the HSR Act and the rules and regulations promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement each file notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period.

The HSR waiting period expired on July 3, 2019.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the Federal Trade Commission, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. The parties do not believe that the Merger violates U.S. antitrust law, and do not believe that an antitrust challenge is likely, or, if such a challenge is made, that it would be successful.

Federal Communications Commission

Pursuant to Federal Communications Commission (“FCC”) regulations implementing Section 310(d) of the Communications Act of 1934, as amended (the “Communications Act”), an entity holding private radio licenses for internal communications purposes generally must obtain the prior approval of the FCC before the direct or indirect ownership or control of the licensee changes materially. The Company or certain of its subsidiaries hold certain FCC licenses for private, internal land mobile radio communications (and in one case for satellite-delivered communications) that are not material to the business of the Company and its subsidiaries, taken as a whole. FCC consent to the ownership changes of the Company (and of such licenses) contemplated by the Merger prior to the closing will be required under the Communications Act. The Company anticipates that it will be able to obtain any required FCC approvals. Once the FCC has consented to the ownership changes, the Company has 180 days to consummate the ownership changes. If the Merger does not close within 180 days of receiving FCC consent, the Company can request an extension of time to consummate the transaction. The FCC routinely grants extension requests of this nature. The Merger is not conditioned upon obtaining any FCC license or consent.

Fees and Expenses

Except as described under “The Merger Agreement – Termination Fees and Expense Reimbursement; Limitation on Liability,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except that the Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Description	Amount (in thousands)
Financial advisors fee and expenses	$	[•]
Legal fees and expenses	$	[•]
Accounting fees and expenses	$	[•]
SEC filing fee	$	[•]
Printing, proxy solicitation, filing fees and mailing costs	$	[•]
Miscellaneous	$	[•]
Total fees and expenses	$	[•]

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with generally accepted accounting principles (“GAAP”). The Company is currently researching whether the Merger constitutes a change of control under GAAP, which will impact whether the purchase method of accounting or historical book values will be used to account for the transaction.

Litigation

On December 14, 2018, a purported shareholder of the Company filed a putative class action captioned The Firemen’s Retirement System of St. Louis v. James C. France, et al., Case No. 2018-CA-032105-CICI (Seventh Judicial Circuit, Volusia County, Florida). The action asserts that (a) James C. France, Lesa France Kennedy and Brian Z. France, as controllers of the Company; (b) the Board (including the Special Committee); and (c) the Company’s Chief Financial Officer breached their fiduciary duties in connection with the proposed acquisition of the Company by Parent. The suit also asserts a claim against Parent for aiding and abetting these breaches of fiduciary duties. The action seeks an award of damages, fees, and costs. As discussed in greater detail in “Special Factors – Background of the Merger,” legal counsel and financial advisors for plaintiff The Firemen’s Retirement System of St. Louis reviewed materials and participated in discussions with the Special Committee and its advisors during the negotiation process, and plaintiff and its counsel have concluded not to challenge the fairness of the Merger Consideration. Legal counsel for plaintiff The Firemen’s Retirement System of St. Louis has also been provided with an opportunity to review and comment upon this Proxy Statement and, based upon that review, has determined not to assert any legal claims or objections with respect to the disclosures contained herein. The parties to the litigation have reached an agreement-in-principle to settle the litigation, subject to the negotiation of appropriate documentation. Although it is not possible to predict the outcome of litigation matters with certainty, we believe that the claims raised by the purported shareholder in its complaint are without merit.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our expectations as to the completion and timing of the Merger, other information relating to the Merger, projected financial information and other forward-looking information. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Information Regarding International Speedway Corporation,” and often in statements identified by the words “aim,” “anticipate,” “estimate,” “expect,” “may,” “believe,” “objective,” “projection,” “forecast,” “goal,” “will,” “project,” “intend,” “plan,” and other words and terms of similar meaning. Forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us and the Merger. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us and the Merger will be those that we anticipate. Risks and uncertainties that could cause actual results to differ materially from those expected by the management of the Company include the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the possibility that the Company’s shareholders may not approve the Merger Agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, the risk that Parent may not be able to obtain the debt financing required to fund the Merger Consideration, the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Company Common Stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally, the risk that the proposed transaction could distract management of the Company, the risk that the Company will incur substantial costs in connection with the proposed transaction, as well as other important factors that could cause actual results to differ materially from those projected. All of the Company’s forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our expectations or projections. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by the Company with the SEC. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

THE PARTIES TO THE MERGER

International Speedway Corporation

For information about the Company, see “Important Information Regarding International Speedway Corporation – Company Background” and “Where You Can Find Additional Information.”

NASCAR Holdings, Inc.

Parent, through its subsidiaries, operates as a sports sanctioning body. In addition to its role as a sanctioning body across national, international, regional and touring racing series, it is responsible for the creation, oversight, monetization and preservation of intellectual property across the series. It controls the live television broadcast rights of its series and has entered into long-term agreements with media partners to distribute racing content. It also provides news, statistics, and information services on races, drivers, teams, and industry events. Parent was founded in 2004 and is based in Daytona Beach, Florida. Parent is currently wholly owned by James C. France (the Company’s Chairman of the Board), Lesa France Kennedy (the Company’s Vice Chairwoman and Chief Executive Officer) and certain members of their respective families and related entities and trusts. Prior to the effective time of the Merger, the Rollover Shareholders will cause to be transferred, pursuant to the Rollover Commitment Letter, the Rollover Shares to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)) and, as a result, such Rollover Shareholders will not receive the Merger Consideration in respect of the Rollover Shares.

Prior to and in anticipation of the consummation of the Merger, Parent will become a wholly owned subsidiary of a newly formed Delaware holding corporation and may either convert from a Florida corporation into a Delaware limited liability company or merge into a newly formed Delaware limited liability company that is a wholly owned subsidiary of such new holding corporation, with such limited liability company surviving such merger. References to Parent herein include any successor limited liability company into which Parent may so convert or merge. The principal business address and phone number of Parent are:

NASCAR Holdings, Inc.
One Daytona Boulevard
Daytona Beach, FL 32114
(386) 947-6884

Nova Merger Sub, Inc

Merger Sub is a newly formed Florida corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. As of the date hereof. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.

The principal business address and phone number of Merger Sub are:

Nova Merger Sub, Inc.
One Daytona Boulevard
Daytona Beach, FL 32114
(386) 947-6884

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held on [•], 2019, starting at [•] A.M., Eastern Time, in the Daytona 500 Room at The International Motorsports Center, located at One Daytona Boulevard, Daytona Beach, Florida 32114, or at any adjournment or postponement thereof.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on [•], 2019.

Purpose of the Special Meeting

At the special meeting, the Company’s shareholders will be asked to consider and vote upon:

•	the Merger Agreement Proposal;
•	the Advisory Compensation Proposal; and
•	the Adjournment Proposal.

The approval by the Company’s shareholders of the Merger Agreement Proposal by the Required Shareholder Vote is a condition to the completion of the Merger. If the Merger Agreement Proposal is not approved by the Required Shareholder Vote, the Merger will not occur. However, approval of the Advisory Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.

Recommendation of Company Board

The Board recommends that the shareholders vote:

•	“FOR” the Merger Agreement Proposal;
•	“FOR” the Advisory Compensation Proposal; and
•	“FOR” the Adjournment Proposal.

See “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger.”

Record Date and Quorum

The holders of record of Company Common Stock as of the close of business on [•], 2019, the record date, are entitled to receive notice of and to vote at the special meeting. On the record date, [•] shares of Class A Common Stock and [•] shares of Class B Common Stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of Company Common Stock representing a majority of the votes entitled to be cast as of the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares representing the votes entitled to be cast considered to be present at the special meeting. If a broker who is a record holder of shares indicates on a proxy card that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

The Merger cannot be completed unless holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting approve the Merger Agreement. In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, entitled to vote on such matter at the special meeting, vote in favor of the approval of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the approval of the Merger Agreement.

The Advisory Compensation Proposal and the Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal.

Failure to Vote Shares Held in “Street Name”

In accordance with the rules of Nasdaq, banks, brokers and other nominees who hold Company Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal, or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special meeting. As a result, if you hold your Company Common Stock in “street name” and you do not provide voting instructions, your Company Common Stock will (i) not be counted for purposes of determining whether a quorum is present at the special meeting, (ii) have the same effect as a vote “AGAINST” the Merger Agreement Proposal and (iii) assuming a quorum is present, have no effect on the Advisory Compensation Proposal or the Adjournment Proposal.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Company Common Stock represented at the special meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. However, abstentions are not considered votes cast for purposes of the Advisory Compensation Proposal and the Adjournment Proposal and will have no effect on approval of those proposals.

Votes You Have

At the special meeting, holders of shares of Class A Common Stock will have one-fifth of a vote per share and holders of shares of Class B Common Stock will have one vote per share, in each case, that our records show are owned as of the record date.

Voting by Company’s Directors and Executive Officers

As of May 31, 2019, the Company’s directors and executive officers, as a group, owned and were entitled to vote 625,442 shares of Class A Common Stock (assuming no exercise of options or conversion of shares of Class B Common Stock into shares of Class A Common Stock) and 18,205,223 shares of Class B Common Stock, collectively representing 75.15% of the aggregate voting power of the Company Common Stock entitled to vote at the special meeting.

The Company currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Voting by Rollover Shareholders

As of May 31, 2019, the Rollover Shareholders beneficially owned approximately 231,925 shares of Class A Common Stock and 16,925,864 shares of Class B Common Stock, collectively representing 69.58% of the aggregate voting power of the Company Common Stock entitled to vote at the special meeting. Pursuant to the Merger Agreement, Parent will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of the Merger Agreement at the special meeting and at any permitted adjournment thereof. The foregoing voting obligations will terminate in the event that the Board, upon the recommendation of the Special Committee, effects an adverse company recommendation, whether or not such adverse company recommendation was permitted under the terms of the Merger Agreement. See “The Merger Agreement – Rollover Shareholder Voting Obligations.”

Voting; Proxies; Revocation

Attendance

All holders of Company Common Stock as of the record date for the special meeting, including shareholders of record and beneficial owners of Company Common Stock whose shares are held in “street name” through a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the Merger Agreement Proposal, but will not affect the vote regarding the Advisory Compensation Proposal or the vote regarding the Adjournment Proposal.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions via the Internet or by phone, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable (unless the appointment form conspicuously states that it is irrevocable and is coupled with an interest). If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by Internet proxy submission procedures described above, using the telephone or by completing, signing, dating and returning a new proxy card by mail to the Company;
•	attending the special meeting and voting in person; or
•	giving written notice of revocation to the Secretary of the Company at International Speedway Corporation, One Daytona Boulevard, Daytona Beach, Florida 32114, or by giving notice of revocation in person at the special meeting.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to obtain the Required Shareholder Vote, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to obtain the Required Shareholder Vote, the Company does not anticipate that it will adjourn or postpone the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if the proposal is introduced.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Company Common Stock. We may solicit proxies via the Internet, or by mail, personal interview, email or telephone. The Company has retained [•], a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay [•] a fee not to exceed $[•], plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify [•] against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT PROPOSAL

General

The Company is asking shareholders to consider and vote on the approval of the Merger Agreement, which provides for the terms and conditions of the Merger. In the Merger, Company Common Stock, other than shares owned by Parent and Merger Sub, including the Rollover Shares, shares owned by the Company as treasury stock and Dissenting Shares, will be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist. For a detailed discussed of the Merger and the Merger Agreement, see “The Merger Agreement” below.

As discussed in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger,” the Board, acting on the unanimous recommendation of the Special Committee, has unanimously determined the proposed Merger to be fair and reasonable to, and in the best interests of, the Company and the Company’s shareholders.

The approval by the Company’s shareholders of the Merger Agreement Proposal by the Required Shareholder Vote is a condition to the completion of the Merger. If the Merger Agreement Proposal is not approved by the Required Shareholder Vote, the Merger will not occur.

Required Vote

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class, entitled to vote on such matter at the special meeting, and the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, entitled to vote on such matter at the special meeting. Proxies received but marked as abstentions will be considered votes “AGAINST” this proposal.

Vote Recommendation

The Board recommends a vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT

This section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger. In addition, you should read “Agreements Involving Common Stock,” which summarizes the Rollover Commitment Letter, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

This summary of the Merger Agreement is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about Parent, the Company or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information, see “Where You Can Find Additional Information.”

The representations, warranties and covenants set forth in the Merger Agreement and described in this proxy statement were made only for purposes of the Merger Agreement, were made as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, were made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties set forth in the Merger Agreement do not, with certain exceptions, survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Parent, the Company or any of their respective subsidiaries or affiliates, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. Moreover, information concerning the subject matter of the representations, warranties and covenants set forth in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

The Merger

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As the surviving corporation in the Merger, the separate corporate existence of the Company, and all of its rights, powers, privileges and franchises, will continue unaffected by the Merger.

Closing; Effective Time of the Merger

Unless the Merger Agreement has been terminated in accordance with its terms, and subject to certain other conditions set forth in the Merger Agreement and described below under “–Conditions to the Merger,” the closing of the Merger will occur as promptly as practicable but in no event later than second business day after all of the conditions are satisfied or waived, to the extent permitted under law and by the Merger Agreement. If the marketing period for the Financing has not ended by the date the Merger would otherwise have closed, then the closing of the Merger will occur on the earlier of (i) any business day during the marketing period for the Financing as specified by Parent on at least two business days’ notice, and (ii) three business days after the final day of the marketing period for the Financing, provided that on such day the conditions continue to the Merger are satisfied or have been waived.

The Merger will become effective when the articles of merger has been duly filed with the Department of State of the State of Florida in accordance with the FBCA or at such other subsequent date or time as Parent and the Company may agree and specify in the articles of merger in accordance with the FBCA.

Effect of the Merger on the Common Shares of the Company and Merger Sub

At the effective time of the Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Parent and Merger Sub (including the Rollover Shares), shares owned by the Company as treasury stock and Dissenting Shares will be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes and, when so converted, will automatically be canceled and will cease to exist.

At the effective time of the Merger, each share owned by Parent and Merger Sub (including the Rollover Shares) and shares owned by the Company as treasury stock will automatically be canceled and will cease to exist, and no consideration shall be paid for those shares.

At the effective time of the Merger, each Dissenting Share that is issued and outstanding immediately prior to the effective time will not be converted into the right to receive the Merger Consideration, unless and until the shareholder loses its rights as a dissenting shareholder.

At the effective time of the Merger, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the effective time shall be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Company Equity Awards

Company Options

At the effective time of the Merger, each Company Option that is outstanding as of immediately prior to the effective time of the Merger, whether or not vested or exercisable, will be automatically cancelled and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the per-share exercise price of such stock option, and (b) the total number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Option immediately prior to the effective time of the Merger.

Company Restricted Shares

At the effective time of the Merger, each Company Restricted Share that is outstanding as of immediately prior to the effective time of the Merger and is not held by a Rollover Shareholder, whether or not vested, will fully vest and the holder thereof will receive the Merger Consideration for each Company Restricted Share.

Immediately following the effective time of the Merger, there will be no stock options or restricted shares of Company Common Stock, and the holders thereof will only be entitled to receive the amounts set forth above.

Payment for Shares of Company Common Stock and Equity Awards

At or prior to the effective time of the Merger, Parent will deposit or cause to be deposited with the paying agent an aggregate amount of cash sufficient to pay the holders of shares of Company Common Stock the Merger Consideration. Promptly after the effective time of the Merger, but in no event later than five business days thereafter, Parent shall cause the paying agent to send each record holder of shares of Company Common Stock that were converted into the Merger Consideration a letter of transmittal and instructions for use in effecting the delivery of shares of Company Common Stock to the paying agent and for effecting the surrender of any certificates in exchange for the Merger Consideration. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive such Merger Consideration upon (i) surrender to the paying agent of a certificate, together with a properly completed letter of transmittal and any other documents reasonably required by the paying agent and (ii) the receipt of shares of Company Common Stock in the case of book-entry shares. After the effective time of the Merger, until so surrendered each certificate and book entry share representing shares of Company Common Stock will represent only the right to receive the Merger Consideration upon surrender.

The surviving corporation will pay to each holder of equity awards with respect to shares of Company Common Stock (other than equity awards held by the Rollover Shareholders) the cash amounts described above under “–Treatment of Company Equity Awards” solely through the Company’s payroll system or its applicable subsidiaries, less applicable withholding taxes and other deductions (if any), as soon as reasonably practicable following the effective time of the Merger but in no event later than ten business days following the closing of the Merger.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or, with respect to the representations and warranties made by the Company, material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or, with respect to the representations and warranties made by the Company, have a material adverse effect on the Company).

For purposes of the Merger Agreement, a material adverse effect on the Company means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Merger by the Outside Date. However, subject to certain exceptions, in determining whether a material adverse effect pursuant to clause (i) above has occurred, the following events and circumstances are excluded and not taken into account:

•	changes in the economy or financial markets generally;
•	the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts;
•	changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company or its subsidiaries operate;
•	changes in any applicable laws or applicable accounting regulations (including GAAP);
•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;
•	any failure by the Company to meet any published analyst estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “material adverse effect” may be taken into account);
•	the announcement of the execution of the Merger Agreement and the transactions contemplated;
•	any action taken by the Company or any of its subsidiaries which is expressly required by the Merger Agreement; and
•	any action or omission taken by or which has been specifically directed by Parent.

In addition, although any change, development, event, circumstance, state of facts or event listed in the first five bullets above are excluded from determining whether a material adverse effect has occurred, such matter may be taken into account to the extent it has or would reasonably be expected to have a disproportionate adverse effect on the Company or any of its subsidiaries relative to other participants in the industries in which they operate.

Representations of the Company, Parent and Merger Sub

The Merger Agreement contains representations and warranties of each of the Company and of Parent and Merger Sub relating to, among other things:

•	corporate organization, existence and active status;
•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•	required regulatory filings and authorizations, consents or approvals of governmental entities;
•	the absence of certain violations, defaults or consent requirements under certain contracts in the case of the Company, organizational documents, and laws, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the Merger Agreement;

•	the absence of certain litigation, orders and judgments, and governmental proceedings and investigations, relating to Parent and Merger Sub or to the Company, as applicable; and
•	the absence of any fees owed to investment bankers, financial advisors or brokers in connection with the Merger, other than those specified in the Merger Agreement.

Representations of the Company

The Merger Agreement contains representations and warranties of the Company relating to, among other things:

•	the capitalization of the Company;
•	the subsidiaries of the Company;
•	the accuracy of the Company’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;
•	the absence of certain changes or events, including the absence of a material adverse effect, since November 30, 2018;
•	the absence of certain undisclosed liabilities;
•	compliance with applicable laws and the possession of, and compliance with, necessary permits and authorizations;
•	the rights to and protection of the Company’s intellectual property;
•	the existence of, and validity of, material contracts and the absence of defaults in connection therewith;
•	compliance with anti-takeover statutes, including Sections 607.0901 and 607.0902 of the FBCA;
•	employee benefits plans and other benefits and compensation arrangements;
•	labor matters;
•	the filing of tax returns, the payment of taxes and other tax matters;
•	owned and leased real property, including the condition of certain real property;
•	environmental matters, including compliance with applicable environmental regulations;
•	insurance policies; and
•	information technology systems and data security.

The Merger Agreement also contains representations and warranties regarding opinions received by the Special Committee with respect to the Merger Consideration to be received by the Public Shareholders in the Merger.

Representations of Parent and Merger Sub

The Merger Agreement contains representations and warranties of Parent and Merger Sub relating to, among other things:

•	the capitalization of Merger Sub and its lack of prior business activities;
•	the ownership of equity securities of the Company by Parent and the Rollover Shareholders;
•	the debt financing that has been committed in connection with the Merger; and
•	the absence of other agreements with members of the Company’s management or the Board, or pursuant to which any holder of Company Common Stock would be entitled to receive any consideration other than the Merger Consideration.

Conduct of Business Pending the Merger

Until the effective time of the Merger, except (x) as expressly contemplated by the Merger Agreement or (y) with respect to actions or omissions taken by, or which have been specifically directed by, the Company’s Chairman of the Board, Chief Executive Officer or Chief Legal Officer, the Company will, and will cause its subsidiaries to,

(i) conduct its business in the ordinary and usual course consistent with past practice, in all material respects, and (ii) use reasonable best effects to preserve its business organizations intact and maintain existing relations and goodwill with governmental entities, sanctioning bodies, team owners, drivers, sponsors, media organizations, fans, event attendees, suppliers, licensors, licensees, distributors, creditors, lessors, employees, business associates and other third parties.

In addition, until the effective time of the Merger, except (x) as expressly contemplated by the Merger Agreement, (y) with respect to actions or omissions taken by, or which have been specifically directed by, the Company’s Chairman of the Board, Chief Executive Officer or Chief Legal Officer, or (z) as set forth in a separate confidential disclosure letter, none of the Company or any of its subsidiaries may take the following actions without the prior written consent of Parent:

•	adjust, split, combine or reclassify any capital stock or other equity interests, (ii) set any record or payment dates for any dividends or distributions with respect to any capital stock, whether payable in cash, stock, property or any combination thereof (except that the Company may continue to make its regular annual dividend in a manner consistent with past practice, including with respect to timing of payment, source of funds and aggregate amount), (iii) repurchase, redeem or otherwise acquire any shares of capital stock of itself or any subsidiary or (iv) enter in any voting agreement with respect to the capital stock of the Company;
•	issue, authorize the issuance of, sell, grant, deliver, pledge, purchase or encumber shares of capital stock or other equity interests, or rights, warrants or options to acquire, or securities convertible or exchangeable for, shares of capital stock or other equity interests, other than the issuance of shares of Company Common Stock issuable pursuant to equity awards issued by the Company and outstanding prior to the date of the Merger Agreement, or pursuant to equity awards issued by the Company in accordance with the terms of the Merger Agreement, (ii) amend or modify any term or provision of any of its outstanding equity securities or (iii) accelerate or waive any restrictions pertaining to the vesting of any equity awards, warrants or any other right to acquire shares of capital stock;
•	amend or propose to amend its articles of incorporation or other organizational documents in any manner, or adopt any shareholder rights plan or “poison pill”;
•	merge or consolidate with any other entity, or acquire or agree to acquire (whether by merger or other purchase) a substantial equity interest in any entity or business for consideration in excess of $1.0 million in any individual transaction or $5.0 million in the aggregate;
•	create, incur, issue, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed in excess of $1.0 million other than draws upon existing credit facilities not to exceed $5.0 million in the aggregate following the date of the Merger Agreement, (ii) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money in excess of $1.0 million or (iii) make any loans, capital contributions to, investments in or advances in excess of $1.0 million in the aggregate to any entity or individual;
•	change its fiscal year, or change any method or principle of financial accounting or reporting except as may be required by changes in applicable law or GAAP;
•	except as may be required by any benefit plan of the Company, (i) materially increase the compensation or benefits of, or make any loans to, any current or former officers or directors of the Company or employee of the Company with the title of Business Unit President or above, (ii) grant or increase any bonus, change of control or retention payment or similar benefit to any current or former directors of the Company or any employee of the Company with the title of Business Unit President or above, (iii) grant or issue any equity or equity-based awards with respect to shares of Company Common Stock to any current or former director of the Company or any employee of the Company with the title of Business Unit President or above, (iv) establish or enter into any new collective bargaining, bonus, pension or other retirement or deferred compensation agreement for the benefit of any current or former directors of the Company or any employee of the Company with the title of Business Unit President or above, (v) materially amend any existing benefit plan of the Company, (vi) hire any new executive officer or promote or terminate the employment (other than for cause) of any employee with the title of Business Unit President or above or (vii) renew or materially modify any labor agreement or implement any material reduction in labor force;

•	settle, or fail to defend, any litigation or other action other than (i) in the ordinary course of business consistent with past practice where the aggregate amount payable under such settlements is less than $5.0 million in the aggregate, (ii) that do not involve an admission of wrongdoing by the Company or any of its subsidiaries and (iii) that do not impose any restrictions on the business of the Company or on Parent or any of their respective affiliates following the effective time of the Merger;
•	transfer, market, sell, lease, mortgage, pledge, license or otherwise surrender or encumber any tangible or intangible assets or property (including real property) for consideration or with a fair market value in excess of $1.0 million individually or $10.0 million in the aggregate;
•	cancel, terminate, extend, renew or amend any contract defined in the Merger Agreement as material, or waive, release or assign any rights or obligations under any such contracts, or enter into any new contract that would constitute a material contract under the terms of the Merger Agreement;
•	make, rescind or change any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle or compromise any material tax liability with any tax authority, surrender any right to claim a material tax refund or other offset, request any material tax ruling, change an annual tax accounting period or change any material method of tax accounting or consent to any extensions or waivers of the limitation period applicable to any material tax claim or assessment;
•	transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any intellectual property of the Company except in the ordinary course of business consistent with past practice;
•	adopt any liquidation, dissolution, restructuring, recapitalization or reorganization plan;
•	enter into, amend or waive contracts in a manner adverse to the Company or any of its subsidiaries with certain related parties;
•	authorize or enter into any commitment for any capital expenditures with respect to tangible or real property, except for expenditures (i) already approved by the Board as of the date of the Merger Agreement or (ii) in the ordinary course of business with an aggregate amount less than $10.0 million;
•	enter into any new line of business or establish any new subsidiary or joint venture;
•	(i) with respect to any owned real property, enter into any sale agreement, or other use or occupancy agreement with a term in excess of six months or a value in excess of $1.0 million or (ii) with respect to any leased real property, enter into any use or occupancy agreement with a term in excess of six months or a value in excess of $1.0 million, or modify or amend any existing leases;
•	take any action or omit to take any action that would be reasonably likely to (i) result in the failure of a condition to the closing of the Merger or (ii) materially impair or delay the ability of the Company or Parent to consummate the Merger; or
•	enter into any agreement or otherwise make any commitment to do any of the foregoing.

Covenants of Parent

Parent agrees to take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger on the terms set forth in the Merger Agreement.

In addition, Parent agrees to not, and to cause its affiliates not to, acquire any asset, property, business or other entity (whether by merger, stock purchase, investment or otherwise), or fail to enforce or amend or waive any provision of the Rollover Commitment Letter with the Rollover Shareholders, if, in any case, taking such action could reasonably be expected to prevent or materially impair the ability of Parent and the Company to consummate the Merger on or prior to the Outside Date.

No Solicitation; No Adverse Company Recommendation

Until the effective time of the Merger or the termination of the Merger Agreement, the Company will not, and will use its reasonable best efforts to cause its representatives not to:

•	initiate, solicit or knowingly encourage, induce, facilitate or assist any inquiries, offers or proposals that would reasonably be expected to lead to any acquisition proposal or otherwise knowingly facilitate any effort or attempt to make any acquisition proposal;
•	enter into, continue or otherwise participate in any discussions or negotiations regarding an acquisition proposal, or provide any non-public information relating to the Company to any third party that could reasonably be expected to lead to an acquisition proposal;
•	approve, endorse, recommend or enter into any a contract, agreement, letter of intent or similar arrangement relating to, or that could reasonably be expected to lead to, any acquisition proposal or that requires the Company to abandon the Merger Agreement or breach its obligations under the Merger Agreement;
•	fail to enforce or grant any waiver under any confidentiality, standstill or other similar agreement with any third party; or
•	resolve, propose or agree to do any of the foregoing.

Pursuant to the Merger Agreement, “acquisition proposal” means any inquiry, proposal, indication of interest or offer, whether written or oral, from any third party (other than Parent and its affiliates) for:

•	any direct or indirect acquisition, purchase, lease or other transfer (in a single transaction of a series of related transactions) of (i) 10% or more of the Company’s aggregate voting power represented by the outstanding equity interests of the Company or (ii) 10% or more of the assets or businesses of the Company;
•	any tender offer, exchange offer or similar transaction that would result in any third party owning 10% or more of the outstanding equity securities of the Company;
•	any merger, consolidation, business combination or similar transaction involving the Company; or
•	any reorganization or other transaction having a similar effect.

Following the date of the Merger Agreement and until the Required Shareholder Vote has been obtained, if the Company receives an unsolicited, bona fide written acquisition proposal that (x) did not result from a breach of the Company’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, (y) the Special Committee determines (after consultation with its legal and financial advisors) would reasonably be expected to lead to a superior proposal and (z) with respect to which the Special Committee determines (after consultation with its legal and financial advisors) the failure to take certain action would breach its fiduciary duties under applicable law, then the Company may:

•	furnish non-public information regarding the Company to the third party making such acquisition proposal (subject to such person entering into a confidentiality agreement with the Company and the Company furnishing any such information to Parent to the extent not already provided); and
•	participate in discussions and negotiations with the third party making the acquisition proposal.

Pursuant to the Merger Agreement, “superior proposal” means a bona fide written and unsolicited acquisition proposal (replacing each reference to 10% in the definition of acquisition proposal with 75%) that the Board and the Special Committee determines in good faith, after consultation with its legal and financial advisors and taking into account all legal, financial and regulatory conditions and the identity of the third party making the proposal:

•	is reasonably likely to be consummated on the terms proposed;
•	any required financing is then fully committed;
•	if consummated would result in a transaction more favorable to the Public Shareholders from a financial point of view than the Merger (accounting for the effect of any termination fees or expense reimbursement obligations pursuant to the Merger Agreement); and
•	is otherwise on terms that the Board and the Special Committee determine to be superior to the transactions contemplated by the Merger Agreement.

Following the date of the Merger Agreement, the Company shall promptly (and in any event within 24 hours) following the Company’s receipt of any acquisition proposal or any proposal or offer with respect to, or which could reasonably likely lead to, any acquisition proposal, or any requests for nonpublic information, or any discussions or negotiations being sought to be initiated or continued with, the Company or any of its affiliates or representatives, provide Parent with oral and written notice of such alternative transaction proposal or inquiry, which notice shall include the identity of the third party, a written summary of the terms and conditions of the proposal, copies of any email correspondence or other written requests, proposed agreements and summaries of oral communications. In addition, the Company will promptly (and in any event within 24 hours) provide Parent with all information and developments regarding discussions with the third party making the acquisition proposal, including status and any determinations made by the Company, and with all non-public information provided to such third party not previously provided to Parent.

Except as provided below, neither the Board nor any committee thereof, including the Special Committee, may make an adverse company recommendation, or allow the Company to enter into any agreement or arrangement with respect to an acquisition proposal or requiring it to terminate the Merger Agreement or fail to consummate the Merger. Pursuant to the Merger Agreement, “adverse company recommendation” means:

•	withholding, withdrawing, suspending or qualifying (or publicly proposing to do so) the Board’s recommendation to the Company’s shareholders that they approve the Merger Agreement (the “company recommendation”);
•	adopting, approving, endorsing or recommending an acquisition proposal;
•	failing to publicly affirm the company recommendation as promptly as practicable (and within three business days) following a written request by Parent to provide such reaffirmation;
•	failing to recommend against any tender or exchange offer for shares of Company Common Stock; or
•	resolving or publicly proposing to take any of the foregoing actions.

Notwithstanding the restrictions described in the foregoing paragraph, following the date of the Merger Agreement and until the Required Shareholder Vote has been obtained, the Board, upon the recommendation of the Special Committee, (i) solely in response to (x) an intervening event or (y) a superior proposal, may make an adverse company recommendation if the Board, upon the recommendation of the Special Committee, has determined in good faith (after consultation with its legal and financial advisors) that the failure to take such action would breach its fiduciary duties under applicable law.

The Board is prohibited from making an adverse company recommendation in response to an intervening event unless:

•	the Company has provided Parent five business days’ prior written notice advising Parent that an intervening event has occurred, and specifying the facts underlying the determination by the Special Committee that such intervening event has occurred and the facts underlying the determination to make an adverse company recommendation;
•	during such five business day period, the Company has, and has caused its representatives to, to the extent requested by Parent, engaged in negotiations with Parent to amend the terms of the Merger Agreement to enable the Board and Special Committee to not make an adverse company recommendation in response to the intervening event; and
•	upon the expiration of such five business day period, the Board, acting upon the recommendation of the Special Committee and taking into account any amendments to the Merger Agreement proposed by Parent, has again determined in good faith (after consultation with its legal and financial advisors) that the failure to make an adverse company recommendation would breach its fiduciary duties under applicable law.

For purposes of the Merger Agreement, an “intervening event” is (with certain exceptions) any material fact, event, change, development or circumstance occurring after the date of the Merger Agreement that was not known or reasonably foreseeable by the Board (except for the Company’s Chairman of the Board, Chief Executive Officer or Chief Legal Officer) or the Special Committee that did not result from a breach of the Merger Agreement and that becomes known to the Board prior to obtaining the Required Shareholder Vote, and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

The Board is prohibited from making an adverse company recommendation in response to a superior proposal unless:

•	the superior proposal has not been withdrawn and continues to be a superior proposal as such term is defined in the Merger Agreement;
•	the superior proposal did not result from a breach of the Company’s obligations not to solicit acquisition proposals;
•	the Company has provided Parent five business days’ prior written notice stating that the Company has received a superior proposal, and describing the material terms of such superior proposal including the identity of the third party making the superior proposal and copies of all relevant transaction documents with respect to the superior proposal, and that in response to such superior proposal the Board intends to make an adverse company recommendation;
•	during such five business day period, the Company has, and has caused its representatives to, to the extent requested by Parent, engaged in negotiations with Parent to amend the terms of the Merger Agreement to enable the Board and the Special Committee to not make an adverse company recommendation in response to the superior proposal; and
•	upon the expiration of such five business day period, the Board, acting upon the recommendation of the Special Committee and taking into account any amendments to the Merger Agreement proposed by Parent, has again determined in good faith (after consultation with its legal and financial advisors) that the failure to make an adverse company recommendation would breach its fiduciary duties under applicable law (provided that any amendment or modification to the financial or other material terms of the superior proposal would require the Company to deliver a new written notice and commence a new negotiation period of four business days).

Neither the Company, the Board nor any committee of the Board (including the Special Committee) may enter into any agreement with any third party to limit or not give prior notice to Parent of its intention to make an adverse company recommendation.

The Merger Agreement also provides that nothing will prohibit the Board or the Special Committee from taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or making any “stop, look and listen” communications to the Company’s shareholders under rule 14d-9(f) of the Exchange Act. However, any such communication that is otherwise within the definition of adverse company recommendation pursuant to the Merger Agreement will be deemed an adverse company recommendation for all purposes under the Merger Agreement.

Any breach by any of the representatives of the Company (including its officers, directors, employees, investment bankers, attorneys, accountants and consultants but excluding the Company’s Chairman of the Board, Chief Executive Officer and Chief Legal Officer) of any of the foregoing obligations contained in this section “–No Solicitation; No Adverse Company Recommendation” shall be deemed a breach by the Company.

Rollover Shareholder Voting Obligations

Pursuant to the Merger Agreement, Parent will cause each Rollover Shareholder to vote all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of the Merger Agreement at the special meeting and at any permitted adjournment thereof. The foregoing voting obligations will terminate in the event that the Board, upon the recommendation of the Special Committee, effects an adverse company recommendation, whether or not such adverse company recommendation was permitted under the terms of the Merger Agreement.

Other Covenants and Agreements

SEC Documents and Special Meeting

Pursuant to the terms of the Merger Agreement and in accordance with applicable law, the Company agreed to call, duly give notice of and hold a special meeting of its shareholders for the purpose of considering and taking action upon the approval of the Merger Agreement. The Company will not postpone or adjourn the special meeting except to the extent required by applicable law or requested by Parent to permit additional time to solicit proxies in favor of the Required Shareholder Vote. The obligation of the Company to call, give notice of and hold the special meeting will remain in effect regardless of any acquisition proposal or any adverse company recommendation made by the Board.

Efforts to Complete the Merger and Regulatory Matters

Each of the Company and Parent will use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things that are necessary, proper or advisable to ensure that the conditions to the Merger are satisfied and to consummate the Merger as promptly as practicable, and to make or obtain all consents, approvals, filings and authorizations from any governmental entities or any other third party necessary to consummate the Merger.

In addition, each of the Company and Parent agree to consult and cooperate with one another with respect to obtaining such consents, approvals, filings and authorizations, including the HSR Act. In connection with such consents, approvals, filings and authorizations, if any objections are asserted with respect to the Merger or the other transactions contemplated by the Merger Agreement, or if any action or proceeding is initiated by the Federal Trade Commission, the Antitrust Division or any other applicable governmental entity challenging the Merger or which would prohibit, materially impair or materially delay the consummation of the Merger, Parent will take all actions necessary, proper or advisable to resolve such objections or actions so as to consummate the Merger as soon as reasonably practicable. However, neither the Company nor Parent is required to take any action if such action would, individually or in the aggregate, be reasonably likely to result in a material impact on the operations, assets, business or financial performance (including with respect to EBITDA) of Parent and the Company on a combined basis after giving effect to the Merger.

Access to Information

From the date of the Merger Agreement until the effective time of the Merger, the Company will allow Parent and its representatives reasonable access during normal business hours to the personnel, auditors, offices, books and records and properties of each of the Company and its subsidiaries, as well as to all information relating to the business and affairs of the Company and its subsidiaries, provided that the Company is entitled to redact or withhold information for reasonable privilege and confidentiality concerns. All information that is provided to Parent is subject to the provisions of the confidentiality agreement between the parties.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that, for six years after the effective time of the Merger, Parent will not amend, repeal or otherwise modify the provisions in the surviving corporation’s articles of incorporation and bylaws with respect to indemnification, advancement of expenses and limitation of liability of individuals who were directors and officers of the Company as of or prior to the effective time of the Merger (each such person, a “covered person”).

Following the effective time of the Merger, Parent and the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each covered person against any costs, expenses, judgments and liabilities incurred in connection with any threatened or actual action or proceeding arising out of such person’s role as a director or officer of the Company, including matters, acts or omissions occurring in connection with the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

For a period of six years after the effective time of the Merger, Parent will, and will cause the surviving corporation and its subsidiaries, to maintain in effect the policies of directors’ and officers’ liability insurance currently maintained by the Company of at least the same coverage and amounts containing terms and conditions no less advantageous to the insured with respect to claims against any covered person, provided that Parent is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by the

Company. In lieu of the foregoing, Parent may obtain a six-year “tail” policy under the Company’s existing director and officer insurance policy providing equivalent coverage if and to the extent such tail policy may be obtained in accordance with the expenditure cap described in the previous sentence.

Certain Litigation

The Company will provide Parent with a reasonable opportunity to participate in the defense or settlement of any action or proceeding brought by any Company shareholder or by any other third party against the Company or any of its officers or directors relating to the Merger Agreement or the transactions contemplated thereby, including the Merger. The Company may not settle any such action or proceeding without the prior written consent of Parent. Each party shall keep the other reasonably informed with respect to any action or proceeding commenced by any third party relating to the Merger Agreement.

Debt Financing

Parent and Merger Sub will each use reasonable best efforts to obtain the debt financing on the terms and conditions contained in the debt financing commitments as promptly as practicable, but in any event prior to the closing of the Merger. In furtherance of such obligation, Parent and Merger Sub agree to use reasonable best efforts to:

•	comply with its obligations under the debt financing commitments;
•	negotiate and enter into definitive agreements with respect to the debt financing commitments on terms and conditions not materially less favorable to Parent and Merger Sub (taken as a whole) than those contained in the debt financing commitments;
•	satisfy on a timely basis all conditions applicable to Parent and Merger Sub contained in the debt financing commitments; and
•	consummate the debt financing prior to the closing of the Merger.

Financing Cooperation

The Company will use its reasonable best efforts to cause its representatives (at Parent’s expense) to provide all reasonable cooperation requested by Parent in connection with obtaining and consummating the debt financing, subject to certain exceptions as described in the Merger Agreement.

Other Covenants

The Merger Agreement contains additional agreements among and obligations of Parent, Merger Sub and the Company, relating to (among other things):

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC;
•	providing notices of breaches of the Merger Agreement that could result in a condition to the closing of the Merger failing to be satisfied;
•	public announcements with respect to the Merger Agreement and the transaction contemplated thereby, including the Merger;
•	reporting under Section 16 of the Exchange Act;
•	cooperation regarding certain outstanding indebtedness of the Company;
•	taking certain actions with respect to anti-takeover statutes or regulations that may become applicable to the Merger;
•	delisting the shares of Class A Common Stock from Nasdaq; and
•	obtaining certain approvals from the Federal Communications Commission, to the extent applicable.

Conditions to the Merger

Each of Parent’s and Merger Sub’s and the Company’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the closing of the Merger of the following conditions:

•	no court or other governmental entity of valid jurisdiction will have enacted, issued or enforced any law or order that prohibits, renders illegal or permanently enjoins the consummation of the Merger;

•	the Required Shareholder Vote will have been obtained in accordance with applicable law and the provisions of the Company’s organizational documents at the special meeting; and
•	any applicable waiting period under the HSR Act will have expired or early termination thereof shall have been granted.

In addition, Parent’s and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the closing of the Merger of the following additional conditions:

•	the accuracy of the representations and warranties of the Company set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing date of the Merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of that earlier date), subject, in certain cases, to material adverse effect, materiality or de minimis qualifiers;
•	the performance and compliance, in all material respects, by the Company with all of its agreements and covenants required by the Merger Agreement;
•	the receipt by Parent of a certificate from an authorized officer of the Company certifying that the conditions in the foregoing two bullets have been satisfied; and
•	the absence of a material adverse effect (as such term is defined in the Merger Agreement and described above) with respect to the Company.

In addition, the Company’s obligation to consummate the Merger is subject to the satisfaction or waiver in writing at or prior to the closing of the Merger of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement as of the date of the Merger Agreement and as of the closing date of the Merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true and correct as of that earlier date), except for any inaccuracy which would not prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger on or prior to the Outside Date;
•	the performance and compliance, in all material respects, by Parent and Merger Sub with all of their respective agreements and covenants required by the Merger Agreement; and
•	the receipt by the Company of a certificate from an authorized officer of Parent certifying that the conditions in the foregoing two bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time before the effective time of the Merger by the mutual written consent of Parent, Merger Sub and the Company. In addition, either Parent or the Company may terminate the Merger Agreement if:

•	the Merger is not consummated on or prior to the Outside Date, except that a party cannot terminate the Merger Agreement on such date if the failure of the Merger to close by such date resulted from such party’s breach of the Merger Agreement;
•	a governmental entity issues a final, non-appealable injunction, order or judgment, permanently enjoining or otherwise prohibiting the consummation of the Merger;
•	the Required Shareholder Vote is not obtained at the special meeting or at any adjournment thereof at which a final vote with respect to the Merger Agreement is taken; or
•	if the other party has breached any of its representations or warranties, or failed to perform any of its covenants or agreements, in a way that results in the failure to satisfy a condition to the closing of the Merger, and such breach has not been cured within 45 days’ notice or by the Outside Date, provided that the party seeking to terminate is not then in material breach of its own obligations.

In addition, the Company may terminate the Merger Agreement if Parent fails to consummate the Merger by the date required by the Merger Agreement due to a failure to receive the proceeds from the debt financing, and at the time of such termination (i) all of the conditions to the closing of the Merger were satisfied or were capable of satisfaction at the closing of the Merger and (ii) the Company stood ready, willing and able to consummate the Merger.

In addition, Parent may terminate the Merger Agreement if (i) at any time prior to obtaining the Required Shareholder Vote, (x) the Board effects an adverse company recommendation, whether or not permitted by the Merger Agreement, or (y) the Company materially breaches its non-solicitation obligations set forth in the Merger Agreement or (ii) the Company fails to call or hold the special meeting as required by the terms of the Merger Agreement.

Termination Fees and Expense Reimbursement; Limitations on Liability

The Company will be required to pay to Parent a termination fee of $78.0 million in the event that:

•	Parent terminates the Merger Agreement following an adverse company recommendation made by the Board, so long as such termination occurs prior to the special meeting, or at any adjournment or postponement thereof, at which a final vote with respect to the approval of the Merger Agreement was taken;
•	Parent terminates the Merger Agreement following the Company’s material breach of its non-solicitation obligations set forth in the Merger Agreement;
•	Parent terminates the Merger Agreement following the Company’s failure to call or hold the special meeting as required by the terms of the Merger Agreement; or
•	(i) the Merger Agreement is terminated by either Parent or the Company following the occurrence of the Outside Date or the failure to obtain the Required Shareholder Vote, or by Parent following a material breach by the Company of its obligations or its representations and warranties set forth in the Merger Agreement, (ii) at the time of such termination an acquisition proposal had been made and (iii) within 18 months following such termination the Company enters into a definitive agreement with respect to an acquisition proposal.

Parent will be required to pay to the Company a reverse termination fee of $117.0 million in the event that the Company terminates the Merger Agreement following Parent’s failure to consummate the Merger by the date required by the Merger Agreement due to a failure to receive the proceeds from the debt financing, and at the time of such termination (i) all of the conditions to the closing of the Merger were satisfied or were capable of satisfaction at the closing of the Merger and (ii) the Company stood ready, willing and able to consummate the Merger.

Each of Parent and the Company will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except that if either party terminates the Merger Agreement following the failure to obtain the Required Shareholder Vote at the special meeting, then within three business days of such termination, the Company will reimburse all of Parent’s fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, up to an aggregate amount of $15.0 million. Any subsequent payment by the Company to Parent of a termination fee will be net of, and not in addition to, the reimbursement of any expenses.

Neither Parent nor the Company will be relieved or released from any liabilities or damages arising out of a knowing or intentional material breach of the Merger Agreement, except that the maximum liability for monetary damages or other monetary remedies in connection with the Merger Agreement is $117.0 million in the case of Parent and $78.0 million in the case of the Company. Subject to the foregoing, the Company’s right to receive payment from Parent of the reverse termination fee is the Company’s sole and exclusive remedy against Parent or any financing source for any damages suffered as a result of the failure of the Merger to be consummated due to the proceeds from the debt financing not having been obtained.

Specific Performance

Parent, Merger Sub and the Company will be entitled to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, in addition to any other remedy at law or in equity to which the parties are entitled.

The Company will only be allowed to specifically enforce Parent’s obligation to consummate the Merger and pay the Merger Consideration in the event that:

•	all of the conditions applicable to the closing of the Merger as set forth in the Merger Agreement have been satisfied or waived;
•	the debt financing has been or will be funded at the closing of the Merger; and
•	the Company has confirmed in writing that it is ready, willing and able to consummate the Merger.

Amendments; Waivers

The Merger Agreement may be amended only by written agreement executed by the Company (upon the approval of the Special Committee), Parent and Merger Sub. Following the receipt of the Required Shareholder Vote, no amendment requiring approval of the Company’s shareholders under applicable law may be made without first obtaining such approval.

No amendment or waiver of any provision of the Merger Agreement by the Company is permitted without the approval of the Special Committee, and the parties to the Merger Agreement have agreed they will not waive the condition related to the Public Shareholder Vote.

The Merger Agreement may not be amended, modified or terminated in a manner that is materially adverse to any financing source without first obtaining the prior written consent of the financing sources.

Any extension of the time for the performance of an obligation, or waiver of compliance with any term of the Merger Agreement, will be valid only if in writing and signed on behalf of the applicable party.

Effect of Breach by Certain Individuals

Any knowing or intentional actions or omissions of any of the Company’s Chairman of the Board, Chief Executive Officer or Chief Legal Officer, or any actions or omissions by any other person taken at the specific direction of any such individual, that would otherwise constitute a breach of the Company’s obligations under the Merger Agreement, will be disregarding for all purposes under the Merger Agreement with respect to determining whether a breach by the Company has occurred.

AGREEMENTS INVOLVING COMMON STOCK

Rollover Commitment Letter

On May 22, 2019, the Rollover Shareholders entered into the Rollover Commitment Letter, pursuant to which the Rollover Shareholders collectively committed to cause to be transferred, prior to the consummation of the Merger, an aggregate amount of 231,925 shares of Class A Common Stock (which number includes restricted shares of Class A Common Stock and is subject to adjustment to reflect new grants of restricted shares of Class A Common Stock and shares of Company Common Stock withheld in respect of applicable withholding taxes and other deductions upon vesting) and 14,794,029.50 shares of Class B Common Stock to Parent (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred, directly or indirectly, to Parent)) (the equivalent of a $676.0 million investment based on the $45.00 per share Merger Consideration). The Company is not a party to the Rollover Commitment Letter.

The foregoing description of the Rollover Commitment Letter is qualified in its entirely by the full text of such agreement, a copy of which is filed as Exhibit (d)(2) to Schedule 13E-3, filed by the Company and the Controlling Purchaser Group Members on July 5, 2019, and is incorporated herein by reference.

BZF Restructuring Agreements

On May 17, 2019, certain Controlling Purchaser Group Members entered into a Stock Transfer Agreement (ARB) (the “ARB Stock Transfer Agreement”) by and among Parent, Automotive Research Bureau Inc. (“ARB”), which holds shares of Class B Common Stock, Random Burnett, Harold Goodemote, and Raymond Mason, as co-trustees of the Trust held under Paragraph C of Article SEVENTH of the William C. France Family Trust, dated November 4, 2004 (the “WCF Family Trust”), Brian Z. France (a director of the Company), Paul B. Brooks, as Trustee and Independent Trustee of the trust held under Article NINTH of the William C. France Family Trust Agreement, dated November 4, 2004, of which Brian Z. France is the primary beneficiary (the “BZF Trust”), and Paul B. Brooks, R. Todd Wilson and Deborah D. Lester, as Independent Trustees of the BZF Trust (collectively, and solely in their capacity as such Trustees of the BZF Trust, the “BZF Trustee”), Lesa France Kennedy, James C. France, and France Enterprises, Inc., a Delaware corporation (“New Holdco”), pursuant to which, among other things, (a) the co-trustees of the WCF Family Trust will distribute equity interests in ARB to the BZF Trustee and Lesa France Kennedy such that each of the BZF Trustee and Lesa France Kennedy will own 25% of the outstanding equity interests in ARB, (b) ARB will distribute all of its cash to its shareholders (James C. France, Lesa France Kennedy and the BZF Trustee) on a pro rata basis in accordance with their equity interests in ARB, (c) the BZF Trustee will transfer its 25% equity interest in ARB to Parent for cash in an amount equal to 25% of (x) the number of shares of Company Common Stock held by ARB multiplied by (y) the per share Merger Consideration, (d) Brian Z. France and the BZF Trustee will release Parent, ARB, New Holdco, James C. France and Lesa France Kennedy (and certain of their respective related persons) from certain claims, (e) Parent, ARB, New Holdco, James C. France and Lesa France Kennedy will release Brian Z. France and the BZF Trustee from certain claims and (f) the parties make certain customary representations and warranties to each other.

On May 17, 2019, certain Controlling Purchaser Group Members entered into a Stock Transfer Agreement (WCF) (the “WCF Stock Transfer Agreement,” and, together with the ARB Stock Transfer Agreement, the “BZF Restructuring Agreements”), by and among Parent, WCF Family I, Inc., which holds shares of Class B Common Stock (“WCF”), Lesa France Kennedy, Brian Z. France, Lesa France Kennedy and Brian Z. France, as co-personal representatives of the Estate of Betty Jane France (solely in their capacities as such, the “BJF Personal Representatives”), and New Holdco, pursuant to which, among other things, (a) the BJF Personal Representatives will distribute equity interests in WCF to Brian Z. France and Lesa France Kennedy, such that each of Brian Z. France and Lesa France Kennedy will own 50% of the outstanding equity interests in WCF, (b) WCF will distribute all of its cash to its shareholders (Lesa France Kennedy and Brian Z. France) on a pro rata basis in accordance with their equity interests in WCF, (c) Brian Z. France will transfer his 50% equity interest in WCF to Parent for cash in an amount equal to 50% of (x) the number of shares of Company Common Stock held by WCF (following the redemption of WCF’s ownership interest in Western Opportunity Limited Partnership (“Western Opportunity”) for shares of Company Common Stock and cash) multiplied by (y) the per share Merger Consideration; provided, that Parent may offset such amount by amounts otherwise owed by Brian Z. France to Parent if such amounts are not previously repaid by Brian Z. France, (d) Brian Z. France will release Parent, WCF, New Holdco and Lesa France Kennedy (and certain of their respective related persons) from certain claims, (e) Parent, WCF, New Holdco and Lesa France Kennedy will release Brian Z. France from certain claims and (f) the parties make certain customary representations and warranties to each other.

The transactions contemplated by the ARB Stock Transfer Agreement and the WCF Stock Transfer Agreement are conditioned upon the delivery of a notice by Parent to the applicable parties prior to the consummation of the Merger. The ARB Stock Transfer Agreement and WCF Stock Transfer Agreement each terminate automatically if the Merger Agreement is terminated in accordance with its terms.

The foregoing description of the BZF Restructuring Agreements is qualified in its entirety by the full text of such agreements, copies of which are filed as Exhibits (d)(3) and (d)(4) to Schedule 13E-3, filed by the Company and the Controlling Purchaser Group Members on July 5, 2019, and are incorporated herein by reference.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated shareholders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING INTERNATIONAL SPEEDWAY CORPORATION

Company Background

General

We are a leading owner of major motorsports entertainment facilities and promoter of motorsports themed entertainment activities in the United States. Our motorsports themed event operations consist principally of racing events at our major motorsports entertainment facilities. We currently own and/or operate 13 of the nation’s major motorsports entertainment facilities:

•	Daytona in Florida;
•	Talladega in Alabama;
•	Auto Club Speedway in California;
•	Michigan in Michigan;
•	Richmond in Virginia;
•	Kansas in Kansas;
•	Homestead in Florida;
•	Darlington in South Carolina;
•	Chicagoland in Illinois;
•	Martinsville in Virginia;
•	Phoenix in Arizona;
•	Watkins Glen in New York; and
•	Route 66 in Illinois.

In 2018, these motorsports entertainment facilities promoted well over 100 stock car, open wheel, sports car, truck, motorcycle and other events, including:

•	21 NASCAR Monster Energy NASCAR Cup Series events;
•	14 NASCAR Xfinity Series events;
•	9 NASCAR Gander Outdoors (formerly known as Camping World) Truck Series events;
•	2 IMSA WeatherTech SportsCar Championship Series events including the premier sports car endurance event in the United States, the Rolex 24 At DAYTONA;
•	5 ARCA Racing Series events;
•	One NHRA Mello Yello Drag Racing Series event;
•	One IndyCar Series event; and
•	A number of other prestigious stock car, sports car, open wheel, motorcycle and other events.

Our business consists principally of promoting racing events at these major motorsports entertainment facilities, which, in total, currently have approximately 683,000 grandstand seats and 583 suites. We earn a significant portion of our revenue and generate substantial cash flows primarily from admissions, television media rights fees, promotion and sponsorship fees, hospitality rentals (including luxury suites, chalets and the hospitality portion of club seating), advertising revenues, royalties from licenses of our trademarks, parking and camping, and track rentals. We own Americrown, which provides catering, concessions and services at certain of our motorsports entertainment facilities, with the exception of Chicagoland, ISM Raceway, and Route 66, where Levy provides food and beverage catering and/or concessions. We own and operate the MRN radio network, also doing business under the name “MRN Radio,” the nation’s largest independent motorsports radio network in terms of event programming. We have an equity investment in a Hollywood Casino at Kansas Speedway that has generated substantial equity earnings and cash distributions to us since its opening in fiscal year 2012. We also have several additional equity investments, including a 33.25 percent equity interest in Fairfield Inn Hotel at ONE DAYTONA, a 34 percent equity interest in The Autograph Hotel at ONE DAYTONA, and an equity interest in the Residential Project at ONE DAYTONA. We have developed a retail, dining and entertainment destination, ONE DAYTONA, across from Daytona International

Speedway, which is creating synergy with the Speedway, enhancing customer and partner experiences, monetizing real estate on International Speedway Boulevard. and leveraging our real estate on a year-round basis.

We were incorporated in 1953 under the laws of the State of Florida under the name “Bill France Racing, Inc.” and changed our name to “Daytona International Speedway Corporation” in 1957. With the groundbreaking for Talladega Superspeedway in 1968, we changed our name to “International Speedway Corporation.” The business of the Company and each of its directors and executive officers is One Daytona Boulevard, Daytona Beach, Florida 32114, and their telephone number is (386) 254-2700.

The shares of Class A Common Stock are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “ISCA.” The shares of Class B Common Stock are currently registered under the Exchange Act and are quoted on the OTC under the symbol “ISCB.”

During the past five years none of the Company or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Company’s website may be accessed at www.internationalspeedwaycorporation.com. Through a link on the Investor Relations portion of our internet website, you can access all of our filings with the SEC. However, in the event that the website is inaccessible our filings are available to the public over the internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of Nasdaq. The information contained on our website and the SEC’s website is not incorporated by reference, except for information that we expressly incorporate by reference herein.

Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the Company’s directors and executive officers are set forth below. Each of the Company’s directors and executive officers is a citizen of the United States.

Name	Age	Position With the Company
James C. France	74	Chairman of the Board, Assistant Treasurer and Director
Lesa France Kennedy	58	Vice Chairwoman, Chief Executive Officer and Director
John R. Saunders	62	President
Joel S. Chitwood	50	Executive Vice President and Chief Operating Officer
W. Garrett Crotty	55	Executive Vice President, Chief Administration Officer, Chief Legal Officer, Chief Compliance Officer & Secretary
Gregory S. Motto	46	Executive Vice President, Chief Financial Officer and Treasurer
Craig A. Neeb	59	Executive Vice President, Chief Innovation and Development Officer
Daryl Q. Wolfe	51	Executive Vice President, Chief Marketing Officer
Laura E. Jackson	53	Senior Vice President, Corporate Services and Chief Human Resources Officer
Paula Miller	56	Senior Vice President, Human Resources
Eric Nyquist	47	Senior Vice President, Chief Communications Officer
Jeffrey T. Boerger	54	Vice President, Corporate Development
Frank Kelleher	38	Vice President, Chief Sales Officer
Derek Muldowney	53	Vice President
Ben Odom	39	Vice President, Legal and Deputy General Counsel
Larry Aiello, Jr.	69	Director
J. Hyatt Brown	81	Director
Brian Z. France	56	Director
William P. Graves	66	Director
Sonia M. Green	69	Director
Christy F. Harris	73	Director
Morteza Hosseini-Kargar	64	Director
Larree M. Renda	60	Director
Larry D. Woodard	59	Director

Directors

Mr. William P. Graves, a director since September 2003, served as President and Chief Executive Officer of the American Trucking Association from January 2003 until January 2017. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003. Mr. Graves’ experience as a governor, as well as his knowledge of governmental affairs, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than 45 years and currently is Of Counsel with Kinsey, Vincent, Pyle, P.L. Mr. Harris served as a Managing Director of AMA Pro Racing until 2013. Mr. Harris also has served on the Board of ACCUS (Automobile Competition Committee for the United States) for over nine years and as a judge of the FIM International Tribunal and International Court of Appeals for Motorsports Controversies and Disputes. In 2018, Mr. Harris was appointed to membership on the NASCAR appeals panel. Mr. Harris’ experience as an attorney and counselor to businesses and their management, along with his extensive knowledge of our business, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for over five years. Mr. Hosseini’s experience in real estate development and successful ownership and operation of businesses are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mr. James C. France, a director since 1970, has served as our Chairman since July 2007, and as our Assistant Treasurer since June 2009. Previously, he served as our Chairman and Chief Executive Officer from July 2007 until June 2009 and he served as Vice Chairman and Chief Executive Officer from April 2003 until July 2007. He also served as our President and Chief Operating Officer from 1987 until 2003. Mr. France is also Chairman and Chief Executive Officer of NASCAR. Mr. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mr. Brian Z. France, a director since 1994, served as NASCAR’s Chairman and Chief Executive Officer from September 2003 to August of 2018. Prior to that, Mr. France was NASCAR Executive Vice President from February 2001 to September 2003 and Vice Chairman from January 2003 to September 2003. Previously, he served as NASCAR’s Senior Vice President from 1999 to 2001. Mr. France’s extensive experience in and knowledge of the motorsports industry, in particular NASCAR, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mrs. Larree M. Renda, a director since 2015, currently serves as a member of the Board of Directors of Casey’s General Stores, where she serves on the Nominating & Governance and Risk Committees and chairs the Compensation Committee. She also serves as a member of the Board of Regents of the University of Portland. Prior to joining the Board of Directors, Mrs. Renda served as one of Safeway’s top executives for 15 years, most recently as Executive Vice President from 1999 - 2015. She managed retail strategies and held many administrative roles for Safeway, one of the largest food and drug retailers in North America. Her areas of influence included labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, industrial engineering, IT and real estate. Mrs. Renda’s leading experience in retail strategy, real estate, and financial planning are among the factors the Board considered in concluding she is qualified to serve as a Board member.

Mr. Larry D. Woodard, a director since April 2013, is President and CEO at Graham Stanley Advertising, a firm he founded in 2010, which integrates traditional and digital advertising. Prior to that, Mr. Woodard served as the President and CEO of Vigilante Advertising for over a decade. Mr. Woodard’s 26 years of experience as a highly regarded and successful advertising industry executive, his experience in business, and being a weekly columnist and on air commentator regarding advertising and marketing issues, are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Ms. Lesa France Kennedy, a director since 1984, became Vice Chairwoman in July 2007 and was named our Chief Executive Officer in June 2009. Previously, she served as our President from April 2003 until June 2009. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996. Ms. Kennedy is also Vice Chairwoman, Executive Vice President and Assistant Treasurer of NASCAR. Ms. Kennedy’s experience in the motorsports industry, her knowledge of our Company and proven leadership ability are among the factors the Board considered in concluding she is qualified to serve as a Board member.

Mr. Larry Aiello, Jr., a director since 2003, served as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc., from 2002 until his retirement in 2008. Mr. Aiello joined Corning, Inc. in 1973. He was named Senior Vice President and Chief of Staff-Corning Optical Communications in 2000. Mr. Aiello’s business background and experience enhance his ability to analyze and contribute valuable insight on matters such as financing and capital management. In addition, his contributions as a member and as Chairman of our Audit Committee are among the factors the Board considered in concluding he is qualified to serve as a Board member.

Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also currently serves as a director Verisk Analytics, Inc. Until 2012, Mr. Brown served as a director of NextEra Energy, Inc. Until January 2010, Mr. Brown served on the Board of Rock-Tenn Company, until April 2008, he served on the Board of SunTrust Banks, Inc. and until December 2006, he served on the Board of BellSouth Corporation, each a publicly held company. Mr. Brown’s extensive business experience, service on boards of other publicly traded companies and proven leadership abilities are among the factors the Board considered he is qualified to serve as a Board member. Mr. Brown is our lead independent director.

Ms. Sonia M. Green, a director since April 2013, is President and CEO of SMG Marketing Group providing marketing, sales and communications expertise to organizations in both the for profit and non-profit sectors. She currently serves on the board of The Soup Kitchen of Boynton Beach and is a member of the 4Kids Business Development Council. From 2001 to 2008, Ms. Green served as Director of Diversity Marketing and Sales for General Motors Corporation. She also previously served on the board of the Greater Miami Chamber of Commerce, the Avon Products Foundation and National Hispanic Corporate Council for which she served as Chairperson. Ms. Green’s nationally recognized leadership in marketing and brand communications for more than 20 years, with a specialty in multicultural/diversity marketing, as well as her experience as a trusted spokesperson on diversity and marketing issues for both Spanish and English media outlets, are among the factors the Board considered in concluding she is qualified to serve as a Board member.

Ms. Green, Ms. Renda, and Messrs. Aiello, Brown, Graves, Hosseini and Woodard have been determined by the Board to be “independent” as that term is presently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

Executive Officers

Mr. Jeffrey T. Boerger became Vice President, Corporate Development in April 2016. In this role, he oversees all ISC-owned and operated real estate, seeking its highest and best use. He served as President of Kansas Speedway Development Corp. from March 2010 until April 2016, managing our investment in the Hollywood Casino Kansas Speedway, a role in which he continues to serve. Prior to that, Mr. Boerger served as President of Kansas Speedway from May 2002 until March 2010.

Mr. Joel S. Chitwood became Executive Vice President and Chief Operating Officer since April 2016. Prior to that he had served as Executive Vice President since April 2015. He served as Vice President for us from August 2009 to April 2015, and in August 2010 was named President of Daytona International Speedway, one of our subsidiaries, a role in which he served until April 2016. Prior to that, he served as President and Chief Operating Officer of Indianapolis Motor Speedway from November 2004 through August 2009. He served as Senior Vice President, Business Affairs for Indianapolis Motor Speedway from October 2002 to November 2004. Mr. Chitwood also served as Vice President and General Manager of Raceway Associates, LLC, which oversaw construction of Chicagoland Speedway from 1999 to 2002.

Mr. W. Garrett Crotty became Executive Vice President, Chief Administration Officer, Chief Legal Officer (the “Chief Legal Officer”) & Secretary in April 2015. In January 2018, Mr. Crotty also added the role of Chief Compliance Officer. He served as a Senior Vice President from April 2004 to April 2015. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel. Mr. Crotty has also served as General Counsel of NASCAR since 1996 and as a member of NASCAR’s Board of Directors since 2006.

Ms. Laura E. Jackson was named Senior Vice President, Corporate Services and Chief Human Resources Officer in April 2015. She was named Vice President, Corporate Services in February 2013, after serving as our Vice President, Human Resources from April 2010 through January 2013. Prior to that, she had served as our Managing Director, Human Resources from January 2009 through March 2010. Before joining the Company, Ms. Jackson served as Senior Vice President, Human Resources for Textron, Inc. from September 2003 through January 2009.

Mr. Frank Kelleher was named Vice President, Chief Sales Officer in January 2018. Previously, Mr. Kelleher was Managing Director of ISC Sales and Marketing. Mr. Kelleher was our Senior Director of Marketing Partnerships from 2010 to 2015, Director of Partnership Marketing from 2009 to 2010, Manager, Partnership Sales from 2005 to 2009, Account Manager from 2004 to 2005 and Account Executive from 2003 to 2004. Kelleher joined the Company as an Account Coordinator in 2003.

Mrs. Paula Miller was named Senior Vice President, Human Resources in January 2018. Mrs. Miller served as our Managing Director of Human Resources from 1999 through September, 2008. Mrs. Miller is also the Senior Vice President and Chief Human Resources Officer of NASCAR. She began working for NASCAR in September, 2008.

Mr. Gregory S. Motto was named Executive Vice President, Chief Financial Officer and Treasurer in January 2018. Mr. Motto previously served as Senior Vice President, Chief Financial Officer and Treasurer in April 2017 and Vice President, Chief Financial Officer and Treasurer since December 2016. Prior to that, Mr. Motto served as Vice President, Finance and Accounting, and Controller in April 2015. Mr. Motto joined us in 2000, and has served in positions as Financial Analyst, Assistant Controller and Director of Strategic Planning. Prior to joining ISC, Motto worked for GE Capital, serving as Financial Analyst responsible for financial planning and analysis and strategic planning.

Mr. Derek J. Muldowney was named Vice President in April 2016. Prior to that, he served for more than ten years as Executive Vice President of ISC Design & Development, our design, construction and development subsidiary.

Mr. Craig A. Neeb was named Executive Vice President, Chief Development and Digital Officer in January 2018. Prior to that Mr. Neeb served as Executive Vice President, Chief Development and Chief Digital Officer since April 2015. He had served as Senior Vice President, Business Development and Chief Digital Officer since April 2014. Mr. Neeb was named our Vice President, Business Development and Chief Digital Officer in February 2013, after serving as our Vice President — Multi Channel Marketing from June 2009 through January 2013. Mr. Neeb also served as our Chief Information Officer from November 2000 until February 2013 and as our Managing Director of Marketing Services from 2008 to June 2009. Mr. Neeb has also served as Chief Innovation and Development Officer for NASCAR since January 2018.

Mr. Eric Nyquist was named Senior Vice President, Chief Communications Officer in January 2018. Mr. Nyquist is also the Senior Vice President and Chief Communications officer for NASCAR. Mr. Nyquist began with NASCAR in 2005 in the Business Affairs department. Prior to joining NASCAR, Mr. Nyquist was the Executive Vice President of Chicago White Sox Enterprises from 1999-2004.

Mr. Benjamin Odom was named Vice President, Legal and Deputy General Counsel in January 2018. Previously he served as Managing Director, Associate General Counsel & Compliance for the Company. Mr. Odom joined the Company in 2006.

Mr. John R. Saunders was appointed our President in June 2009. Previously he served as Executive Vice President from April 2004 until June 2009 and from April 2003 until June 2009 served as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International, a subsidiary of the Company, from 1983 until 1997.

Mr. Daryl Q. Wolfe was named Executive Vice President, Chief Marketing Officer in April 2015. He had served as Senior Vice President, Chief Marketing Officer since April 2012. Prior to that, he served as Vice President, Chief Marketing Officer from April 2007 to April 2012. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003. Since December of 2017, Mr. Wolfe has also served as Chief Sales Officer of NASCAR.

Prior Public Offerings

During the past three years, the Company has not made any underwritten public offering of Company Common Stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Historical Selected Financial Information

Set forth below is certain historical selected financial information relating to the Company. The historical selected financial data as of and for the fiscal years ended November 30, 2014, 2015, 2016, 2017 and 2018 have been derived from the Company’s historical audited consolidated financial statements, and the historical selected financial data as of and for the three months ended February 28, 2018 and 2019 are derived from the Company’s unaudited condensed consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended November 30, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2019. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations. For additional information, see “Where You Can Find Additional Information.” Historical results are not necessarily indicative of results to be expected in any future period.

		For the Year Ended November 30,				For the Quarter ended
	2014	2015	2016	2017	2018	2/28/2018	2/28/2019
	(in thousands, except share and per share data)
Income Statement Data:
Revenues:
Admissions, net	$129,688	$130,154	$123,521	$121,505	$109,602	$30,562	$29,334
Motorsports and other event related	433,738	451,838	477,197	491,664	508,505	105,786	106,641
Food, beverage and merchandise(1)	72,880	47,282	41,968	41,293	35,669	7,950	9,252
Other(2)	15,630	16,096	18,330	16,971	21,260	4,577	5,324
Total revenues	651,936	645,370	661,016	671,433	675,036	148,875	150,551
Expenses:
Direct:
NASCAR event management fees	162,988	167,841	171,836	178,403	185,200	29,865	30,900
Motorsports and other event related	128,229	131,109	133,322	134,136	145,093	26,035	26,388
Food, beverage and merchandise(1)	58,265	38,484	30,142	29,593	27,278	5,629	6,578
Other operating expenses	426	463	483	1,581	6,447	1,209	1,908
General and administrative(3)	108,137	111,154	110,345	111,279	106,566	25,742	29,608
Depreciation and amortization(4)	90,352	94,727	102,156	109,733	106,819	26,739	29,259
Impairments/losses on retirements of long-lived assets(5)	10,148	16,015	2,905	10,552	4,471	1,162	381
Total expenses	558,545	559,793	551,189	575,277	581,874	116,381	125,022
Operating income	93,391	85,577	109,827	96,156	93,162	32,494	25,529
Interest income(6)	2,107	157	270	1,220	3,143	521	1,233
Interest expense(7)	(9,182)	(9,582)	(13,837)	(11,633)	(10,862)	(2,885)	(3,722)
Other(8)	5,380	730	12,896	344	46	15	—
Equity in net (loss) income from equity investments(9)	8,916	14,060	14,913	19,111	21,777	4,308	5,512
Income before income taxes	100,612	90,942	124,069	105,198	107,266	34,453	28,552
Income taxes(10)	33,233	34,308	47,731	(5,625)	(111,018)	(134,894)	6,997
Net income	$67,379	$56,634	$76,338	$110,823	$225,284	$169,347	$21,555

Basic and diluted earnings per share	$1.45	$1.21	$1.66	$2.48	$5.11	$3.83	$0.50
Diluted earnings per share	$1.45	$1.21	$1.66	$2.48	$5.11	$3.83	$0.50
Dividends per share	$0.24	$0.26	$0.41	$0.43	$0.47	n/a	n/a
Weighted average shares outstanding:
Basic	46,559,232	46,621,211	45,981,471	44,648,586	44,068,713	44,196,489	43,420,992
Diluted	46,573,038	46,635,830	45,995,691	44,660,177	44,078,448	44,210,102	43,427,255

		For the Year Ended November 30,				For the Quarter ended
	2014	2015	2016	2017	2018	2/28/2018	2/28/2019
	(in thousands, except share and per share data)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$158,847	$160,548	$263,727	$256,702	$269,011	$283,726	$273,193
Working capital	110,783	146,915	217,802	240,027	231,776	265,411	258,289
Total assets	2,077,651	2,119,663	2,172,660	2,208,192	2,249,360	2,318,966	2,308,132
Long-term debt	268,311	262,762	259,416	255,612	251,381	255,435	251,086
Total debt	271,746	265,836	262,820	259,466	255,665	259,304	255,488
Total shareholders’ equity	1,346,432	1,393,215	1,400,360	1,459,922	1,635,958	1,630,951	1,658,525
(1)	Fiscal year 2014 includes consolidated operations of Motorsports Authentics (“MA”) following Speedway Motorsports, Inc.’s (“SMI”) abandonment of its interest and rights in SMISC, LLC on January 31, 2014. As a result, ISC recognized merchandise revenue and operating expenses totaling approximately $25.7 million and $24.7 million, respectively, for the 10-month period beginning February 1, 2014 and ending November 30, 2014. The three months ended February 28, 2019 include revenue and expense related to the sales of merchandise associated with the purchase of certain assets of Racing Electronics.
(2)	Fiscal year 2016 includes a favorable settlement related to certain ancillary operations of approximately $1.1 million, as well as $1.9 million in interest and additional consideration received as a result of the sale of the Staten Island property. Fiscal year 2017 includes a favorable settlement relating to certain ancillary operations of approximately $1.0 million. Fiscal year 2018 includes the receipt of insurance proceeds of approximately $1.8 million, as well as lease revenue from commencement of operations related to ONE DAYTONA.
(3)	The three months ended February 28, 2019 includes approximately $2.8 million of costs associated with the NASCAR Offer and Merger Agreement and approximately $0.2 million non-capitalized, non-recurring acquisition costs related to the purchase of certain assets of Racing Electronics. For the three months ended February 28, 2018, includes approximately $0.1 million non-recurring costs associated with the ISM Raceway project.
(4)	Fiscal year 2014 includes accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising totaling approximately $11.1 million. Fiscal year 2015 includes accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising totaling approximately $6.8 million. Fiscal year 2017 includes accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with The ISM Raceway Project and other capital improvements including the infield project at Richmond totaling approximately $6.2 million. Fiscal year 2018 includes accelerated depreciation that was predominately recorded due to shortening the service lives of certain assets associated with The ISM Raceway Project, and, to a lesser extent, the infield project at Richmond, totaling approximately $1.2 million. For the three months ended February 28, 2018 and February 28, 2019, includes approximately $0.9 million per period related of accelerated depreciation related to the shortening of lives associated with the ISM Raceway and Richmond Raceway projects, and Talladega project, respectively.
(5)	Fiscal year 2014 losses associated with demolition costs in connection with DAYTONA Rising, capacity optimization initiatives and other capital improvements. Fiscal year 2015 losses associated with demolition costs in connection with DAYTONA Rising and other capital improvements. Fiscal year 2016 losses associated with asset retirements and demolition and/or asset relocation costs in connection with capacity optimization initiatives at Richmond and other facility capital improvements. Fiscal year 2017 losses associated with asset retirements and demolition and/or asset relocation costs in connection with capacity optimization initiatives, The ISM Raceway Project, the infield project at Richmond, and other facility capital improvements. Fiscal year 2018 losses associated with asset retirements and demolition and/or asset relocation costs in connection with The ISM Raceway Project, the infield project at Richmond, capacity optimization initiatives, and ONE DAYTONA. For the three months ended February 28, 2018 and February 28, 2019, includes $1.1 million and $0.9 million, respectively, attributable to demolition and/or relocation costs in connection with the facility optimization projects at certain race tracks and ONE DAYTONA, and the Talladega project, respectively.
(6)	Fiscal year 2014 includes approximately $1.8 million related to settlement of interest income on a long-term receivable. Fiscal year 2018 includes higher interest rates received on cash deposits, and to a lesser extent, a slightly higher average cash balance.
(7)	Fiscal year 2014 and 2015 include approximately $7.2 million and $6.0 million, respectively, related to capitalized interest for DAYTONA Rising. Fiscal year 2016 includes approximately $1.5 million related to capitalized interest for ONE DAYTONA, DAYTONA Rising, and other capital projects. Fiscal year 2017 includes approximately $3.9 million related to capitalized interest for ONE DAYTONA and The ISM Raceway Project. Fiscal year 2018 includes approximately $4.1 million related to capitalized interest for The ISM Raceway Project and ONE DAYTONA. For the three months ended February 28, 2018, includes capitalized interest of approximately $0.8 million related to the ISM Raceway project and ONE DAYTONA.
(8)	Fiscal year 2014 includes the valuation adjustment related to consolidation of MA, representing the fair value over the carrying value as of January 31, 2014. Fiscal year 2016 includes the receipt of interest and other consideration, of approximately $11.7 million, related to the sale of the Staten Island property. Fiscal year 2018 includes increased operational expenses related to commencement of operations for ONE DAYTONA as new tenants began to start operations.
(9)	Equity in net (loss) income from equity investments includes the Company’s 50.0 percent portion of Kansas Entertainment’s net income, more fully discussed in Management's Discussion and Analysis, Equity and Other Investments. Included in the Company's equity income in fiscal year 2017 and 2018 is a reduction in depreciation expense as a result of certain assets that have been fully depreciated.
(10)	Fiscal year 2017 includes a $48.2 million tax adjustment as a result of the worthlessness of MA stock. Fiscal year 2018 includes a $145.1 million tax adjustment as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”). During the three months ended February 28, 2018, as a result of the Tax Act, we incurred a material, non-cash reduction of our deferred income tax liabilities and a corresponding material income tax benefit of approximately $143.9 million primarily due to the Federal income tax rate reduction from 35.0 percent to 21.0 percent. In the third quarter of fiscal year 2018, we recorded an additional $1.2 million reduction of our deferred income tax liabilities and income tax benefit as a result of the aforementioned Federal income tax rate reduction.

Book Value Per Share

Our net book value per share as of May 31, 2019 was approximately $38.00 (calculated based on 43,481,410 shares outstanding as of such date).

Market Price of the Company Common Stock

As of the record date, we had two issued classes of capital stock: Class A Common Stock and Class B Common Stock. The shares of Class A Common Stock are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “ISCA.” The shares of Class B Common Stock are currently registered under the Exchange Act and are quoted on the OTC under the symbol “ISCB” and, at the option of the holder, are convertible to Class A Common Stock at any time. As of the record date there were approximately [•] record holders of Class A Common Stock and approximately [•] record holders of Class B Common Stock.

The reported high and low sales prices or high and low bid information, as applicable, for each quarter indicated are as follows:

	ISCA		ISCB(1)
	High	Low	High	Low
Fiscal 2017
First Quarter	$36.40	$29.71	$37.77	$30.40
Second Quarter	37.80	31.75	37.00	32.08
Third Quarter	36.23	30.30	35.03	32.63
Fourth Quarter	38.05	30.05	37.43	31.23
Fiscal 2018
First Quarter	$47.45	$38.55	$46.61	$38.61
Second Quarter	45.95	37.17	44.50	38.50
Third Quarter	49.95	41.80	46.50	41.76
Fourth Quarter	45.59	35.12	45.00	35.37
Fiscal 2019
First Quarter	$44.91	$41.41	$44.15	$40.81
Second Quarter	$45.62	$41.23	$45.42	$41.89
Third Quarter through June 24, 2019	$45.40	$44.47	$45.25	$44.66
(1)	ISCB quotations were obtained from the OTC and represent prices between dealers and do not include mark-up, mark-down or commission. Such quotations do not necessarily represent actual transactions.

Dividends

Annual dividends were declared in the quarter ended in May and paid in June in the fiscal years reported below on all Company Common Stock that was issued at the time (amount per share):

Fiscal Year:	Annual Dividend
2017	$0.43
2018	0.47

On April 11, 2019, the Company announced that it had declared a dividend of $0.49 per share, payable on June 28, 2019, to common shareholders of record on May 31, 2019. This dividend was the quarterly portion of an annual dividend determined in a manner consistent with the Company’s past practices.

Under the Merger Agreement, the Company must not pay dividends, except (i) regular annual dividends in a manner consistent with past practice, or (ii) dividends from any of the Company’s subsidiaries to the Company, until the effective time of the Merger.

Issuer Purchases of Equity Securities

We have returned capital to shareholders primarily through our share repurchase program (“Stock Purchase Plan”) under which the Company is authorized to purchase up to $530.0 million of its outstanding Class A Common Stock. As of May 31, 2019, we had approximately $138.7 million remaining repurchase authority under the Stock Purchase Plan. Immediately upon receipt of Parent’s proposal to acquire the Company, we terminated active Rule 10b5-1 plans and we have not repurchased any of our outstanding Class A Common Stock since that time.

Security Ownership of Management and Certain Beneficial Owners

As of May 31, 2019, 23,861,482 shares of Class A Common Stock and 19,619,928 shares of Class B Common Stock were issued and outstanding. At the close of business on May 31, 2019, our directors, the named executive officers, our directors and executive officers as a group and other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our Company Common Stock as set forth in the following table:

	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of Common Stock
Name of Beneficial Owner(1)	Class A(3)	Class B(4)	Class A(5)	Class B(6)	(7)
France Family Group(8)	18,421,093	18,181,913	43.81%	92.67%	74.74%
James C. France(8)	18,421,093	18,181,913	43.81%	92.67%	74.74%
Lesa France Kennedy(8)	18,421,093	18,181,913	43.81%	92.67%	74.74%
Brian Z. France(8)	18,421,093	18,181,913	43.81%	92.67%	74.74%
Blackrock, Inc.(9)	2,752,759	0	11.54%	0.00%	2.20%
Vanguard Group(10)	2,321,297	0	9.73%	0.00%	0.02%
Paradice Investment Management LLC(11)	1,728,548	0	7.24%	0.00%	1.13%
Renaissance Technologies LLC(12)	1,430,113	0	5.99%	0.00%	1.12%
Macquarie Investment Management(13)	1,210,745	0	5.07%	0.00%	0.99%
J. Hyatt Brown(14)	83,780	9,000	0.35%	0.05%	0.10%
John R. Saunders	64,809	11,286	0.27%	0.06%	0.09%
Daryl Q. Wolfe	26,932	90	0.11%	0.00%	0.02%
Morteza Hosseini-Kargar(15)	20,394	0	0.09%	0.00%	0.02%
Joel S. Chitwood	22,322	0	0.09%	0.00%	0.02%
Christy F. Harris(16)	12,355	150	0.05%	0.00%	0.01%
Larree M. Renda	10,297	0	0.04%	0.00%	0.01%
Larry Aiello, Jr.	10,276	0	0.04%	0.00%	0.01%
Gregory Motto	11,361	0	0.05%	0.00%	0.01%
William P. Graves	7,255	0	0.03%	0.00%	0.01%
Sonia M. Green	5,053	0	0.02%	0.00%	0.00%
Larry D. Woodard	3,718	0	0.02%	0.00%	0.00%
All directors and executive officers as a group (23 persons)(17)	18,830,665	18,205,223	44.76%	92.79%	75.15%
(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o International Speedway Corporation, One Daytona Boulevard, Daytona Beach, Florida 32114.
(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(3)	Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of Class A Common Stock that are held by such beneficial owner that are exercisable within 60 days of May 31, 2019 and (ii) the conversion of all shares of Class B Common Stock held by such beneficial owner into shares of class A Common Stock.
(4)	Assumes no conversion of shares of Class B Common Stock into shares of Class A Common Stock.
(5)	Assumes (i) the exercise of any options to acquire shares of Class A Common Stock that are held by the named beneficial owner that are exercisable within 60 days of the record date, (ii) the conversion of all shares of Class B Common Stock held by such beneficial owner into shares of Class A Common Stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.
(6)	Reflects current ownership percentage of named beneficial owner’s shares of Class B Common Stock without any conversion of shares of Class B Common Stock into shares of Class A Common Stock.
(7)	Assumes no exercise of options or conversion of shares of Class B Common Stock into shares of Class A Common Stock.
(8)	The France Family Group consists of James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 25th amendment to Schedule 13G which was filed with the SEC on February 12, 2019.
(9)	Pursuant to a Form 13F filed with the SEC on May 9, 2019, Blackrock Inc. is the beneficial owner of these shares and has sole voting power over 2,685,565 shares of Class A Common Stock.
(10)	Pursuant to a Form 13F filed with the SEC on May 15, 2019, The Vanguard Group has sole voting power over 23,287 shares of Class A Common Stock, shared voting power over 2,966 shares of Class A Common Stock, sole investment discretion over 2,297,779 shares of Class A Common Stock and shared investment discretion over 23,518 shares of Class A Common Stock.
(11)	Pursuant to a Form 13F filed with the SEC on May 15, 2019, Paradice Investment Management LLC has shared voting power over 1,377,449 shares of Class A Common Stock and shared investment discretion over 1,728,548 shares of Class A Common Stock.
(12)	Pursuant to a Form 13F filed with the SEC on May 14, 2019, Renaissance Technologies LLC has sole voting power over 1,370,420 shares of Class A Common Stock.
(13)	Pursuant to a Form 13F filed with the SEC on May 15, 2019, Macquarie Investment Management Business Trust is the beneficial owner of these shares and has sole voting power over 1,207,382 shares of Class A Common Stock.

(14)	Held of record as joint tenants with Cynthia R. Brown, his spouse.
(15)	Includes 5,000 Class A shares held as trustee of a qualified trust.
(16)	Includes 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.
(17)	See footnotes (8) and footnotes (14) through (16).

Transactions in Company Common Stock by Controlling Purchaser Group Members

Other than the Rollover Commitment Letter as discussed in the section entitled “Agreements Involving Common Stock” and as set forth immediately below, the Controlling Purchaser Group Members have not made any purchases of Company Common Stock during the past two years.

James C. France purchased Class B Common Stock on the open market pursuant to a 10b5-1 plan in the amount of 375 shares on August 10, 2017 for $35.06 per share, 49 shares on October 4, 2017 for $36.52 per share, 49 shares on October 4, 2017 for $37.73 per share and 62 shares on October 9, 2017 for $40.00 per share.

Transactions Between the Company and the Controlling Purchaser Group Members

As described below, over the past two years, the Company has entered into certain transactions in the ordinary course of business with certain Controlling Purchaser Group Members or their affiliates.

NASCAR, which sanctions many of the Company’s principal racing events, is wholly owned by the France Family Group, which, as of May 31, 2019, controls approximately 75% of the combined voting power of the Company’s outstanding stock, and some members of which serve as directors and officers of our Company.

Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Cup, Xfinity and Gander Outdoors Truck series schedules. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR Cup, Xfinity and Gander Outdoors Truck series event as a component of its sanction fees. We, as the promoter, record 90.0 percent of the gross broadcast rights fees as revenue and then records 25.0 percent of the gross broadcast rights fees as part of NASCAR’s awards to the competitors. Ultimately, the promoter retains 65.0 percent of the net cash proceeds from the gross broadcast rights fees allocated to the event. Our television broadcast and ancillary rights fees received from NASCAR for the NASCAR Cup, Xfinity and Gander Outdoors Truck series events conducted at our wholly owned facilities were approximately $337.4 million and $350.8 million in fiscal years 2017 and 2018, respectively.

Standard NASCAR sanction agreements require racetrack operators to pay NASCAR Event Management fees (collectively, “NASCAR event management” or “NEM fees”), which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Total NEM fees paid by us were approximately $178.4 million and $185.2 million, in fiscal years 2017 and 2018, respectively. We have outstanding receivables related to NASCAR and its affiliates of approximately $22.1 million and $22.9 million at November 30, 2017 and 2018, respectively.

In addition, we share a variety of expenses with NASCAR, along with certain NASCAR affiliates, in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in Daytona Beach, Florida. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space on trackside large screen video display units. Our payments to NASCAR for Motor Racing Network’s broadcast rights to NASCAR Camping World Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department and NASCAR’s security department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $10.3 million and $11.1 million during fiscal years 2017 and 2018, respectively. We believe the amounts earned from, or charged by us, under each of the aforementioned transactions are commercially reasonable.

IMSA, a wholly owned subsidiary of NASCAR, sanctions various events at certain of our facilities. Standard IMSA sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by IMSA to participants in the events. Event management fees paid by us to IMSA totaled approximately $1.2 million and $1.3 million for the years ended November 30, 2017 and 2018, respectively.

AMA Pro Racing, an entity controlled by a member of the France Family Group, sanctions various events at certain of our facilities. Standard AMA Pro Racing sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by AMA Pro Racing to participants in the events. Event management fees paid by us to AMA Pro Racing totaled approximately $0.1 million and $0.1 million during fiscal years 2017 and 2018, respectively. The aggregate amount received from AMA Pro Racing by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $0.2 million in each of fiscal years 2017 and 2018, respectively.

In January of 2019, NASCAR acquired the assets of ARCA. ARCA is now a wholly owned subsidiary of NASCAR and sanctions various events at certain of our facilities. Standard ARCA sanction agreements require racetrack operators to pay event management fees, which include prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by ARCA to participants in the events.

Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The net amount received by us for these items totaled approximately $0.5 million and $0.4 million during fiscal years 2017 and 2018, respectively.

Transactions between the Directors and Executive Officers of the Company and the Controlling Purchaser Group Members

Over the past two years, there have been no transactions between our directors and executive officers and the Controlling Purchaser Group Members.

Transactions by the France Family Group and the Company’s Directors and Executive Officers

Other than transactions described above in the section titled “Transactions in Company Common Stock by Controlling Purchaser Group Members,” there have been no transactions in shares of the Company Common Stock by the members of the France Family Group and our directors and executive officers within the 60 days prior to the date of this Proxy Statement.

RIGHTS OF APPRAISAL

Appraisal Rights

Holders of Company Common Stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to the FBCA, a Company shareholder who does not wish to accept the Merger Consideration to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her shares of Company Common Stock immediately prior to the date of the special meeting to vote on the Merger Agreement Proposal, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.

In order to exercise appraisal rights, a dissenting Company shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex C to this proxy statement. Company shareholders are urged to read Annex C in its entirety and to consult with their legal advisors. Each Company shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Annex C to this proxy statement.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must deliver to the Company, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the approval of the Merger Agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the Merger Agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Company Common Stock in favor of approval of the Merger Agreement. A vote in favor of approval of the Merger Agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

International Speedway Corporation
One Daytona Boulevard
Daytona Beach, Florida 32114
Attention: General Counsel

All such notices must be signed in the same manner as the shares are registered on the books of the Company. If a Company shareholder has not provided written notice of intent to demand fair value before the vote on the Merger Agreement Proposal is taken at the special meeting, then the Company shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the Merger, the surviving corporation must provide to each Company shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the Merger;
•	the surviving corporation’s estimate of the fair value of the shares of Company Common Stock;
•	instructions from the Company’s third-party exchange agent on how to surrender the shareholder’s stock certificate(s) or book-entry shares, and the date by which they must be received by the surviving corporation or its agent, which date may not be fewer than 40, nor more than 60, days after the date the surviving corporation sent the appraisal notice and appraisal election form to the shareholder;
•	the date by which a notice from the Company shareholder of his or her desire to withdraw his or her appraisal election must be received by the surviving corporation, which date must be within 20 days after the date set for receipt by the surviving corporation of the appraisal election form from the Company shareholder; and

•	that, if requested in writing, the surviving corporation will provide to the shareholder so requesting, within 10 days after the date the instructions from the Company’s third-party exchange agent are sent pursuant to the third bullet above, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

The form must also contain the surviving corporation’s offer to pay to the Company shareholder the amount that it has estimated as the fair value of the shares of Company Common Stock, and request certain information from the Company shareholder, including:

•	the shareholder’s name and address;
•	the number of shares as to which the shareholder is asserting appraisal rights;
•	that the shareholder did not vote for the Merger;
•	whether the shareholder accepts the offer of the surviving corporation to pay its estimate of the fair value of the shares of Company Common Stock to the shareholder; and
•	if the shareholder does not accept the offer of the surviving corporation, the shareholder’s estimated fair value of the shares of Company Common Stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must comply with the instructions from the third-party exchange agent on how to surrender the shareholder’s stock certificate(s) or book-entry shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and comply with the instructions provided by the Company’s third party exchange agent within period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement.

Upon returning the appraisal election form and Company Common Stock certificates, or book-entry shares pursuant to instructions provided by the Company’s third-party exchange agent, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Company Common Stock certificates, or book-entry shares pursuant to instructions provided by the Company’s third-party exchange agent, may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to the surviving corporation by the date set forth in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of the surviving corporation. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the Merger Consideration.

If the dissenting shareholder accepts the offer of the surviving corporation in the appraisal election form to pay the surviving corporation’s estimate of the fair value of the shares of Company Common Stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by the surviving corporation or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to the Company the record shareholder’s written consent to the assertion of such rights no later than the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of the surviving corporation to pay the value of the shares as estimated by the surviving corporation, and the surviving corporation fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receiving the payment demand from any dissenting shareholder, the surviving corporation shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of the surviving corporation, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If the surviving corporation fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of the surviving corporation. A copy of the initial pleading will be served on each dissenting shareholder who is a resident of Florida in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder by registered or certified mail, or by publication as provided by law. The surviving corporation is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against the surviving corporation, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) the surviving corporation and in favor of any or all dissenting shareholders if the court finds the surviving corporation did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either the surviving corporation or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against the surviving corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that the surviving corporation fails to make a required payment when a dissenting shareholder accepts the surviving corporation’s offer to pay the value of the shares as estimated by the surviving corporation, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the surviving corporation all costs and expenses of the suit, including counsel fees.

Based on Florida’s appraisal rights statute as well as principles of waiver and estoppel, the Company intends to take the position with respect to any lawsuit seeking recovery outside of the appraisal rights process that appraisal rights represent the exclusive remedy to challenge the Merger Consideration and that any shareholder who either (i) votes for the approval of the Merger Agreement, (ii) does not exercise appraisal rights or (iii) accepts Merger Consideration pursuant to the Merger Agreement, will have waived and relinquished all claims arising out of or relating to the consideration provided to the Company’s shareholders under the Merger Agreement and be barred from seeking recovery of other consideration.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, the shares of Class A Common Stock will cease to be listed on Nasdaq, the shares of Class B Common Stock will cease to be quoted on the OTC and price quotations with respect to sales of shares of Company Common Stock in the public market will no longer be available. In addition, registration of the Company Common Stock under the Exchange Act will be terminated. As a result, we would no longer file reports with the SEC on account of the Company Common Stock.

THE ADVISORY COMPENSATION PROPOSAL

General

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the “golden parachute compensation” that may be paid or become payable to its named executive officers in connection with the Merger, which has been quantified and discussed in more detail in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Advisory Vote

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the sections of the Proxy Statement entitled ‘Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,’ and ‘The Advisory Compensation Proposal,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation that may become payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against approval of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. In addition, because the Company is contractually obligated to pay the compensation disclosed in the sections of the Proxy Statement entitled “Special Factors – Interests of the Company’s Directors and Officers in the Merger – Golden Parachute Compensation,” the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

Required Vote

The Advisory Compensation Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against it. Abstentions are not considered votes cast for purposes of the Advisory Compensation Proposal and will have no effect on the approval of this proposal.

Vote Recommendation

The Board recommends a vote “FOR” the Advisory Compensation Proposal.

ADJOURNMENT PROPOSAL

General

Company shareholders are also being asked to consider and vote on the Adjournment Proposal. We are seeking shareholder approval to adjourn the special meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to obtain the Required Shareholder Vote. If a quorum is not present at the special meeting, however, the holders of a majority of the shares so represented may adjourn the special meeting. If the special meeting is adjourned, and the adjournment is for a period of 120 days or less, no notice of the time or place of the reconvened meeting will be given to our shareholders other than an announcement made at the special meeting. At the adjourned meeting any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than 120 days, however, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the original meeting.

If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with the FBCA, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

The approval by the shareholders of the Adjournment Proposal is not a condition to the completion of the Merger.

Required Vote

The Adjournment Proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against it. Abstentions are not considered votes cast for purposes of the Adjournment Proposal and will have no effect on the approval of this proposal.

Vote Recommendation

The Board recommends a vote “FOR” the Adjournment Proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of shareholders in 2020. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, including the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”), in which case we will provide notice of or otherwise publicly disclose the date on which such 2020 Annual Meeting will be held.

Any proposal that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at One Daytona Boulevard, Daytona Beach, Florida 32114, Attention: Secretary, on or prior to November 12, 2019. Eligible shareholders who intend to present a proposal at the 2020 Annual Meeting without inclusion of the proposal in the Company’s proxy materials must provide a notice to the Company at the foregoing address no earlier than November 2, 2019 and no later than December 12, 2019 and must comply with the provisions of the Company’s bylaws. Any such proposal received before November 2, 2019 and after December 12, 2019 will be considered untimely for purposes of the 2020 annual meeting, and proxies delivered for the 2020 Annual Meeting will confer discretionary authority to vote on any such matters pursuant to Rule 14a-4 under the Exchange Act.

IMPORTANT INFORMATION REGARDING THE CONTROLLING PURCHASER GROUP MEMBERS

Set forth below is the name, business address and business telephone number and certain other information for each of the Controlling Purchaser Group Members and each of their directors and executive officers, as applicable. During the past five years, none of the persons or entities described have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each person identified is a United States citizen.

Natural Person Controlling Purchaser Group Members

Name	Business Address and Telephone	Employment History
James C. France	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	See “Important Information Regarding International Speedway Corporation—Directors and Executive Officers—Directors.”

Lesa France Kennedy	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	See “Important Information Regarding International Speedway Corporation—Directors and Executive Officers—Directors.”

Entity Controlling Purchaser Group Members

Name	Business Address and Telephone	State of Organization, Business and Controlling Persons
Parent	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
Parent is a Florida corporation. For a description of its business, see “The Parties to the Merger—NASCAR Holdings, Inc.” The directors of Parent are James C. France, Lesa France Kennedy, Benjamin Z. Kennedy, Jennifer A. Bates and W. Garrett Crotty. The executive officers of Parent are James C. France, Lesa France Kennedy, Katherine Pace, R. Todd Wilson, W. Garrett Crotty and Starr George.

Merger Sub	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
Merger Sub is a Florida corporation. For a description of its business, see “The Parties to the Merger—Nova Merger Sub, Inc.” The directors of Merger Sub are Ed Bennett, W. Garrett Crotty and Karen Leetzow. The executive officers of Merger Sub are James C. France, Lesa France Kennedy, Katherine Pace, W. Garrett Crotty and Karen Leetzow.

Western Opportunity	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Western Opportunity is a Florida limited partnership, and its principal business is holding assets for investment purposes. The general partners of Western Opportunity are Sierra Central, LLC and Principal Investor Company.

Name	Business Address and Telephone	State of Organization, Business and Controlling Persons
Carl Investment Limited Partnership	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Carl Investment Limited Partnership is a Florida limited partnership, and its principal business is holding assets for investment purposes. The general partner of Carl Investment Limited Partnership is Quaternary Investment Company.

Carl Two Limited Partnership	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Carl Two Limited Partnership is a Florida limited partnership, and its principal business is holding assets for investment purposes. The general partner of Carl Two Limited Partnership is Carl Two, LLC.

Carl Three Limited Partnership	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Carl Three Limited Partnership is a Florida limited partnership, and its principal business is holding assets for investment purposes. The general partner of Carl Three Limited Partnership is Carl Three, LLC.

Sierra Central, LLC	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	Sierra Central, LLC is a Florida limited liability company, and its principal business is holding assets for investment purposes. The owner of Sierra Central, LLC is Lesa France Kennedy.

Principal Investor Company	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Principal Investor Company is a Florida corporation, and its principal business is holding assets for investment purposes. The director of Principal Investor Company is James C. France, and he also serves as President.

Quaternary Investment Company	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Quaternary Investment Company is a Florida Corporation, and its principal business is holding assets for investment purposes. The director of Quaternary Investment Company is James C. France, and he also serves as President.

Carl Two, LLC	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	Carl Two, LLC is a Florida limited liability company, and its principal business is holding assets for investment purposes. The owner of Carl Two, LLC is James C. France.

Carl Three, LLC	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	Carl Three, LLC is a Florida limited liability company, and its principal business is holding assets for investment purposes. The owner of Carl Three, LLC is James C. France.

Directors, Officers and Other Persons with Control of Entity Controlling Purchaser Group Members

Name	Business Address and Telephone	State of Organization and Business/ Employment History
Benjamin Z. Kennedy	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
Benjamin Z. Kennedy is a director of Parent, has been employed by Parent since January 2015 and currently serves as Managing Director, Racing Operations and International Development. He has also owned Ben Kennedy Racing since June 2011.

Jennifer A. Bates	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567	Jennifer A. Bates is a director of Parent and has been employed by Parent or its affiliates since January 2003.

W. Garrett Crotty	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884	See “Important Information Regarding International Speedway Corporation—Directors and Executive Officers—Executive Officers.”

Katherine Pace	c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370 Winter Park, Florida 32789 (407) 949-5567
Katherine Pace has served as Chief Financial Officer and Treasurer of Parent since January 2018. She has also served as Chief Executive Officer and President of Trivergent Trust Company, LLC and its predeceasor since 2009, located at 1201 S. Orlando Ave, Ste 370, Winter Park, Florida 32789.

R. Todd Wilson	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
R. Todd Wilson has been employed by Parent or its affiliates since November 1999 and currently serves as Assistant Treasurer of Parent and Vice President, Finance and Governance of National Association for Stock Car Auto Racing, Inc.

Starr George	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884	Starr George is a director of Parent, has been employed by Parent or its affiliates since November 1998 and currently serves as Assistant Secretary of Parent.

Ed Bennett	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
Ed Bennett has been employed by Parent or its affiliates since February 1998 and currently serves as Executive Vice President, Chief Administrative Officer of National Association for Stock Car Auto Racing, Inc.

Name	Business Address and Telephone	State of Organization and Business/ Employment History

Karen Leetzow	One Daytona Boulevard Daytona Beach, Florida 32114 (386) 947-6884
Karen Leetzow has been employed by Parent or its affiliates since May 1999 and currently serves as Senior Vice President, General Counsel and Assistant Secretary of National Association for Stock Car Auto Racing, Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, information statements and other information with the SEC pursuant to the Exchange Act. The Company’s SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov. Information about the Company, including its filings, is also available on its website at www.internationalspeedwaycorporation.com under investor relations. The information contained on or accessible through that website is not part of this proxy statement, other than the documents that the Company files with the SEC that are incorporated by reference into this proxy statement.

Because the Merger is a “going private” transaction, the Company and the Controlling Purchaser Group Members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows the Company to “incorporate by reference” into this proxy statement documents it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that the Company files with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. The Company incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2018, filed January 25, 2019;
•	Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2019, filed April 4, 2019; and
•	Current Reports on Form 8-K, filed on April 11, 2019 and May 22, 2019.

The Company will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill its obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NASCAR HOLDINGS, INC.

NOVA MERGER SUB, INC.

and

INTERNATIONAL SPEEDWAY CORPORATION

Dated as of May 22, 2019

A-i

EXHIBITS

Exhibit A Rollover Shareholders

Exhibit B Surviving Charter

Exhibit C Surviving Bylaws

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 22, 2019 by and among NASCAR Holdings, Inc., a Florida corporation (“Parent”), Nova Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and International Speedway Corporation, a Florida corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below) in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee (the “Special Committee”), consisting solely of independent members of the Company Board not affiliated with Parent or its controlling Persons, to, among other things, consider and negotiate this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Company Board with respect thereto;

WHEREAS, the Special Committee has determined that it is fair and reasonable to, and in the best interests of the Company and the Public Shareholders (as defined below) to enter into this Agreement with Parent and Merger Sub providing for the Merger and the other transactions contemplated hereby, in each case, in accordance with the FBCA;

WHEREAS, the Company Board, based on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (a) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is fair and reasonable to and in the best interests of the Company and the Public Shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted for approval by the shareholders of the Company, and (d) resolved to recommend to the shareholders of the Company that they approve this Agreement;

WHEREAS, a majority of the “disinterested directors” of the Company Board (as such term is used in Section 607.0901 of the FBCA) have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Common Stock (as defined below), other than Excluded Shares and Dissenting Shares (each as defined below), will be converted into the right to receive $45.00 per share in cash, without interest;

WHEREAS, the Lenders (as defined below) have executed and delivered the Financing Commitments (as defined below);

WHEREAS, each of the shareholders of the Company listed on Exhibit A (the “Rollover Shareholders”) has entered into a letter agreement, dated as of the date hereof (the “Rollover Letter Agreement”), with Parent, pursuant to which such shareholder, prior to the Effective Time (as defined below), agrees to transfer or cause to be transferred, directly or indirectly (including through transfers of the equity interests of certain of such Rollover Shareholders to Parent or to a newly formed holding company (which in turn will cause the applicable Rollover Shares held by such Rollover Shareholders to be transferred through tiers of wholly owned Subsidiaries to Parent)) the number of shares of Company Common Stock set forth opposite such Rollover Shareholder’s name on Exhibit A (which number includes, as of the date hereof, a number of Company Restricted Shares that vest in full prior to the Effective Time pursuant to the terms hereof or otherwise, and which number may be updated prior to the Effective Time to reflect any new grants as well as the number of shares of Company Common Stock withheld, if any, in respect of applicable withholding Taxes and other applicable deductions in connection with the vesting of such Company Restricted Shares) (collectively, the “Rollover Shares”, and the transactions effecting such transfers of the Rollover Shares to Parent, collectively the “Rollover Share Transfers”); and

WHEREAS, (a) the board of directors of each of Parent and Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair and reasonable to, and in the best interests of, Parent and Merger Sub, respectively, and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (b) the board of directors of Merger Sub has (i) recommended the approval of this Agreement by the sole shareholder of Merger Sub, and (ii) directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01   Definitions. In this Agreement the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal, and entered into in accordance with Section 5.04 and on terms and conditions that are customary for confidentiality agreements executed in similar circumstances.

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer, whether written or oral, from any Person (other than Parent and its Affiliates) relating to (a) any direct or indirect acquisition, purchase, lease or other transfer, in a single transaction or a series of related transactions, of (i) securities of the Company constituting ten percent (10%) or more of the aggregate voting power or the outstanding equity securities of the Company or (ii) assets, properties or businesses of the Company and the Company Subsidiaries that constitute or generate ten percent (10%) or more of the total assets, consolidated revenues or net income of the Company and the Company Subsidiaries, taken as a whole (including by means of the acquisition or other transfer of equity securities of the Company Subsidiaries), (b) any tender offer (including a self-tender), exchange offer or similar transaction that, if consummated, would result in any Person (other than Parent and its Affiliates) having beneficial ownership of, directly or indirectly, ten percent (10%) or more of the aggregate outstanding equity securities of the Company or any of the Company Subsidiaries, (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any Company Subsidiary, other than, in each case, the transactions contemplated by this Agreement or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Action” means any actual or pending action, claim, suit, investigation, litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity.

“Adverse Company Recommendation” has the meaning set forth in Section 5.04(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided, that (a) Parent and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent and its Affiliates (other than the Company and the Company Subsidiaries), in each case, for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Terms and Conditions” has the meaning set forth in Section 5.13(b).

“Articles of Merger” has the meaning set forth in Section 2.02.

“Bank Memorandum Information” has the meaning set forth in Section 5.13(c)(ix).

“Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries for the benefit of their respective directors, employees or former employees of the Company or any of the Company Subsidiaries.

“Book-Entry Shares” has the meaning set forth in Section 2.07(b).

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banking institutions in New York, New York are authorized or required by Law to close.

“Certificates” has the meaning set forth in Section 2.07(b).

“Claim” has the meaning set forth in Section 5.09(d).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE III.

“Company Employee” means an employee of the Company or any of the Company Subsidiaries.

“Company Equity Awards” means all Company Options and Company Restricted Shares.

“Company IP” has the meaning set forth in Section 3.12(a).

“Company Leases” has the meaning set forth in Section 3.18(b).

“Company Notice Period” has the meaning set forth in Section 5.04(e)(ii)(B).

“Company Option” means an award of an option to purchase shares of Company Common Stock granted pursuant to a Company Stock Plan.

“Company Real Property” has the meaning set forth in Section 3.18(b).

“Company Recommendation” has the meaning set forth in Section 3.04(c).

“Company Related Party” means each of (i) the Company and the Company Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of the Company or the Company Subsidiaries and (iii) any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of any of the foregoing.

“Company Restricted Share” means a restricted share of Company Common Stock, subject to forfeiture, granted pursuant to a Company Stock Plan.

“Company Shareholders’ Meeting” has the meaning set forth in Section 5.03.

“Company Stock Plans” means the Company’s 1996 Long-Term Stock Incentive Plan, 2006 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan and any other equity-based compensation plan or arrangement, as amended, sponsored or maintained by the Company or any Company Subsidiary for the benefit of the Company’s employees or pursuant to which the Company or any of the Company Subsidiaries has obligations.

“Company Subsidiaries” has the meaning set forth in Section 3.03(a).

“Company Title Insurance Policies” shall mean title insurance or valid marked-up title commitments evidencing title insurance with respect to a Company Real Property.

“Competition Law” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable competition, antitrust, merger control or investment Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Consolidated Interest Charges” means, for any period, for any person and its subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of such person and its subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for any person and its subsidiaries on a consolidated basis, the net income of such person and its subsidiaries (excluding extraordinary gains and extraordinary losses) for that period as determined in accordance with GAAP.

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral, but excluding any Benefit Plan.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Covered Person” has the meaning set forth in Section 5.09(a).

“Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of September 27, 2016, by and among the Company, the several banks and other financial institutions and lenders from time to time party thereto, and Wells Fargo Bank, N.A. as administrative agent.

“Debt Commitment Letter” has the meaning set forth in Section 4.05.

“Debt Financing” has the meaning set forth in Section 4.05.

“Designated Individual” means the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning set forth in Section 2.06(a).

“EBITDA” means, solely for purposes of Section 5.05, with respect to any person, for any period, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the such person and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of such person and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of such person and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding anything herein to the contrary, when determining whether any action set forth in Section 5.05 would, individually or in the aggregate, be reasonably likely to result in a material impact to Surviving Corporation’s or Parent’s EBITDA, (i) impacts on the EBITDA of Surviving Corporation or Parent due to synergies expect to be realized from the Merger will be taken into account and (ii) impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Effective Time” has the meaning set forth in Section 2.02.

“Environmental Law” means any and all applicable Laws relating to (i) pollution, (ii) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land), human health, flora, fauna, or natural resources, (iii) exposure of any individual to Hazardous Substances or (iv) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof.

“ERISA” has the meaning set forth in the definition of Benefit Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder from time to time.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Excluded Shares” has the meaning set forth in Section 2.05(b)(ii).

“Existing Credit Facility Termination” has the meaning set forth in Section 5.14.

“FBCA” has the meaning set forth in the Recitals.

“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority or any successor agency.

“FCC Applications” has the meaning set forth in Section 3.06(b).

“FCC Approvals” has the meaning set forth in Section 6.03(e).

“Fee Letter” has the meaning set forth in Section 4.05.

“Filing” has the meaning set forth in Section 3.06(b).

“Final Order” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any court or administrative agency or by the FCC is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for rehearing, reconsideration or review has expired (or if any such appeal, request, petition or similar document has been filed, the FCC action has been upheld in a proceeding pursuant thereto and no additional rehearing, review or reconsideration may be sought).

“Financing” has the meaning set forth in Section 4.05.

“Financing Commitments” has the meaning set forth in Section 4.05.

“Financing Sources” means any Person, other than Parent, the Rollover Shareholders or any of their respective Affiliates, that committed, as evidenced in the Debt Commitment Letter, to provide or otherwise enter into agreements in connection with the Debt Financing proposed to be provided to Parent or any of its Subsidiaries (including Merger Sub) in connection with the transactions contemplated hereby, including the Lenders, agents, bookrunners and arrangers of any Financing and lenders, agents, bookrunners and arrangers of any alternative financing, together with their respective former, current and future holders of any equity, partnership or limited liability company interests, officers, employees, directors, consultants, Affiliates (including underwriters, placement agents and initial purchasers), affiliated (or commonly advised) funds, partners (general or limited), shareholders, managers, members, controlling parties, limited partners, attorneys, agents, advisors, accountants, and representatives and any successors or assigns of the foregoing, including any successors or assigns via joinder agreements or credit agreements relating thereto.

“GAAP” means accounting principles and practices generally accepted in the United States.

“General Shareholder Vote” has the meaning set forth in Section 3.04(a).

“Governmental Entity” means (a) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, public or private arbitrator or arbitral body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (b) any self-regulatory organization or (c) any subdivision of any of the foregoing.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “toxic,” or “carcinogenic” or as a “pollutant” or “contaminant,” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, mold, urea formaldehyde, radon gas, radioactive materials and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), without duplication, (i) indebtedness of such Person for borrowed money and obligations of such Person evidenced by bonds, debentures, notes or other similar instruments for the payment of which such

Person is liable, (ii) obligations or liabilities of such Person under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be treated as outstanding Indebtedness until drawn, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP as in effect as of the date hereof, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries).

“Inquiry” has the meaning set forth in Section 5.04(c).

“Intellectual Property” means all foreign and domestic: (a) trademarks, service marks, brand names, corporate names, Internet domain names, social media handles and accounts, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (b) patents and proprietary inventions and discoveries; (c) confidential and proprietary information, trade secrets and know-how, (including ideas, proprietary processes, formulae, models, data collections, and methodologies, and including individual and/or compilation trade secrets); (d) registered and unregistered copyrights, software and works of authorship in any media; (e) computer programs, computer models, data, tools, algorithms, processes, methodologies, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable; (f) moral rights, rights of attribution, rights of privacy, rights of publicity, and all other intellectual property, proprietary and intangible rights; and (g) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

“Intervening Event” means any material fact, event, change, development or circumstance occurring or arising after the date hereof that was not known or reasonably foreseeable by the Company Board (other than any such fact, event, change, development or circumstance that was actually known by any Designated Individual) or the Special Committee as of the date hereof and did not result from a breach of this Agreement by the Company, which material fact, event, change, development or circumstance becomes known to the Special Committee and the Company Board prior to the Required Shareholder Vote and that affects, or would reasonably be likely to affect, in a material manner the business, assets, properties, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that, in no event shall (i) the receipt, existence or terms of an Acquisition Proposal, or any Inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof (ii) any change in the price or trading volume of Company Common Stock or (iii) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in any case, constitute an Intervening Event; provided, further, that, in the case of the preceding clauses (ii) and (iii), the facts, events, changes, developments or circumstances giving rise to or contributing to such matters may be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder from time to time.

“IT Systems” has the meaning set forth in Section 3.21(a).

“Judgment” means any judgment, order, stipulation, determination, award, writ, injunction or decree entered by or with any Governmental Entity.

“Key Employee” means a Company Employee with the title of Business Unit President or above.

“Knowledge” means, with respect to the Company, the knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry and, with respect to Parent, the knowledge of the individuals listed on Section 1.02 of the Parent Disclosure Schedule after reasonable inquiry.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, common law, ordinance, code, rule, Judgment, directive, Permit, regulation or other requirement having the force of law.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Lenders” has the meaning set forth in Section 4.05.

“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise.

“Lien” means any mortgage, deed of trust, pledge, lien, license, charge, restriction, claim, option to purchase, security interest, lease, sublease, covenant, right of way, easement, encroachment, right, option, conditional sale or other title retention, right of first refusal or other encumbrance of any nature whatsoever (other than Liens for or with respect to Taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date of this Agreement and throughout which Parent has the Required Financing Information and the Bank Memorandum Information; provided that (x) July 5, 2019 and November 22, 2019 shall not be included as “Business Days” for such purpose, (y) if such period has not ended prior to August 16, 2019, then it will not commence until on or after September 3, 2019 and (z) if such period has not ended prior to December 20, 2019, then it will not commence until on or after January 6, 2020; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (A) Ernst & Young LLP shall have withdrawn or qualified, or advised the Company in writing that it intends to withdraw or qualify, its audit opinion with respect to any year end audited financial statements used to generate the Required Financing Information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until Ernst & Young LLP or another nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements, (B) any of the financial information included in the Required Financing Information shall have been restated, amended or qualified, the Company or any of the Company Subsidiaries shall have publicly announced, or the Company or the Company Board has determined, that a restatement of any financial information included in the Required Financing Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financing Information has been amended to reflect such restatement or (C) such Required Financing Information or Bank Memorandum Information contains an untrue statement of material fact or omits to state any material facts necessary in order to make the statements contained in the Required Financing Information, taken as a whole, in light of the circumstances under which they were made, not misleading, at any point throughout such period; provided, further, that notwithstanding the foregoing the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. If the Company in good faith reasonably believes that it has provided the Required Financing Information and the Bank Memorandum Information in connection with the commencement of the Marketing Period, it may deliver to Parent a written notice to that effect (with such notice stating when the Company believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Financing Information and the Bank Memorandum Information at the time of delivery set forth in such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financing Information and Bank Memorandum Information and, within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (with such notice stating with reasonable specificity which Required Financing Information or Bank Memorandum Information the Company has not delivered).

“Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole; provided, that with respect to this clause (a) the term “Material Adverse Effect” shall not include any such change, development, effect, circumstance, state of facts or event relating to or arising from (i) changes in the economy or financial markets generally, (ii) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts, (iii) changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company and the Company Subsidiaries operate, (iv) changes in any applicable Laws or applicable accounting regulations (including GAAP), (v) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the announcement of the execution of this Agreement and the transactions contemplated hereby (provided, that if any of the foregoing result in a breach of Section 3.06(a), the changes, developments, effects, circumstances, state of facts or events that result from, arise out of or relate to such breach shall not be disregarded when determining whether a Material Adverse Effect has occurred), (viii) any action taken by the Company or any Company Subsidiary which is expressly required by this Agreement or (ix) any action or omission taken by or which has been specifically directed by Parent; provided, however, that, with respect to clauses (i) through (v), effects resulting from any change, development, effect, circumstance, state of facts or event to the extent it has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any Company Subsidiary relative to other participants in the industries in which the Company or the Company Subsidiaries operate will be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, or (b) prevents or materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the Merger on or prior to the Outside Date.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Amounts” has the meaning set forth in Section 4.05.

“Merger Sub Common Stock” has the meaning set forth in Section 2.05(a).

“Merger Consideration” has the meaning set forth in Section 2.05(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of January 11, 2019, by and between the Company and Parent.

“Non-Party Entities” has the meaning set forth in Section 8.13.

“Notes Amendments” has the meaning set forth in Section 5.14.

“Notice of Intervening Event” has the meaning set forth in Section 5.04(e)(i)(A).

“Notice of Superior Proposal” has the meaning set forth in Section 5.04(e)(ii)(B).

“Order” means any order, judgment, award, decision, decree, injunction, ruling writ or assessment of any Governmental Entity (whether temporary, preliminary or permanent).

“Other Interests” has the meaning set forth in Section 3.03(a).

“Outside Date” has the meaning set forth in Section 7.01(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE IV.

“Parent Expenses” has the meaning set forth in Section 7.03(c).

“Parent Related Party” means each of (i) Parent and Merger Sub, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of Parent and/or Merger Sub and (iii) any future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders or assignees of any of the foregoing.

“Parent Termination Fee” has the meaning set forth in Section 7.03(b).

“Party” means each party to this Agreement.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and the regulations promulgated thereunder.

“Paying Agent” has the meaning set forth in Section 2.07(a).

“Payoff Letter” has the meaning set forth in Section 5.14.

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the SEC Documents, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current survey title report or other similar report.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means (i) any information, that, alone or in combination with other information, allows the identification of a living individual, (ii) “Personal Data” as that term is defined in Article 4 of the General Data Protection Regulation and any national implementing Laws, in each case following the implementation date, (iii) all rules and regulations issued under any of the foregoing and (iv) “personally identifiable information” or a substantially similar term under any privacy or data security Law in any jurisdiction applicable to the processing of that Personal Data (including, but not limited to, IP address, name, address, telephone number, email address, social security number, bank account number, driver’s license number, credit card number, credit history and criminal history).

“Premium Cap” has the meaning set forth in 5.09(c).

“Preferred Stock” has the meaning set forth in Section 3.02(a).

“Privacy and Information Security Requirements” means (a) all applicable Laws relating to the collection, processing, security, protection, privacy, storage, use, disclosure, retention or transfer of Personal Data, and (b) all Contracts related to the Company products and services to which Company or any of the Company Subsidiaries is a party or is otherwise bound that relate to the collection, processing, security, protection, privacy, storage, use, disclosure, retention or transfer of Personal Data.

“Proxy Statement” has the meaning set forth in Section 5.02(a).

“Public Shareholder Vote” has the meaning set forth in Section 3.04(a).

“Public Shareholders” means all of the holders of outstanding shares of Company Common Stock, excluding (i) Parent and its Affiliates, (ii) the Rollover Shareholders and their respective Affiliates, and (iii) the directors and officers (and certain entities related thereto) of the Company set forth on Schedule I. For purposes of this definition only, the Rollover Shareholders shall also include each immediate family member (as defined in Item 404 of Regulation S-K) of any Rollover Shareholder and any trust or other entity (other than the Company) in which any Rollover Shareholder or any such immediate family member thereof holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Related Party Agreement” means any Contract between the Company or any Company Subsidiary, on the one hand, and any individual who has the meaning ascribed to “related person” under Item 404 of Regulation S-K, on the other hand.

“Representatives” has the meaning set forth in Section 5.04(a).

“Required Financing Information” means, with respect to the Marketing Period, (A) the financial information with respect to the Company specified in Section 4(A) and 4(B) of Exhibit B-1 to the Debt Commitment Letter as in effect as of the date hereof and (B) (ii) all financial and related information relating to the Company and its Subsidiaries that is necessary to permit Parent and Merger Sub to prepare the information described in Paragraph 4(C) of Exhibit B-1 to the Commitment Letter as in effect as of the date hereof, in each case, with references in Section 4 of Exhibit B-1 to the Commitment Letter being deemed, for purposes this definition, to refer to the first day of such Marketing Period.

“Required Shareholder Vote” has the meaning set forth in Section 3.04(a).

“Rollover Letter Agreement” has the meaning set forth in the Recitals.

“Rollover Shareholders” has the meaning set forth in the Recitals.

“Rollover Share Transfers” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder from time to time.

“Schedule 13E-3” has the meaning set forth in Section 5.02(c).

“SEC” means the U.S. Securities and Exchange Commission, and any successor or replacement entity.

“SEC Documents” has the meaning set forth in Section 3.07(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder from time to time.

“Senior Unsecured Notes” means the Company’s (i) 4.63% Series 2011A Senior Notes due January 18, 2021 and (ii) 3.95% Series 2012A Senior Notes due September 13, 2024.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.05.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (i) that is consolidated with such Person for purposes of financial reporting under GAAP or (ii) in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect more than one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that the Company and the Company Subsidiaries shall not be deemed to be Subsidiaries of Parent or its shareholders for any purpose hereunder prior to the Closing.

“Subsidiary Guaranty” means the Second Amended and Restated Subsidiary Guaranty Agreement, dated as of September 27, 2016, by and among the Company, Wells Fargo Bank, N.A., as administrative agent, and the other parties thereto.

“Superior Proposal” means a bona fide Acquisition Proposal made in writing and not solicited in violation of Section 5.04 that each of the Company Board and the Special Committee has determined (after consultation with their respective outside legal counsel and financial advisor) in its good faith judgment, taking into account all legal, financial and regulatory aspects of the proposal and the identity of the Person making the proposal (including any conditions relating to financing, shareholder approval, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), (a) is reasonably likely to be consummated in accordance with its terms, (b) to the extent financing is required, such financing is then fully committed, (c) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.04(e) of this Agreement and the time likely to be required to consummate such Acquisition Proposal) and (d) is otherwise on terms that the Company Board and the Special Committee has determined to be superior to the transaction contemplated hereby, including the Merger; provided that, for purposes of this definition of Superior Proposal only, each reference to “ten percent (10%) or more” in the definition of “Acquisition Proposal” shall be replaced with a reference to “seventy-five percent (75%) or more”.

“Surviving Bylaws” has the meaning set forth in Section 2.04(b).

“Surviving Charter” has the meaning set forth in Section 2.04(a).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax” means any and all federal, state, local, foreign or other taxes, charges, fees, duties, levies, or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including any income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, unclaimed property, escheat, windfall profits, occupation, premium, social security (or similar), workers’ compensation, transfer, registration, alternative or add-on minimum, or other tax, charge, fee, levy or assessment of any kind.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Termination Fee” has the meaning set forth in Section 7.03(a).

Section 1.02   Interpretations.

(a)   The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b)   The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

(c)   References to “$” or “dollars” shall refer to U.S. dollars unless specified otherwise.

(d)   References herein to a specific Section, Subsection, Recitals, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement.

(e)   the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f)   References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date.

(g)   References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, other than for purposes of the Company Disclosure Schedule.

(h)   References herein to any Person are also to its permitted successors and assigns, including, for the avoidance of doubt, any limited liability company into which Parent may merge or convert under applicable Law in connection with the Closing; provided that, for the further avoidance of doubt, any such successor or assign (whether by merger or conversion) shall, to the extent the obligations of Parent set forth in this Agreement are not otherwise transferred and assumed by such successor or assign by operation of law or otherwise, as a condition precedent to any such transaction, expressly assume the obligations of Parent set forth in this Agreement.

(i)   The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties hereunder or the meaning and interpretation of this Agreement.

(j)   If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(k)   References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

(l)   The terms “or,” “any” and “either” shall not be exclusive.

(m)   The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(n)   Except where the context otherwise requires in ARTICLE III and ARTICLE IV, the word “will” shall be construed to have the same meaning and effect as the word “shall”.

(o)   references to documents or information being “made available”, “provided” or “delivered” shall include any and all information filed publicly with the SEC at least forty-eight (48) hours prior to the date hereof and documents and information that was posted and made accessible to Parent or any of its Representatives at least forty-eight (48) hours prior to the date hereof in the online data room maintained by the Company and its Representatives in connection with the transactions contemplated hereby; provided that, if, prior to the Closing, such online data room is closed or Parent is no longer granted access to such online data room, the Company shall provide Parent with a CD-ROM including the contents of such online data room.

ARTICLE II

THE MERGER

Section 2.01   The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the FBCA, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, the Company will continue its corporate existence under the FBCA as the surviving corporation (the “Surviving Corporation”) and the Surviving Corporation will become a wholly-owned Subsidiary of Parent. The Merger will have the effects set forth in the FBCA, this Agreement and the Articles of Merger. From and after the Effective Time, the Surviving Corporation will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the FBCA.

Section 2.02   Effective Time. As soon as practicable on the Closing Date, Merger Sub and the Company shall cause an articles of merger (the “Articles of Merger”) to be executed, signed, acknowledged and filed with the Department of State of the State of Florida in such form as is required by the relevant provisions of the FBCA, and shall make all other deliveries, filings or recordings required by the FBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger has been duly filed with the Department of State of the State of Florida in accordance with the FBCA or at such other subsequent date or time as Parent and the Company may agree and specify in the Articles of Merger in accordance with the FBCA (the “Effective Time”).

Section 2.03   Closing. Unless otherwise agreed by the Parties in writing or unless this Agreement has been terminated in accordance with ARTICLE VII, the closing of the Merger (the “Closing”) will take place by the exchange of documents by facsimile, PDF or other electronic means as promptly as practicable (but in no event later than the second (2nd) Business Day) after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) set forth in ARTICLE VI; provided, that if the Marketing Period has not ended as of such date, then the Closing shall not occur until the earlier of (i) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and provided¸ further, that if such Debt Financing is not completed for any reason on the date specified by such notice, the Closing shall occur on the earliest of (a) the earliest practicable date thereafter that the Debt Financing is capable of being completed and (b) the date specified in the following clause (ii)) and (ii) three (3) Business Days after the final day of the Marketing Period, and provided, further, that, in the case of clauses (i) and (ii), the conditions set forth in

ARTICLE VI continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.04   Surviving Charter; Surviving Bylaws; Directors and Officers

(a)   The articles of incorporation of the Company shall, at the Effective Time and without any further action on the part of any party hereto, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the “Surviving Charter”), until, subject to Section 5.09(a), amended as provided therein and by applicable Law.

(b)   The bylaws of the Company shall, at the Effective Time and without any further action on the part of any party hereto, be amended and restated to read in its entirety as set forth on Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Bylaws”), until, subject to Section 5.09(a), amended as provided in the Surviving Charter and the Surviving Bylaws and by applicable Law.

(c)   The parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the only directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

(d)   The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Law.

Section 2.05   Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any shareholders of the Company or Merger Sub or any other Person, as applicable:

(a)   each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)   subject to Section 2.06:

(i)   each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than (x) Excluded Shares, and (y) Dissenting Shares, will be converted into the right to receive $45.00 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist, except for the right to receive the Merger Consideration as contemplated by Section 2.07(b); and

(ii)   each share of Company Common Stock (A) held by Merger Sub or Parent (including the Rollover Shares) or (B) held by the Company in treasury (all such shares, collectively the “Excluded Shares”) will automatically be canceled and will cease to exist, and no consideration shall be paid for those Excluded Shares.

Section 2.06   Dissenting Shares.

(a)   Notwithstanding anything in this Agreement to the contrary (but subject to the other provisions of this Section 2.06), any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the FBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.05. At the Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the FBCA.

(b)   Notwithstanding the provisions of Section 2.06(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05.

(c)   The Company shall give Parent (i) prompt notice of any written demand for appraisal of any shares of Company Common Stock (including copies of any written demands), any withdrawals or attempted withdrawals of such demands and any other instrument served on the Company under the FBCA and (ii) the right to direct all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal or otherwise settle any such demands without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)   Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of any shares of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.07   Exchange of Certificates; Payment for Company Common Stock.

(a)   Paying Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. or another institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. At or immediately following the Effective Time, Parent or Merger Sub will have deposited, or caused to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares), the aggregate amount of cash payable under Section 2.05(b)(i), which amount shall not include amounts payable under Section 2.08 (the “Exchange Fund”).

(b)   Exchange Procedures.

(i)   Promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which represented outstanding shares of Company Common Stock (other than Excluded Shares or Dissenting Shares ) immediately prior to the Effective Time (“Certificates”), and to each holder of uncertificated shares of Company Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(b):

(A)   a letter of transmittal in the Paying Agent’s standard form (and reasonably satisfactory to Parent and the Company), specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates (or affidavit of loss in lieu thereof) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal; and

(B)   instructions for surrendering such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration multiplied by the number of shares evidenced by such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares. Such instructions shall provide that: (1) at the election of the surrendering holder, Certificates (or an affidavit of loss in lieu thereof) may be surrendered by hand delivery or otherwise and (2) the Merger Consideration payable in exchange for Certificates (or affidavit of loss in lieu thereof) and/or Book-Entry Shares will be payable by wire transfer to the surrendering holder.

(ii)   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, and acceptance thereof by the Paying Agent in accordance with Section 2.07(b)(iii) below, the holder of that Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Certificate (or affidavit of loss in lieu thereof) or such Book-Entry Share less any required withholding of Taxes. Any Certificates (or affidavit of loss in lieu thereof) and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares.

(iii)   Parent shall cause the Paying Agent to accept Certificates or Book-Entry Shares, duly executed letters of transmittal and any other documents upon compliance with such reasonable terms and conditions as Parent may cause the Paying Agent to impose to effect an orderly exchange of the Certificates or Book-Entry Shares in accordance with normal exchange practices.

(iv)   From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares.

(v)   No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(vi)   If any Merger Consideration is to be remitted to a name other than that in which a surrendered Certificate is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate unless:

(A)   the Certificate so surrendered is properly endorsed accompanied by all documents reasonably required by Parent (including signature guarantees) to evidence and effect that transfer; and

(B)   the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vii) Until surrendered as contemplated by this Section 2.07 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate, as contemplated by Section 2.05(b).

(c)   No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or in exchange for Book-Entry Shares in accordance with this Section 2.07 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares.

(d)   Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) that remains undistributed to the holders of Certificates or Book-Entry Shares upon expiry of the period of six (6) months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of shares of Company Common Stock prior to the Merger who have not complied with this Section 2.07 prior to such time may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)   No Liability. No Party, nor the Paying Agent, will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred in accordance with this Section 2.07 immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise irrevocably escheat to or become the property of any Governmental Entity, any shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)   Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 2.07, only upon:

(i)   the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and

(ii)   if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate; or

(iii)   if required by the Surviving Corporation, such Person’s entry into an indemnity agreement reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to such Certificate.

(g)   Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person, such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or under any applicable provisions of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)   Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent. Any such investment shall be for the benefit, and at the risk, of Parent and the Surviving Corporation, and any interest or other income resulting from such investment shall be for the benefit of Parent and the Surviving Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Company Common Stock immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this ARTICLE II.

Section 2.08   Company Equity Awards.

(a)   Treatment of Company Equity Awards. Neither the Surviving Corporation nor Parent shall assume, substitute for or otherwise make arrangements to replace or exchange any Company Equity Award in connection with the Merger or any of the transactions contemplated herein. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Company Equity Award shall fully vest and be treated in the following manner:

(i)   Company Stock Options. As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company Option, fully vest, be canceled, extinguished and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock of such Company Option, multiplied by (ii) the number of shares of Company Common Stock underlying such Company Option; provided, that any Company Option that is outstanding and vested immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration shall be canceled for no consideration in respect thereof.

(ii)   Company Restricted Shares. Immediately prior to the Effective Time, each Company Restricted Share held by a Rollover Shareholder that is outstanding immediately prior to the Effective Time shall be fully vested, and the unrestricted shares of Company Common Stock, less a number of shares of Company Common Stock withheld, if any, in respect of applicable withholding Taxes and other applicable deductions, will be contributed to Parent in connection with the Rollover Share Transfers. As of the Effective Time, each Company Restricted Share not held by a Rollover Shareholder that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of such Company Restricted Share, be fully vested, treated in accordance with Section 2.05(b)(i) and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration per Company Restricted Share.

(b)   Corporate Actions. At or prior to the Effective Time, the Company, the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions to effectuate the provisions of this Section 2.08 with respect to holders of Company Equity Awards and to terminate the Company Stock Plans effective as of the Effective Time, so that, following the Effective Time, there shall be no Company Equity Awards (vested or unvested) outstanding and there shall be no Liabilities to holders of Company Equity Awards (other than the Rollover Shareholders whose rights shall be governed by the agreements affecting the

Rollover Share Transfers), other than the right to receive the Merger Consideration as set forth in this Section 2.08. To the extent required under any Company Stock Plan and any agreements issued under any Company Stock Plan, the Company shall provide the Company Equity Award holders (other than the Rollover Shareholders) with any advance notice required under any Company Stock Plan.

(c)   Payroll Procedures. All amounts payable pursuant to this Section 2.08 shall be paid to the applicable recipient solely through the payroll system of the Company and the Company Subsidiaries, as applicable, less applicable withholding Taxes and other applicable deductions, if any, as soon as reasonably practicable (and in no event later than ten (10) Business Days) following the Closing Date.

Section 2.09   Adjustments to Merger Consideration. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution or recapitalization or other similar transaction, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide the holders of shares of Company Common Stock the same economic effect as that contemplated by this Agreement prior to such event; provided, that nothing in the foregoing shall permit the Company to take any action which is otherwise prohibited by the terms of this Agreement.

Section 2.10   Plan of Merger. This ARTICLE II and, solely to the extent necessary under the FBCA, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the FBCA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding sections of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent on its face to Parent and Merger Sub without independent inquiry) or (ii) the SEC Documents made publicly available on EDGAR on or after November 30, 2017 and at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures contained in the sections “Risk Factors” or “Forward-Looking Statements” and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature, and provided that in no event will any disclosure in the SEC Documents qualify or limit the representations and warranties in Sections 3.01 (Organization and Qualification), 3.02 (Capitalization), 3.03 (Subsidiaries), 3.04 (Authorization; Approval and Fairness), 3.14 (Takeover Statutes), 3.17 (Tax Matters) or 3.22 (Brokers and Other Advisors)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01   Organization and Qualification.

(a)   The Company is a corporation duly organized, validly existing and in active status under the Laws of Florida.

(b)   The Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

(c)   The Company is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified.

(d)   The copies of the articles of incorporation and bylaws of the Company that were delivered by the Company to Parent prior to the execution of this Agreement are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 3.02   Capitalization

(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 80,000,000 shares of Class A Common Stock, (ii) 40,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on May 17, 2019 (i) 23,855,982 shares of Class A Common Stock (including 361,994 Company Restricted Shares) are issued and outstanding, (ii) 19,625,428 shares of Class B Common Stock are issued and outstanding, (iii) no shares of Company Common Stock are held in treasury by the Company and the Company Subsidiaries, (iv) no shares of Preferred Stock are issued and outstanding, (v) 18,792 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options and (vi) no other shares of capital stock of, or other equity interests in, the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.02(a), there are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company or any Company Subsidiary (x) to acquire from the Company or any Company Subsidiary any additional shares of capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company or any Company Subsidiary (nor is the Company or any Company Subsidiary committed to issue any such options, warrants, rights or securities) or (y) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary.

(b)   Section 3.02(b) of the Company Disclosure Schedule sets forth the following information as of the close of business on May 17, 2019 with respect to each outstanding Company Equity Award: the aggregate number of shares issuable thereunder, the type of award, the grant date and the exercise price. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any Company Subsidiary on any matter.

(c)   As of the date of this Agreement, there were no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, or securities convertible into or exchangeable for capital stock, of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any Contract (i) that obligates the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, or securities convertible into or exchangeable for capital stock, of the Company or any Company Subsidiary, (ii) related to the voting or transfer of, that requires registration of, or that grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock, or securities convertible into or exchangeable for capital stock, of the Company or any Company Subsidiary or (iii) that is otherwise related to, creates, establishes or defines the terms and conditions of any capital stock, or securities convertible into or exchangeable for capital stock, of the Company or any Company Subsidiary.

(d)   No shares of Company Common Stock are held by any Company Subsidiary.

(e)   The Company is not party to any shareholder rights agreement, “poison pill” rights plan or similar plan or agreement relating to any shares of capital stock or other equity interests of the Company.

Section 3.03   Subsidiaries.

(a)   Section 3.03(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a complete and accurate list of all Subsidiaries of the Company (the “Company Subsidiaries”), and for each Company Subsidiary the jurisdiction of organization and any of its authorized, issued and outstanding equity interests (including partnership interests and limited liability company interests) that are not owned by the Company or one of its Subsidiaries and (ii) all capital stock or other equity interest in any entity other than a Company Subsidiary that is owned, in whole or in part, directly or indirectly, by the Company or the Company Subsidiaries (clause (ii), collectively, the “Other Interests”). All of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are owned, directly or indirectly, by the Company and are owned free and clear of any Lien and free of any other limitation or restriction. All Other Interests are fully paid and nonassessable and are owned, directly or indirectly, by the Company or the Company Subsidiaries free and clear of any Lien and free of any other limitation or restriction. There are no restrictions with respect to the Company (or any Company Subsidiary) voting any of the Other Interests.

(b)   Except as would not reasonably be expected to have a Material Adverse Effect, each Company Subsidiary (i) is a corporation or other entity duly organized, validly existing and in active status (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or other similar organizational documents) of each material Company Subsidiary and all amendments thereto, as in effect as of the date of this Agreement.

Section 3.04   Authorization; Approval and Fairness.

(a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to approval of this Agreement by the affirmative vote of (i) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock, voting together as a single class (the “General Shareholder Vote”), and (ii) the holders of at least a majority of the aggregate voting power of all outstanding shares of Company Common Stock held by the Public Shareholders, voting together as a single class, in each case, entitled to vote on such matter at a meeting of shareholders duly called and held for such purpose (the “Public Shareholder Vote”, and together with the General Shareholder Vote, the “Required Shareholder Vote”). The quorum for the Company Shareholders’ Meeting is the number of shares of Company Common Stock representing a majority of the votes pertaining to outstanding shares of Company Common Stock which are entitled to be cast.

(b)   This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c)   On or prior to the date of this Agreement, the Special Committee, the Company Board (upon the recommendation of the Special Committee) and a majority of the “disinterested directors” of the Company Board (as such term is used in Section 607.0901 of the FBCA) at a meeting duly called and held have (i) determined that it is fair and reasonable to, and in the best interests of the Company and the Public Shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (ii) adopted resolutions approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) resolved to recommend to the shareholders of the Company that they approve this Agreement (the “Company Recommendation”) and (iv) directed that this Agreement be submitted for approval by the shareholders of the Company.

(d)   The Required Shareholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to authorize, adopt or approve this Agreement and to consummate the transactions contemplated hereby, including the Merger, under applicable Law or under the Company’s articles of incorporation or bylaws.

Section 3.05   Opinion of the Special Committee Financial Advisor. The Special Committee has received an opinion of Dean Bradley Osborne Partners LLC (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the Public Shareholders pursuant to this Agreement is fair, from a financial point of view, to the Public Shareholders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent as promptly as practicable following execution of this Agreement for informational purposes only.

Section 3.06   Consents.

(a)   Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.06(b) have been made or obtained, the execution, delivery and, subject to the receipt of the Required Shareholder Vote, performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of, be in conflict with, result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)   any provision of the Company’s or any Company Subsidiaries’ articles of incorporation or bylaws (or comparable organizational documents);

(ii)   any Law or Judgment to or by which the Company or any of the Company Subsidiaries or their respective properties is subject or bound, or any Permit held by the Company or any of the Company Subsidiaries; or

(iii)   any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties is bound, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries.

(b)   No consent, approval, qualification, order or authorization of, or filing (“Filing”) with, any Governmental Entity is required in connection with the valid execution, delivery or, subject to the receipt of the Required Shareholder Vote, performance of this Agreement by the Company or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except for applicable requirements of (i) the Exchange Act, state securities laws or “blue sky” laws and the FBCA, (ii) the HSR Act, (iii) Nasdaq, (iv) the filing of the Articles of Merger with the Department of State of the State of Florida, (v) approval by the FCC of applications for transfer of control and/or assignment of the FCC licenses, authorizations and registrations listed on Section 3.06 of the Company Disclosure Schedule (collectively, the “FCC Applications”) and (vi) such other items as may be required solely by reason of the business or identity of Parent or any of its Affiliates.

Section 3.07   SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)   The Company has timely filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed or furnished by the Company since November 30, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, together with all information incorporated by reference therein and exhibits and schedules thereto, the “SEC Documents”).

(b)   As of their respective dates, or if amended, as of the date of the last such amendment, the SEC Documents (i) were prepared in accordance and complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of an ongoing SEC formal, informal or voluntary review or investigation.

(c)   The financial statements of the Company (including, in each case, any related notes thereto) included in the SEC Documents (i) complied, as of its respective date of filing with the SEC, in all material respects with applicable accounting requirements and the applicable the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly presented, in all material respects and in accordance with GAAP, the consolidated financial position of the Company at their respective dates and the consolidated results of operations and cash flows of the Company for each of the periods indicated (subject, in the case of unaudited statements, to normal and recurring year-end and quarter-end adjustments). No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group.

(d)   The Company has maintained “disclosure controls and procedures” and “internal controls over financial reporting” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Document, or any amendment thereto, its conclusions about the effectiveness of the internal control structures and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company management’s most recently completed assessment of the Company’s internal control over financial reporting prior to the date hereof, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) the

Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

(e)   The Company is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.08   Absence of Certain Changes or Events.

(a)   Since November 30, 2018, through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses consistent with past practice.

(b)   Since November 30, 2018, there has been no event or condition which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.09   No Undisclosed Liabilities.

(a)   Neither the Company nor any of the Company Subsidiaries has any Liabilities, except for Liabilities: (i) reflected, reserved for or disclosed in the Company’s balance sheet as of November 30, 2018 or related notes included in the Annual Report on Form 10-K filed by the Company with the SEC on January 25, 2019; (ii) incurred after November 30, 2018 in the ordinary course of business consistent with past practice; (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)   Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of the Company Subsidiaries in the SEC Documents.

Section 3.10   Compliance with Laws.

(a)   Each of the Company and the Company Subsidiaries is in compliance with, and at all times since November 30, 2015 has been in compliance with and, to the Knowledge of the Company, has not been given notice of any violation of, any applicable Law, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)   Each of the Company and the Company Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for such failures to have in effect Permits that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)   Each of the Company and the Company Subsidiaries are in material compliance with all terms and conditions of such Permits and, to the Knowledge of the Company, no such Permits are subject to any formal revocation, withdrawal, suspension, cancellation, termination or modification action by the issuing Governmental Entity that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)   The Company is not an “investment company” under the Investment Company Act.

Section 3.11   Legal Proceedings.

(a)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company, the Company Subsidiaries, any of their respective properties or assets or any of their respective directors or officers (in their capacities as such), except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   As of the date of this Agreement, none of the Company, the Company Subsidiaries, any of their respective properties or assets or any of their respective directors or officers (in their capacities as such), is subject to any continuing Judgment of any Governmental Entity, except for Judgments which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)   As of the date of this Agreement, except as set forth on Section 3.11 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company, the Company Subsidiaries, any of their respective properties or assets or any of their respective directors or officers (in their capacities as such) relating to the transactions contemplated by this Agreement.

Section 3.12   Intellectual Property.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries own or lease, license, or otherwise possess the valid right to use, and to assign and/or transfer use of all Intellectual Property that is used in their respective businesses as conducted as of the date of this Agreement (the “Company IP”) free and clear of all Liens and (ii) all of the Company IP owned by the Company or any of the Company Subsidiaries is valid, subsisting and enforceable.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) neither the conduct of the business of the Company nor the conduct of the business of any of the Company Subsidiaries nor the ownership, licensing or use of the Company IP has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated, the Intellectual Property rights of any Person, (ii) there is no claim, action, suit, investigation or proceeding pending against, and/or no written notice given to, the Company or any of the Company Subsidiaries challenging, in whole or in part, the validity, enforceability, use, licensing, or ownership of the Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such claim, (iii) as of the date hereof the Company and the Company Subsidiaries have taken reasonable measures, in accordance with normal industry practice, to maintain and protect the Company IP, (iv) as of the date hereof, there has not been since November 30, 2015 any disclosure of any trade secrets in a manner that has resulted or is reasonably likely to result in the loss of trade secret protection for such trade secrets, and (v) as of the date hereof neither the Company nor any of the Company Subsidiaries have given notice to any Person asserting the infringement or misappropriation by such Person of any of the Company IP that remains unresolved and, to the Knowledge of the Company as of the date hereof, no Person is infringing or misappropriating any Company IP.

Section 3.13   Contracts.

(a)   As of the date hereof, except as set forth on Section 3.13(a) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is a party to or bound by any Contract:

(i)   that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan);

(ii)   that (A) limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or within any geographic area or with any Person, (B) contains any exclusivity or similar provision binding upon the Company or any Company Subsidiary that is material to the Company’s business, taken as a whole or (C) in any material respect limits the ability of the Company or its Affiliates to hire or solicit for hire for employment any individual or group engaged in business competitive with the business of the Company and the Company Subsidiaries in any material respect;

(iii)   relating to Indebtedness for borrowed money for a principal amount in excess of $1,000,000, other than Contracts among the Company and/or its wholly owned Subsidiaries;

(iv)   (A) between the Company and any of its directors, officers or Affiliates (other than (x) Contracts not material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, or (y) any Contract solely between or among the Company and/or its wholly owned Subsidiaries) and (B) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(v)   that is a license, sublicense, assignment, option or other Contract relating to Company IP, including any such Contract pursuant to which the Company or any of the Company Subsidiaries is granted any right to use, is restricted in its rights to use or register or permits any other Person to use, enforce or register any Company IP (including the agreement with Fanatics Retail Group Concessions, Inc.) (other than (x) Contracts not material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or (y) any enterprise software license or other license to use commercial off-the-shelf computer software under nondiscriminatory pricing terms or licenses contained in service contracts to the extent the licenses contained therein are incidental to such contract, non-exclusive and granted in the ordinary course of business);

(vi)   that provides for any most favored nation provision or equivalent preferential pricing terms or similar obligations to which the Company or any of its Affiliates is subject or a beneficiary thereof, which is material to the Company and the Company Subsidiaries taken as a whole;

(vii)   that is a purchase, sale or supply Contract that (x) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (y) has more than one year remaining in the term of the Contract and requires in excess of $1,000,000 in remaining obligations;

(viii)   involving future payments, capital expenditures, performance of services or delivery of goods or materials to or by the Company and the Company Subsidiaries of an amount or value reasonably expected to exceed $1,000,000 in the aggregate during the twelve (12) month period following the date hereof;

(ix)   entered into after November 30, 2015 involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for aggregate consideration (in one or a series of related transactions) under such Contract of $1,000,000 or more;

(x)   that is a collective bargaining agreement or other Contract with any labor union or other employee representative or group;

(xi)   that is a partnership or joint venture agreement or similar Contract or relates to an equity investment that in each case is material to the Company and the Company Subsidiaries, taken as a whole;

(xii)   that is for a lease, use or occupancy of real or personal property of the Company or the Company Subsidiaries providing for annual rentals of $1,000,000 or more;

(xiii)   that relates to any broadcasting or media rights (including audio, video, over the Internet or any other method of distribution), vendor (including for concessions, merchandise, clothing, souvenirs or novelties at any racetrack), promotion, sponsorship, marketing or advertising involving either (A) annual payments to or by the Company and the Company Subsidiaries of $1,000,000 or more (in cash or kind) or (B) aggregate payments to or by the Company and the Company Subsidiaries of $5,000,000 or more (in cash or kind);

(xiv)   that obligates the Company or any Company Subsidiary to provide any media inventory of any kind (including radio, television or Internet) to the other contracting party or any other third party involving aggregate consideration over the life of the Contract of more than $1,000,000;

(xv)   pursuant to which any Person holds any naming rights with respect to any racetrack, including any material fixtures or improvements therein, with a fair market value in excess of $1,000,000;

(xvi)   with vendors or suppliers to or distributors for the Company or any Company Subsidiary which requires any minimum amount of purchases or sales in excess of $1,000,000 over a period specified therein, or which provides for any exclusive rights for such vendor, supplier or distributor;

(xvii)   involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary, which is likely to involve the payment of consideration of more than $1,000,000 in the aggregate over the remaining term of such Contract;

(xviii)   with any Governmental Entity to which the Company or any Company Subsidiary is a party, other than individual Contracts involving aggregate consideration over the life of the Contract of less than $1,000,000;

(xix)   regarding ticketing processes for any racetrack, including in-racetrack ticketing processes and ticketing channel operations;

(xx)   relating to a racetrack’s audio and video systems and equipment, including scoreboards, video boards, matrix boards, sound and public address systems and control rooms;

(xxi)   under which the Company or any Company Subsidiary has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $1,000,000 and in each case has not been repaid prior to the date hereof; or

(xxii)   that commits the Company or any of its Affiliates to enter into any of the foregoing.

Each such Contract in clause (i) through clause (xxii) is referred to herein as a “Material Contract.”

(b)   The Company has made available to Parent prior to the date hereof true, correct and complete copies of all of the Material Contracts.

(c)   Each Material Contract is valid and binding on the Company or one or more of the Company Subsidiaries (as the case may be) and, to the Knowledge of the Company, each other party thereto, is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. Except as would not be material to the Company or any of the Company Subsidiaries, there is no breach or default by the Company or any of the Company Subsidiaries under any of the Material Contracts, nor, to the Knowledge of the Company, is any other party to a Material Contract in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries.

Section 3.14   Takeover Statutes. The Company Board has adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations,” “affiliated transactions” and “control-share acquisitions” set forth in Section 607.0901 and Section 607.0902 of the FBCA or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

Section 3.15   Employee Benefit Plans.

(a)   Set forth on Schedule 3.15(a) of the Company Disclosure Schedule is a list, as of the date hereof, of all of the material Benefit Plans sponsored, maintained, or contributed to by the Company or any Company Subsidiaries. True, correct and complete copies of each material Benefit Plan (or an accurate summary of any material unwritten Benefit Plan) and related trust documents, insurance contracts and any material amendments thereto, current summary plan description and summary of material modifications since December 31, 2018, and favorable determination or opinion letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and accompanying schedules, financial statements and actuarial reports with respect to each Company Plan required to file a Form 5500, and all material correspondence related to any Benefit Plan to or from any Governmental Entity in the last year.

(b)   (i) Each Benefit Plan has been established and administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) with respect to each Benefit Plan or any trust related thereto, as of the date of this Agreement, (A) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) neither the Company nor any of the Company Subsidiaries has engaged in a transaction (but specifically excluding any transactions with Parent or any of its Affiliates) in connection with which the Company or any of the Company Subsidiaries would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype or volume submitter plan or has received a determination letter as to its qualified status from the Internal Revenue Service, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.

(c)   All material contributions required to be made by or with respect to each Benefit Plans pursuant to its terms or applicable Law have been timely made and there are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(d)   No Benefit Plan is, and neither the Company nor any of its current or former Subsidiaries sponsors, maintains or contributes to, or has within the six (6) years immediately preceding the date hereof, or with respect to any Subsidiary acquired by the Company has after the date of such acquisition, sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)   Neither the Company nor any of its Subsidiaries has received a notice of proposed employer shared responsibility payment pursuant to Section 4980H of the Code.

(f)   Neither the Company nor any Company Subsidiary sponsors or maintains a Benefit Plan or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment health coverage (other than health care continuation coverage as required by applicable Law or for a limited and defined period of time following a termination of employment pursuant to an employment, severance or similar agreement or plan).

(g)   Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such Person under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(h)   Except as contemplated by this Agreement or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any Company Subsidiary becoming due (including severance, forgiveness of Indebtedness or otherwise) under a Benefit Plan, or material increase in the amount of any compensation due, to any of their respective employees or consultants, (ii) materially increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Benefit Plan) or vesting of any compensation or benefits payable to or in respect of any employee or consultant under a Benefit Plan or (iv) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan.

Section 3.16   Labor Matters.

(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement and in the preceding three (3) years, neither the Company nor any Company Subsidiaries is or has been a party to any collective bargaining agreement or other agreement or work rules or practices with any labor union or similar representatives of employees, there is and has been no pending or, to the Knowledge of the Company, threatened, union representation petition involving employees of the Company or any Company Subsidiaries, and the Company does not have Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement and in the preceding three (3) years, (i) there is and has been no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against the Company or any Company Subsidiaries pending, or, to the Knowledge of the Company, threatened, (ii) there is and has been no strike, dispute, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any Company Subsidiaries and (iii) neither the Company nor any Company Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct investigation or been subject to such an investigation, in each case, with respect to the Company or any Company Subsidiaries.

(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plan closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.

Section 3.17   Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.17 of the Company Disclosure Schedule:

(a)   (i) all Tax Returns required to be filed with any Governmental Entity by or on behalf of the Company or any Company Subsidiary have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all Taxes due and payable by the Company or any Company Subsidiary (including any Taxes that are required to be deducted and withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party) have been timely paid, or withheld and remitted to the appropriate Governmental Entity; except, in each case of clauses (i) through (iii), for Taxes or Tax matters for which adequate reserves and disclosure have been established in accordance with GAAP in the SEC Documents;

(b)   no written claim has been made in the past six years by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns of a particular type that the Company or Company Subsidiary is or may be subject to Tax or required to file a Tax Return of such type in that jurisdiction, other than any such claims that have been fully resolved or for which adequate reserves have been established in accordance with GAAP in the SEC Documents;

(c)   there are no Liens on any of the assets of the Company or the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Liens);

(d)   (i) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to the Company or any Company Subsidiary in respect of any Tax, and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any Company Subsidiary by any Governmental Entity have been paid or fully and finally settled;

(e)   neither the Company nor any Company Subsidiary (i) has any Liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise, or (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) any agreement or arrangement solely among the Company and/or any Company Subsidiaries, or (y) commercial agreements or arrangements entered into in the ordinary course of business and the primary subject matter of which does not relate to Taxes);

(f)   no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any Company Subsidiaries;

(g)   neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; and

(h)   neither the Company nor any Company Subsidiary (i) was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or (ii) will be bound with respect to taxable periods (or portions thereof) that begin after the Closing Date by a “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Tax Law).

Section 3.18   Real Property.

(a)   Section 3.18(a) of the Company Disclosure Schedule sets forth, as of the date hereof, all real property that is owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”), together with the address of such Owned Real Property and the record owner and use thereof. The Company and/or a Company Subsidiary has good and valid fee simple title to all Owned Real Property, free and clear of any Liens (other than Permitted Liens) and, to the Knowledge of the Company, the use and operation of the Owned Real Property in the conduct of business by the Company and the Company Subsidiaries does not violate any instrument of record or agreement affecting such property.

(b)   Section 3.18(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all real property leases, subleases, licenses and other occupancy arrangements to which the Company or any of the Company Subsidiaries is a party and each amendment thereto (the “Company Leases”) under which the Company or any of the Company Subsidiaries leases, subleases or licenses any real property (the “Leased Real Property” and together with the Company Owned Property, the “Company Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Lease is valid and in full force and effect, free and clear of all Liens (other than Permitted Liens), and binding on the Company and the Company Subsidiaries, and neither the Company nor, to the Knowledge of the Company, any other party to any Company Lease, is in default under any such lease, and no condition exists that with notice or lapse of time or both would constitute a default of any Company Lease. Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, no Owned Real Property or Leased Real Property has been leased, subleased, transferred or assigned, in whole or in part, by the Company or any of the Company Subsidiaries to another Person except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no right of any other party to such leasehold interest identified on Section 3.18(b) of the Company Disclosure Schedule has materialized entitling such party to terminate such leasehold interest prior to such leasehold’s expiration except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no purchase option, right of first refusal or first offer or other purchase right has been exercised, and no binding letter of intent to purchase has been signed, by the Company or any of the Company Subsidiaries for any material Leased Real Property for which the purchase has not closed prior to the date of this Agreement.

(c)   Except as would not reasonably be expected to have a Material Adverse Effect, no appropriation, condemnation, eminent domain or similar proceeding is pending or, to the Knowledge of the Company, threatened against any part of the Company Real Property. Neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Real Property. To the Knowledge of the Company, the Company Real Property, and its continued use, occupancy and operation by the Company and the Company Subsidiaries as currently used, occupied and operated by the Company and the Company Subsidiaries, does not constitute a nonconforming use under any or all applicable building, zoning, subdivision and other land use and similar applicable Laws. To the Knowledge of the Company, there are no facts, conditions, situations, developments or set of circumstances affecting Company Real Property which might interfere with any present or intended use of any Company Real Property.

(d)   The Company has made available to Parent prior to the date of this Agreement (i) a true and complete copy of each Company Lease and (ii) all deeds, surveys, appraisals, mortgages and Company Title Insurance Policy (together with all exception documents) relating to the Company Real Property. As of the date hereof, no written claim has been made against any Company Title Insurance Policy which remains pending.

(e)   None of the Company, any of the Company Subsidiaries or any of their respective agents is currently performing any renovation or construction project which has aggregate projected costs in excess of $25,000,000 at any Company Real Property.

(f)   Except as would not reasonably be expected to have a Material Adverse Effect, the buildings, racetracks, track infrastructure, structures and equipment owned by the Company and the Company Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the sports and live entertainment industry (giving due account to the age and length of use of the same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of other buildings, racetracks, track infrastructure and other structures (including the roofs thereof), are structurally sound.

(g)   The buildings, racetracks, track infrastructure and other structures owned by the Company and the Company Subsidiaries currently have access to public roads or valid easements over private streets or private property for ingress to and egress from all such buildings, racetracks, track infrastructure and structures and water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of business of the Company and the Company Subsidiaries as heretofore conducted in all material respects. To the Knowledge of the Company, none of the buildings, racetracks, track infrastructure or structures on any Company Real Property encroaches upon real property of another Person in any material respect, and no buildings or structures of any other Person substantially encroaches upon any of such Company Real Property in any material respect.

(h)   The Company Real Property constitutes all of the real property used or held for use in connection with the business of the Company and the Company Subsidiaries, and is adequate to conduct the business of the Company and the Company Subsidiaries as currently conducted in all material respects.

Section 3.19   Environmental Matters.

(a)   Except as would not reasonably be expected to have a Material Adverse Effect, the Company, the Company Subsidiaries and their Affiliates are, and since November 30, 2013 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries.

(b)   Since November 30, 2013, neither the Company nor any of the Company Subsidiaries nor, in connection with activities on any Company Real Property, any race team, in each case, has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance in all material respects with applicable Environmental Laws and except as would not reasonably be expected to give rise to material liability for investigation, response or remediation activities.

(c)   Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of the Company Subsidiaries or their Affiliates, or any party whose activities could give rise to liability of the Company or any of the Company Subsidiaries has exposed any employee or any third party to Hazardous Substances.

(d)   There have been no releases of Hazardous Substances at, on, under or from any real property currently, or formerly, owned, leased or operated by the Company or the Company Subsidiaries, excluding such releases that would not reasonably be expected to give rise to material liability for investigation, response or remediation activities.

(e)   As of the date hereof, to the Knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any real property currently owned or operated by the Company or any of the Company Subsidiaries that would materially affect any ongoing development or currently planned development of the Company and the Company Subsidiaries.

(f)   Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Action (i) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or (ii) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. Neither the Company nor any of the Company Subsidiaries is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

(g)   No Liens are in effect pursuant to any Environmental Law on any of the material Owned Real Property.

(h)   Neither the Company nor any of the Company Subsidiaries is subject to a contractual indemnity obligation against any material liability or obligation of any other Person under any Environmental Law.

(i)   The Company has made available to Parent true and complete copies of all material environmental reports, investigations, assessments, audits and correspondence of the Company or any of the Company Subsidiaries relating to compliance under or liability pursuant to Environmental Laws and that both (i) are in the possession of the Company or any of the Company Subsidiaries and (ii) are not subject to attorney-client privilege, work product doctrine or other applicable privilege.

(j)   Neither the Company nor the Company Subsidiaries own, lease or operate any real property or facility in New Jersey or Connecticut.

The generality of any other representations and warranties in this Agreement notwithstanding, the representations and warranties in this Section 3.19 and in Sections 3.06, 3.07 and 3.20 shall be deemed to be the Company’s sole and exclusive representations and warranties with respect to Environmental matters.

Section 3.20   Insurance. The Company has made available to Parent prior to the date of this Agreement true, complete and correct copies of all insurance policies which are, as of the date of this Agreement, maintained by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be reasonably customary for companies of similar size, in the respective geographic regions in which the Company and the Company Subsidiaries operate and in the respective businesses in which the Company and the Company Subsidiaries operate. As of the date hereof, neither the Company nor any of the Company Subsidiaries have received notice of cancellation of any material insurance policy and all premiums due thereunder on or prior to the date of this Agreement have been paid. As of the date hereof, there is no material claim by the Company or any of the Company Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.21   IT Systems; Data Protection and Security.

(a)   Except as would not reasonably be expected to have a Material Adverse Effect, (i) either the Company or the Company Subsidiaries owns or has a valid right to access and use all computer systems, networks, hardware, technology, software, algorithms, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company (the “IT Systems”), as such IT Systems are currently used by the Company, (ii) the IT Systems are in good working condition to effectively perform all information technology operations for which they are used as required in connection with the current operations of the Company and (iii) the Company maintains industry-standard controls and processes that are designed (A) to provide for the back-up and restoration of critical data and Personal Data, (B) to manage physical access to the IT Systems, and (C) to secure and protect customer information and Personal Data collected, stored, maintained, processed or otherwise used by the IT Systems.

(b)   The Company and each of the Company Subsidiaries are, and since November 30, 2016 have been, in compliance with (i) all Privacy and Information Security Requirements, (ii) any and all agreements, including but not limited to privacy policies and other Contracts (including data protection addendums or portions thereof) in effect between such Company and customers and end users of such Company’s products and services, and (iii) Contracts (including data protection addendums or portions thereof) between such Company or any of the Company Subsidiaries, and any third parties, including vendors, marketing affiliates, and other business partners. The Company and the Company Subsidiaries have confidentiality and other necessary agreements in place with all third parties or other Persons whose relationship with the Company or any of the Company Subsidiaries relates to or in any way invokes Privacy and Information Security Requirements of either or both parties. The Company and each of the Company Subsidiaries have taken all necessary steps, including implementation of administrative, physical and technical safeguards, to provide for the physical and electronic security, continuity, integrity and availability of the Company products and services, the IT Systems protected thereby, and other data stored or contained therein and to guard against any unauthorized access or use thereof. Since November 30, 2017, there have not been any unauthorized physical intrusions, or any unauthorized access or use, of any of the IT Systems, that affected the Company, its customers, end users, vendors or any third parties or compromised the data stored or contained therein. Since November 30, 2017, no Person has made any illegal or unauthorized use of Personal Data that was collected or processed by or on behalf of the Company or the Company Subsidiaries. Further, there has not been since November 30, 2017 any breach in connection with Personal Data that would require the Company or any of the Company Subsidiaries to notify a Person or Governmental Entity of such breach. There is no pending Action, and, to the Knowledge of the Company, no Person has threatened to commence any Action alleging that any Person has made any illegal or unauthorized use of Personal Data that was collected or processed by or behalf of the Company or any of the Company Subsidiaries. Since November 30, 2017, there has not been a violation of any Law or Privacy and Information Security Requirement relating to or arising out of the Company’s policies, programs and procedures.

Section 3.22   Brokers and Other Advisors. Other than the Special Committee Financial Advisor pursuant to an engagement letter, a copy of which has been made available to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Parent Disclosure Schedule to the extent the relevance of such item to such other section is reasonably apparent on its face to the Company without independent inquiry), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01   Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in active status under the Laws of Florida. Merger Sub is a direct, wholly owned Subsidiary of Parent, and has been formed solely for the purpose of consummating the transactions contemplated by this Agreement and the Financing Commitments. Except for Liabilities and activities contemplated by this Agreement and the Financing Commitments or any Liability of Merger Sub to Parent created in connection with the Closing, Merger Sub has not incurred any obligations or Liabilities or engaged in any business activities of any kind prior to the Closing. All issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub are and will remain beneficially owned by Parent prior to the Closing.

Section 4.02   Capitalization.

(a)   The authorized capital stock of Merger Sub consists solely of 10,000 shares of Merger Sub Common Stock. As of the date of this Agreement, there are 1,000 shares of Merger Sub Common Stock issued and outstanding, all of which are held directly by Parent, free and clear of all Liens. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Merger Sub has no outstanding options, warrants, rights or any other agreement or arrangement pursuant to which any Person other than Parent may acquire any capital stock of, or other equity interest in, Merger Sub.

(b)   Except for the Rollover Shares or as contemplated by this Agreement, neither Parent nor Merger Sub owns, directly or indirectly, (i) any shares of capital stock or other equity securities of the Company or any of the Company Subsidiaries or (ii) any securities that are convertible, exchangeable or exercisable into shares of Company Common Stock.

Section 4.03   Authorization.

(a)   Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate action necessary in order to execute and deliver, and perform its obligations under, this Agreement and, assuming the truth of the representations and warranties set forth in Section 3.14, to consummate the transactions contemplated by this Agreement, including the Merger, subject only to the approval of this Agreement by the affirmative vote of Parent in its capacity as the sole shareholder of Merger Sub.

(b)   This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.04   Consents.

(a)   Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.04(b) have been made or obtained and, assuming the truth of the representations and warranties set forth in Section 3.14, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement will not (with or without notice or lapse of time) result in any violation of, be in conflict with, result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)   any provision of the organizational documents of Parent or Merger Sub; or

(ii)   any Law or Judgment to or by which Parent or Merger Sub or their respective properties is subject or bound, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)   No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of any other transaction contemplated on the part of Parent or Merger Sub under this Agreement, except for applicable requirements, if any, of (i) the Exchange Act, state securities laws or “blue sky” laws and the FBCA, (ii) the HSR Act, (iii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth on Section 4.04(b) of the Parent Disclosure Schedule and (v) assuming the accuracy of Section 3.06(b), such other consents, approvals, authorizations, waivers, permits, filings and notifications, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.05   Financing. Section 4.05 of the Parent Disclosure Schedule sets forth true and complete copies of an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” or the “Financing Commitments”) from Goldman Sachs Bank USA, Bank of America, N.A., BofA Securities, Inc., PNC Bank, National Association and PNC Capital Markets LLC (the “Lenders”), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and/or Merger Sub with financing in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” or the “Financing”). As of the date hereof, each of the Financing Commitments is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors’ rights generally and general principles of equity. As of the date hereof, each of the Financing Commitments is in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. As of the date hereof, neither Parent nor Merger Sub is in breach of any of the material terms or conditions set forth in any of the Financing Commitments. As of the date hereof, there is no fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, could (A) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate, (B) result in any of the conditions in the Financing Commitments not being satisfied on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement, (C) constitute a breach by Parent under the terms and conditions of the Debt Commitment Letter, (D) cause any of the Financing Commitments to be ineffective or (E) otherwise result in the Financing not being available on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement in order to consummate the transactions contemplated by this Agreement. As of the date hereof, no Lender has notified Parent or Merger Sub of its intention to terminate any Financing Commitment or not to provide the Financing. Assuming (1) the Financing is funded in accordance with its terms and conditions, (2) the Rollover Shares are transferred to Parent in connection with the Rollover Share Transfers and (3) the satisfaction of the conditions to the Company’s obligation to consummate the Merger set forth in Section 6.01 and Section 6.02 and the Company’s compliance with its obligations in Section 6.03, the Financing will, together with other funds available to Parent, provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Debt Commitment Letter, including the payment of the Merger Consideration, the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, any payments in respect of equity compensation obligations to be made in connection with the Merger, and for any repayment or refinancing of any outstanding Indebtedness of Parent, the Company, and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (such amounts, collectively, the “Merger Amounts”). Parent or Merger Sub has paid in full any and all commitment or other fees required by any Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters, understandings or other agreements, Contracts or arrangements of any kind relating to the Financing that could affect the availability, conditionality, enforceability or aggregate principal amount of the Financing contemplated by the Debt Commitment Letter. As of the date hereof, Parent has provided the Company a complete copy of all fee letters (collectively, the “Fee Letter”) relating to the Debt Commitment Letter, subject to redactions solely of fee amounts, pricing caps, “market flex” and economic terms, none of which redacted provisions could affect the conditionality, enforceability, availability or aggregate principal amount of the Financing. There are no conditions precedent related to the funding of the full amount of the Financing or any contingencies that would permit the Lenders to reduce the total amount of the Financing (including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision), other than as explicitly set forth in the Financing Commitments. Assuming the satisfaction of the conditions to the Company’s obligation to consummate the Merger, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing at or prior to the date that the Closing is required to occur pursuant to the terms of this Agreement, that the Financing will not be available to Parent or Merger Sub on the date that the Closing is required to occur pursuant to the terms of this Agreement, or that any of the Lenders will not perform its obligations thereunder. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.06   Ownership of Shares. As of the date hereof, the Rollover Shareholders beneficially own 231,925 shares of Class A Common Stock in the aggregate (a portion of which includes unvested Company Restricted Shares) and 16,925,864 shares of Class B Common Stock in the aggregate. As of immediately prior to the Effective Time, Parent will beneficially own at least 231,925 shares of Class A Common Stock in the aggregate minus the number of shares of Class A Common Stock withheld, if any, in respect of applicable withholding Taxes and other applicable deductions in connection with the vesting of Company Restricted Shares, and 14,794,029.5 shares of Class B Common Stock in the aggregate.

Section 4.07   No Other Transactions. As of the date of this Agreement, except as set forth on Section 4.07 of the Parent Disclosure Schedule and other than the Rollover Letter Agreement (a copy of which has been provided to the Company prior to the execution of this Agreement), and any agreements between the Company and its directors or officers, none of Parent, Merger Sub or any of their Affiliates (other than the Company) is party to any Contract or commitment to enter into agreements, arrangements or understandings (whether oral or written) (i) with any member of the Company’s management or directors as of the date hereof that relate in any way to the Merger or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement.

Section 4.08   Litigation. As of the Business Day prior to the date hereof, there is no Action pending or, to the Knowledge of each of Parent or Merger Sub, threatened against Parent or Merger Sub, as applicable, which would, individually or in the aggregate, reasonably be expected to prevent or materially delay, interfere with or hinder the consummation by Parent and Merger Sub of the Merger or the compliance by Parent and Merger Sub with its obligations under this Agreement, if adversely determined. As of the Business Day prior to the date hereof, there is no order, writ or injunction of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub, as applicable, which is material to Parent or Merger Sub, as applicable.

Section 4.09   Brokers and Other Advisors. Except for fees payable to the Persons set forth on Section 4.09 of the Parent Disclosure Schedule pursuant to an engagement letter, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01   Certain Actions Pending Merger. Except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated by this Agreement or with respect to actions or omissions taken by or which have been specifically directed by any Designated Individual, the Company covenants and agrees, as to itself and the Company Subsidiaries, that, after the date of this Agreement and prior to the Effective Time, the business of the Company and the Company Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause each Company Subsidiary to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, sanctioning bodies, team owners, drivers, sponsors, media organizations, fans, event attendees, suppliers, licensors, licensees, distributors, creditors, lessors, employees, business associates and other third parties. Without limiting the generality of the foregoing, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement or with respect to actions or omissions taken by or which have been specifically directed by any Designated Individual, the Company covenants and agrees, as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, without the prior written consent of Parent:

(a)   (i) adjust, split, combine or reclassify any of its capital stock or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) set any record dates or payment dates for the payment of any dividends or distributions (whether payable in cash, stock, property or a combination thereof) on its capital stock, or make, declare, set aside or pay any dividends on, or make any other distribution in respect of, any of its capital stock, except, in each case, for (x) the Company’s regular annual dividend in a manner consistent with past practice (including with respect to the timing of payment, source of funds and aggregate amount thereof) and (y) any such dividends or distributions from any Company Subsidiary to the Company or any other Company Subsidiary, (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Company Subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests (other than the acceptance of shares of Company Common Stock as payment for the exercise price or withholding Taxes incurred in connection with the vesting, exercise or settlement of Company Equity Awards); or (iv) enter into any voting agreement with respect to the capital stock of the Company;

(b)   (i) issue, authorize the issuance of, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or securities convertible or exchangeable into any such shares of capital stock or other equity interests, other than to the Company or the issuance of Company Common Stock issuable pursuant to Company Equity Awards issued under the Company Stock Plans and outstanding as of the date of this Agreement as set forth in Section 3.02(a) or as are issued after the date hereof as permitted under this Agreement, (ii) amend or modify any term or provision of any of its outstanding equity securities or (iii) accelerate or waive any restrictions pertaining to the vesting of any options or other equity awards, warrants or other rights of any kind to acquire any shares of capital stock;

(c)   amend or propose to amend (by merger, consolidation or otherwise) its articles of incorporation, bylaws or other organizational documents in any manner or adopt or implement any shareholder rights agreement, “poison pill” or similar plan or agreement;

(d)   (i) merge or consolidate with any other Person, or (ii) acquire or agree to acquire, directly or indirectly, by merger or otherwise, or by purchasing a substantial equity interest in, any Person, business, assets or capital stock of any other Person for, in the case of clause (ii), consideration in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(e)   except (x) as set forth on Section 5.01(e) of the Company Disclosure Schedule and (y) for guarantees of Guaranteed Obligations (as defined in the Subsidiary Guaranty as in effect as of the date hereof), (i) create, incur, issue, redeem, renew, syndicate or refinance any long-term Indebtedness for money borrowed in excess of $1,000,000 (excluding draws upon existing credit facilities not to exceed $5,000,000 in the aggregate after the date hereof), (ii) assume, guarantee, endorse or otherwise become liable or responsible (directly or contingently) for Indebtedness for borrowed money in excess of $1,000,000, (iii) enter into any swap or hedging transaction or other derivative agreement, (iv) make any loans, capital contributions to, investments in or advances in excess of $1,000,000 in the aggregate to any Person (other than the Company or any Company Subsidiary);

(f)   change its fiscal year or, except as may be required by changes in applicable Law or GAAP, change any method, practice or principle of financial accounting or financial reporting;

(g)   except as set forth on Section 5.01(g) of the Company Disclosure Schedule or as required under applicable Law or the terms of any Benefit Plan, (i) materially increase the compensation or benefits of, or make any loans to, any current or former directors of the Company or any Company Subsidiary, Key Employees or other individual service providers who are not employees of the Company or any Company Subsidiary, (ii) grant, provide, or increase any bonus, severance, change of control or retention payments or benefits to any current or former directors of the Company or any Company Subsidiary, Key Employees or other individual service providers who are not employees of the Company or any Company Subsidiary, or grant, issue, or modify any equity or equity-based awards to any current or former directors of the Company or any Company Subsidiary, Key Employees or other individual service providers who are not employees of the Company or any Company Subsidiary that may be settled in any capital stock or other equity interests or securities of the Company or any Company Subsidiaries, (iii) establish, adopt, or enter into any new collective bargaining, employment, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, severance, retention or other compensation or benefit agreement, plan or arrangement for the benefit of any current or former directors of the Company or any Company Subsidiary, Key Employees or other individual service providers who are not employees of the Company or any Company Subsidiary, (iv) materially amend or materially modify any existing Benefit Plan, (v) accelerate the payment of compensation or benefits to any Company Employee or non-employee director, (vi) hire any new executive officer of the Company or promote or terminate the employment service (other than for cause) of any Key Employee, or (vii) renew or enter into any material modification of any labor agreement or implement or announce any material reduction in labor force or mass lay-offs;

(h)   settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of, or fail to defend, any Action other than such actions (A) in the ordinary course of business, consistent with past practice and where the amounts paid or to be paid with respect to all Actions are in an amount less than $5 million in the aggregate (net of amounts covered by insurance or indemnification agreements with third parties), (B) that do not involve the admission of wrongdoing by the Company or any of the Company Subsidiaries and (C) that do not impose any restrictions on the business of the Company, any of the Company Subsidiaries, Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time;

(i)   transfer, market, sell, lease, license, mortgage, pledge or otherwise surrender, encumber, relinquish, abandon or dispose of any tangible or intangible assets, property (including real property) or rights (including capital stock of a Company Subsidiary) with a consideration or fair market value in excess of $1 million individually or $10 million in the aggregate, other than to the Company or a wholly owned Company Subsidiary;

(j)   except as otherwise set forth in this Agreement or, with respect to clause (i) only, renewals, extensions or amendments in the ordinary course of business consistent with past practice, (i) cancel, terminate, extend, renew or amend any Material Contract, (ii) waive, release or assign, in any respect, any rights or obligations under any Material Contract or (iii) enter into any Contract which would have been a Material Contract if entered into prior to the date hereof, except, in the case of clauses (i) and (ii);

(k)   make, rescind or change any material Tax election, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) with respect to a material amount of Taxes, settle or compromise any material Tax claim or assessment with any Governmental Entity, surrender any right to claim a material refund of Taxes or other offset or reduction in liability of a material amount of Taxes, request any material Tax ruling, change an annual Tax accounting period or adopt or change any material method of Tax accounting, or (other than with respect to a Tax matter described on Section 3.17 of the Company Disclosure Schedule or pursuant to an extension of time to file a Tax Return) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(l)   transfer, sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company IP, other than in the ordinary course of business consistent with past practice;

(m)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(n)   enter into, waive, or amend, in a manner adverse to the Company or any Company Subsidiary, any Related Party Agreement;

(o)   authorize, or enter into any commitment for, any capital expenditures with respect to tangible property or real property, other than any capital expenditure (x) that has already been approved by the Company Board as of the date of this Agreement or (y) made in the ordinary course of business consistent with past practice provided that the aggregate amount of all such capital expenditures made pursuant to this clause (y) shall not exceed $10 million in the aggregate;

(p)   (i) enter into any new line of business other than the lines of business in which the Company and the Company Subsidiaries are currently engaged as of the date of this Agreement or (ii) establish any new Subsidiary or joint venture;

(q)   (i) with respect to any Owned Real Property, enter into any agreement regarding the sale or, except for agreements that do not have a term which exceeds 6 months (provided that in no event may the term of such agreement continue beyond the Closing Date) or have a value in excess of $1 million in the aggregate, use or occupancy thereof (including leases, licenses, easements, option agreements, rights of refusal or similar agreements) or (ii) with respect to any Leased Real Property, enter into any agreement regarding the use or occupancy thereof (including subleases or license agreements) which have a term which exceeds 6 months (provided that in no event may the term of such agreement continue beyond the Closing Date) or have a value in excess of $1 million in the aggregate, or modify or amend any Company Leases;

(r)   take any actions or omit to take any actions that would or would be reasonably be expected to (i) result in any of the conditions set forth in ARTICLE VI not being satisfied or (ii) materially impair or delay the ability of the Parties to consummate the transactions contemplated hereby in accordance with the terms hereof; or

(s)   enter into any agreement or arrangement to, or make any commitment to, take any of the actions prohibited by this Section 5.01.

Section 5.02   Proxy Statement; SEC Filings.

(a)   The Company shall (i) as promptly as practicable after the date of this Agreement (and in any event within 30 Business Days following the date hereof), prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use its reasonable best efforts to have the Proxy Statement comply with the rules and regulations of the SEC, cleared by the staff of the SEC and thereafter mail to its shareholders such Proxy Statement as promptly as practicable following such clearance, and (v) to the extent required by applicable Law, promptly file and mail to the Company shareholders any supplement or amendment to the Proxy Statement. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and shall reasonably consider Parent’s comments in good faith. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) received from the SEC or its staff or any requests from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent and provide Parent with the opportunity to review and comment upon any response to such comments or requests prior to responding to any such comments or requests and shall reasonably consider Parent’s comments in good faith, and shall provide Parent promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including as promptly as reasonably practicable furnishing the Company, upon request, with any and all information as may be reasonably required to be set forth in the Proxy Statement under the Exchange Act.

(b)   All filings made by the Company with the SEC (including all filings required under the Exchange Act) in connection with the transactions contemplated hereby shall be subject to the prior review by, and reasonable comments of, Parent, and the Company will consider all comments of the Parent in good faith.

(c)   The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and consult with each other prior to providing any response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall promptly notify the other upon the receipt of any comments (written or oral) received from the SEC or its staff or any requests from the SEC or its staff for amendments or supplements to the Schedule 13E-3.

(d)   The Company agrees that (i) none of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to the shareholders of the Company or filed with the SEC, as applicable, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; provided, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein.

(e)   If, at any time prior to the Company Shareholders’ Meeting any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and, to the extent required by applicable Law, the Company (or the Company and Parent jointly, in the case of the Schedule 13E-3) shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries, which information Parent reasonably determines to include in marketing materials for the Debt Financing, then the Company shall file such Current Report on Form 8-K

(f)   Subject to Section 5.04, the Company Recommendation shall be included in the Proxy Statement and the Schedule 13E-3, and the Company shall use reasonable best efforts to secure the Required Shareholder Vote.

Section 5.03   Company Shareholders’ Meeting. The Company will call, duly give notice of in compliance with applicable Law and hold a meeting of the shareholders of the Company for the purpose of voting upon the approval of this Agreement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting will be held as promptly as practicable following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and Schedule 13E-3 or that it is not reviewing the Proxy Statement and Schedule 13E-3. The date of the Company Shareholders’ Meeting and the record date therefor shall be set in consultation with Parent. The Company shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the Required Shareholder Vote. The Company shall not postpone or adjourn the Company Shareholders’ Meeting, except to the extent required by applicable Law or requested by Parent (in Parent’s sole discretion) to permit additional time to solicit the Required Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company; provided that the Company Shareholders’ Meeting shall only be postponed or adjourned for a minimum period of time reasonable under the circumstances (it being understood that any such postponement or adjournment shall not affect the Company’s obligation to hold the Company Shareholders’ Meeting as aforesaid). Each Party shall keep the other Party reasonably updated with respect to proxy solicitation results. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Company Shareholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.03 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

Section 5.04   No Solicitation; No Adverse Company Recommendation.

(a)   The Company shall, and shall cause the Company Subsidiaries, their Affiliates and its and their respective Representatives to immediately cease and cause to be terminated any and all existing activities, discussions, information sharing, solicitations, encouragement or negotiations with any other Person conducted heretofore with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal and promptly (but in any event within twenty-four (24) hours after the execution of this Agreement) shall request that all non-public information previously provided by or on behalf of the Company, any of the Company Subsidiaries or any of their respective Representatives to any such Person be returned or destroyed in accordance with any applicable confidentiality agreement between the Company and such Person. In addition, except as expressly permitted by this Section 5.04 and except for actions and omissions taken by or which have been specifically directed by any Designated Individual, the

Company shall not, and shall cause the Company Subsidiaries not to, and shall cause its and their respective Affiliates, officers and directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives (such officers and directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, collectively, but excluding each Designated Individual, “Representatives”) not to, directly or indirectly:

(i)   initiate, solicit or knowingly encourage, induce, facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)   approve, endorse, recommend, execute or enter into any Contract, commitment or agreement in principle, including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 5.04(b));

(iii)   enter into any Contract, commitment or agreement in principle that requires the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, or to breach its obligations hereunder, or propose or agree to do any of the foregoing;

(iv)   fail to enforce, or grant any waiver under, any confidentiality, standstill or similar agreement (or any standstill or confidentiality provision of any other Contract or agreement) with any Person or any “moratorium,” “control-share acquisition,” “fair price,” “interested shareholder,” “affiliated transaction,” “business combination,” or other antitakeover applicable Law (and the Company will use its reasonable best efforts to enforce or cause to be enforced to the fullest extent permitted by applicable Law each such agreement);

(v)   enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to, the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) that could reasonably be expected to lead to any Acquisition Proposal or could initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(vi)   otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal; or

(vii)   resolve, propose or agree to do any of the foregoing.

(b)   Notwithstanding Section 5.04(a), from the date hereof until the Required Shareholder Vote has been obtained, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal which did not, directly or indirectly, result from or arise out of a breach of this Section 5.04 and the Special Committee determines by resolution, in good faith, (A) after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would breach its fiduciary duties under applicable Law, then the Company may (x) furnish access and non-public information with respect to the Company and the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

(c)   The Company shall (i) promptly (and, in any event, within twenty-four (24) hours) following receipt of any inquiry, proposal or offer with respect to, or which could reasonably likely lead to, any Acquisition Proposal, or any requests for nonpublic information from, or any discussions or negotiations being sought to be initiated or continued with, the Company, any of the Company Subsidiaries or any of their Affiliates or Representatives (all of the foregoing, an “Inquiry”), notify Parent orally and in writing by email of such Inquiry or Acquisition Proposal, indicating in such notice the name of such Person making such Inquiry or Acquisition Proposal and summarizing the terms and conditions of any proposals or offers, and such notice shall include, as applicable, copies of any email correspondence or other written requests, proposals or offers, including proposed agreements, and summaries of all oral communications, sent or provided to or by the Company, any of the Company Subsidiaries or any of their

Affiliates or Representatives in connection with any Inquiry or Acquisition Proposal), and (ii) thereafter provide Parent promptly (and in any event within twenty-four (24) hours) with (A) all information, material developments, discussions or negotiations regarding all oral or written communications, with respect to any such Inquiry or Acquisition Proposal, including the status thereof and any determinations made, or actions taken, pursuant to Section 5.04(b), and (B) all material nonpublic information concerning the Company or the Company Subsidiaries provided to the Person making such Inquiry or Acquisition Proposal that was not previously provided to Parent.

(d)   Except as set forth in Section 5.04(e), neither the Company Board nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i)(A) withhold, withdraw, suspend or qualify (or amend or modify in any manner adverse to Parent) or publicly propose to withhold, withdraw, suspend or qualify (or amend or modify in any manner adverse to Parent ) the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (B) adopt, approve, endorse or recommend or otherwise declare advisable an Acquisition Proposal, (C) fail to publicly reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within three (3) Business Days) after receipt of a written request by Parent to provide such reaffirmation (provided that Parent shall not make more than one such request per calendar week), (D) fail to recommend against any tender offer or exchange offer for the shares of Company Common Stock within five (5) Business Days after commencement of such tender offer or exchange offer, (E) fail to include the Company Recommendation in the Proxy Statement, or (F) resolve or publicly propose to take any action described in the foregoing clauses (any action described in the foregoing clauses (A) through (F), an “Adverse Company Recommendation”); or (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (x) constituting, or providing for, any Acquisition Proposal or (y) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)   Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof until the Required Shareholder Vote has been obtained, the Company Board, acting upon the recommendation of the Special Committee, may make an Adverse Company Recommendation if the Company Board, acting upon the recommendation of the Special Committee, has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would breach its fiduciary duties under applicable Law, solely in response to either (x) an Intervening Event, so long as the Company has complied with Section 5.04(e)(i) below, in all respects, or (y) a Superior Proposal received after the date hereof which did not, directly or indirectly, result from or arise out of a material breach of this Section 5.04, so long as the Company has complied with Section 5.04(e)(ii) below, in all respects.

(i)   No Adverse Company Recommendation pursuant to this Section 5.04(e) may be made with respect to an Intervening Event unless:

(A)   the Company shall have provided Parent five (5) Business Days’ prior written notice advising Parent that the Company Board, acting upon the recommendation of the Special Committee, intends to take such action and specifying the facts underlying the determination by the Special Committee that an Intervening Event has occurred, and the facts underlying the reason for the Adverse Company Recommendation, in reasonable detail (a “Notice of Intervening Event”);

(B)   during such five (5) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement and the transaction documents contemplated herein in such a manner that enables the Company Board and the Special Committee to maintain the Company Recommendation and not make an Adverse Company Recommendation; and

(C)   upon the expiration of such five (5) Business Day period, taking into consideration any amendments to this Agreement or the transaction documents contemplated herein proposed by Parent, the Company Board, acting upon the recommendation of the Special Committee, has again determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, the failure to make an Adverse Company Recommendation would breach its fiduciary duties under applicable Law.

The provisions of this Section 5.04(e)(i) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 5.04(e)(i).

(ii)   No Adverse Company Recommendation pursuant to this Section 5.04(e) may be made with respect to a Superior Proposal unless:

(A)   such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal (which Superior Proposal did not, directly or indirectly, result from, arise out of or constitute a breach of this Section 5.04 at any time); and

(B)   the Company shall have (1) provided Parent five (5) Business Days’ prior written notice (such period of time, the “Company Notice Period”), which notice shall state (x) that the Company has received a Superior Proposal, (y) the material terms of such Superior Proposal (including the identity of the Person making such Superior Proposal) and all relevant transaction documents with respect thereto (including an acquisition agreement with respect to such Superior Proposal), and (z) that the Company intends to make an Adverse Company Recommendation and the reasons therefor (a “Notice of Superior Proposal”), (2) to the extent requested by Parent, engaged in good faith negotiations with Parent during the Company Notice Period to amend this Agreement and the other transaction documents contemplated herein as would enable the Company Board and the Special Committee to maintain the Company Recommendation and not make an Adverse Company Recommendation, (3) considered in good faith any bona fide offer made by Parent to the Company during the Company Notice Period, and (4) upon the expiration of the Company Notice Period, taking into consideration any amendments to this Agreement or the transaction documents contemplated herein proposed by Parent, the Company Board, acting upon the recommendation of the Special Committee, again makes the determination set forth in Section 5.04(e) with respect to its fiduciary duties, it being understood and agreed that any amendment or modification to the financial terms or any other material term of the Superior Proposal shall require a new Notice of Superior Proposal to Parent with respect to such amended or modified Superior Proposal and a new Company Notice Period of four (4) Business Days, and the Company shall be required to comply again with this Section 5.04(e)(ii).

(f)   None of the Company, the Company Board or any committee thereof (including the Special Committee) shall enter into any agreement with any Person to limit or not to give prior notice to Parent of its intention to effect an Adverse Company Recommendation.

(g)   Nothing contained in this Section 5.04 shall be deemed to prohibit the Company Board or the Special Committee from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act (or any similar communication to Company shareholders in connection with the making or amendment of a tender offer or exchange offer) with respect to an Acquisition Proposal or (ii) making any “stop, look and listen” communication to the Company shareholders pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation so long as such communication also reaffirms the Company Recommendation; provided however, that, for the avoidance of doubt, the Company and the Company Board may not effect an Adverse Company Recommendation except to the extent permitted by Section 5.04(e), and any communication pursuant to this Section 5.04 that contains an Adverse Company Recommendation shall be deemed an Adverse Company Recommendation for all purposes under this Agreement.

(h)   In the event that the Company receives an Acquisition Proposal during the pendency of this Agreement, the Company hereby agrees that Parent shall be permitted to propose to the Company one or more amendments to this Agreement, which may include other financing sources.

(i)   The Company shall promptly inform its Representatives of the obligations undertaken in this Section 5.04.

(j)   Notwithstanding anything to the contrary in this Section 5.04, but subject to Section 8.16, the Company agrees that in the event any Company Subsidiary, Affiliate of the Company, any of their respective Representatives or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach by the Company of this Section 5.04, then the Company shall be deemed to have so breached this Section 5.04.

Section 5.05   Reasonable Best Efforts; Regulatory Matters.

(a)   Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in ARTICLE VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make, file or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity or any other third party necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement.

(b)   Without limiting the general applicability of Section 5.05(a), each Party shall, in consultation and cooperation with the other, file or cause to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days of the date hereof.

(c)   Each of the Company and Parent agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Entities or other third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company and Parent shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Each party shall cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its HSR Filing and, if requested, to promptly amend or furnish additional information thereunder and Parent shall not withdraw its HSR Filing without the prior written consent of the Company. Parent shall pay all filing fees related to the Filings required under the HSR Act related to the transactions contemplated by this Agreement.

(d)   Each Party shall use reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to give the other reasonable prior notice of any such Filing. Unless prohibited by applicable Law or a Governmental Entity, each of Parent and the Company shall (A) have the right to review in advance and, each consult the other on, any filing made with, or written materials submitted to, any Governmental Entity or other third party in connection with the transactions contemplated by this Agreement, and each Party agrees to consider in good faith any comments of the other Party thereon, (B) promptly furnish to each other copies of all such filings and written materials after their filing or submission and neither the Company nor Parent shall withdraw any such notices, filings or applications without the prior written consent of the other Party, (C) promptly advise each other upon receiving any communication from any Governmental Entity or other third party whose consent, approval, authorization or waiver is required, proper or advisable to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned, (D) not participate in any meeting (whether in person, via teleconference or otherwise) with (i) any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement and (ii) any third party (excluding Governmental Entities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity or other third party, as applicable, without, in the case of Parent, the Company, and in the case of the Company, Parent; provided, however, that the Parties may reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may redact any correspondence, Filing or communication shared under this Section 5.05 to the extent such correspondence, Filing or communication contains commercially sensitive information or references concerning the valuation of the Company and the Merger, or to comply with contractual arrangements or applicable Law, or to prevent the loss of privilege.

(e)   Notwithstanding anything to the contrary in this Agreement, with respect to the matters covered in this Section 5.05, the Parties shall jointly develop the strategy relating to the Competition Laws and consult and cooperate with one another, and consider in good faith the views of one another, regarding all analyses, appearances, discussions, negotiations, memoranda, briefs, arguments, opinions, proposals, and other proceedings, made or submitted by or on behalf of either Party in connection with proceedings relating to any Competition Law, and shall jointly coordinate all activities with respect to any consents, approvals, authorizations or waivers of any

Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including jointly determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement, in each case subject to good faith consultations with the other Party reasonably in advance and consideration of the other Party’s views. Neither Party shall permit any of its Representatives to make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with the other Party.

(f)   In furtherance of the covenants set forth in this Section 5.05, if any objections are asserted with respect to the Merger or the other transactions contemplated hereby under any domestic antitrust or Competition Law or if any Action is instituted (or threatened to be instituted) by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Entity challenging the Merger or which would otherwise prohibit, materially impair or materially delay consummation of the Merger, Parent shall take or agree to take all actions necessary, proper or advisable to avoid or eliminate each and every impediment to resolve any such objections or Actions (or threatened Actions) so as to consummate the Merger as soon as reasonably practicable (and, in each case, sufficiently before the Outside Date in order to allow Closing by the Outside Date), provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.05 or elsewhere shall require, or be deemed to require, any Party to take or agree to take any action set forth in this Section 5.05 if doing so would, individually or in the aggregate, be reasonably likely to result in a material impact on the operations, assets, business or financial performance (including with respect to EBITDA) of Parent and the Surviving Corporation on a combined basis after giving effect to the Merger.

Section 5.06   Access.

(a)   Without prejudice to any other rights of Parent and its Affiliates, from the date of this Agreement to the Effective Time, the Company shall allow Parent, Financing Sources and their respective Representatives reasonable access during normal business hours to the personnel, auditors, offices, books and records, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company and the Company Subsidiaries; provided that the Company shall be entitled to redact or withhold information to address reasonable privilege and confidentiality concerns, including with respect to any personally identifiable information or other sensitive information pertaining to individual persons or any trade secret or competitive information; provided further that the Company will use reasonable best efforts to provide such information in a manner that mitigates such concerns. No investigation by Parent or its Representatives pursuant to this Section 5.06 shall affect any representation or warranty of the Company in this Agreement.

(b)   All information and materials provided by the Company to Parent pursuant to this Agreement will be subject to the provisions of the Non-Disclosure Agreement, which will remain in full force and effect in accordance with its terms.

Section 5.07   Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is reasonably likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the applicable conditions to closing set forth in ARTICLE VI would fail to be satisfied and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the applicable conditions to closing set forth in ARTICLE VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not (x) limit or otherwise affect any remedies available to Parent or the Company or (y) cure any breach of the representations, warranties, covenants, obligations or conditions contained in this Agreement, as the case may be.

Section 5.08   Public Announcements. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Party (which consent will not be unreasonably withheld), except as either party, after consultation with outside counsel, may determine is required (a) by this Agreement, (b) by applicable Law or stock exchange regulation or (c) by a Party to enforce the terms of this Agreement. The Parties will consult (to the extent reasonably practicable if disclosure is required by Law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement. The Company shall not issue any press release or otherwise make any public statement or disclosure concerning the business, financial condition or results of operations of Parent or its Affiliates (excluding, for avoidance of doubt, the Company and the Company Subsidiaries) without the consent of the Parent. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company.

Section 5.09   Directors’ and Officers’ Indemnification.

(a)   The provisions of the Surviving Charter and Surviving Bylaws with respect to indemnification, advancement of expenses and limitation of liability of directors and officers may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of individuals who, on or prior to the Effective Time, were directors or officers of the Company (each a “Covered Person”), unless such modification is required by applicable Law.

(b)   From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Covered Person against any costs or expenses (including reasonable attorneys’ fees and disbursements), Judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such Person is or was a director or officer of the Company or any of the Company Subsidiaries or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and, from and after the Effective Time, Parent and the Surviving Corporation shall also advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Covered Person to the fullest extent permitted by applicable Law; provided that the Covered Person to whom expenses are advanced provides an undertaking, if required by the FBCA, to repay such advances if it is ultimately determined under applicable Law that such Covered Person is not entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Covered Person, and the Covered Person shall reasonably cooperate with Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(c)   For a period of six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the policies of directors’ and officers’ liability insurance currently maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer (with the same or better credit rating as the Company’s insurance carrier for directors’ and officers’ liability insurance as of the date hereof) of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against any Covered Person and any other Person who is or was a director or officer of the Company or any of the Company Subsidiaries or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person for claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent may (and with the prior written consent of Parent, the Company may use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Parent or the Company purchases such a “tail policy,” Parent or the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(d)   None of Parent, the Company or the Surviving Corporation shall settle, compromise or consent to the entry of any Judgment in any threatened or actual Action covered under this Section 5.09 (each, a “Claim”) for which a Covered Person is entitled to indemnification hereunder, unless such settlement, compromise or consent includes an unconditional release of such Covered Person from all liability arising out of such Claim or such Covered Person otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably delayed, withheld or conditioned). The Company, Parent, the Surviving Corporation and the Covered Persons shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)   The covenants contained in this Section 5.09 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Covered Person, any other Person entitled to the benefit of this Section 5.09 and their respective heirs and representatives and shall not be deemed exclusive of any other rights to which such Persons are entitled, whether pursuant to Law, Contract or otherwise.

(f)   The obligations of the Surviving Corporation, Parent and the Company under this Section 5.09 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Covered Person or any other Person entitled to the benefit of this Section 5.09 without the prior written consent of the affected Covered Person or affected Person.

(g)   If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger, or transfers all or substantially all of its properties or assets to any other Person or engages in any similar transaction, then in each case to the extent the obligations set forth in this Section 5.09 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, Parent will cause the Surviving Corporation to, as a condition precedent to any such transaction, cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 5.09.

Section 5.10   Certain Litigation. The Company shall promptly advise Parent orally and in writing by email of any Action brought by any shareholder of the Company or by any other Person against the Company or any of its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the reasonable opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to Parent’s advice in good faith with respect to such litigation, and shall not settle or compromise any such Action without the prior written consent of Parent. Parent shall as soon as reasonably practicable advise the Company in writing by email of any Action brought by any Person against Parent or its respective directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 5.11   Merger Sub Shareholder Approval. Immediately following the execution of this Agreement by the Parties, Parent, in its capacity as the sole shareholder of Merger Sub, will approve this Agreement, and as soon as reasonably practicable thereafter shall deliver to the Company evidence of its vote or action by written consent effecting such approval.

Section 5.12   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be required to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13   Financing.

(a)   Each of Parent and Merger Sub shall, and shall cause each of its controlled Affiliates to, use its reasonable best efforts to obtain the Financing on the terms and conditions contained in the Financing Commitments (reflecting flex provisions to the extent exercised) as promptly as possible but in any event at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement, including using its reasonable best efforts to (i) comply with its obligations under the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on terms and conditions (reflecting flex provisions to the extent exercised) not materially less favorable to Parent and Merger Sub (taken as a whole) than those contained in the Financing Commitments, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub contained in the Financing Commitments (including definitive agreements related thereto), including the payment of any commitment, engagement or placement fees required as a condition to the Financing, and (iv) consummate the Financing at or prior to the time upon which Closing is required to occur pursuant to the terms of this Agreement (it being understood that it is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing). Each of Parent and Merger

Sub shall, and shall cause each of its Affiliates to, take all actions reasonably necessary to (i) maintain in effect each Financing Commitment (it being understood that the Financing Commitments may be replaced or amended as provided below) and (ii) enforce all of its rights under each Financing Commitment (or any definitive agreements relating thereto). Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing (including providing the Company with copies of material draft and definitive agreements and other material documents related to the Financing). Parent and Merger Sub shall give the Company notice as promptly as reasonably practicable (x) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of any (A) written notice or (B) other communication, in each case from any Person with respect to (1) any actual or potential material breach, default, termination or repudiation by any party to any of the Financing Commitments or definitive agreements related to the Financing of any provisions of any Financing Commitment or definitive agreements related to the Financing or (2) material dispute or disagreement between or among the parties to any of the Financing Commitments or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments or definitive agreements related the Financing at or prior to the time that the Closing is required to occur pursuant to the terms hereof. As soon as reasonably practicable and in any event within two (2) Business Days, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(b)   Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company (which shall not be unreasonably withheld), amend, modify or supplement, or grant any waiver of any provision or remedy under, any Financing Commitment (including definitive agreements related thereto), the effect of which (i) reduces (or could have the effect of reducing) the amount of aggregate cash proceeds available from the Financing (including by increasing the amount of fees to be paid or original issue discount other than as a result of the exercise of any related “market flex” provisions set forth in a fee letter) such that the aggregate funds that would be available to Parent on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Merger Consideration, (ii) imposes, or could reasonably be expected to impose, new or additional conditions or contingencies to the receipt of the Financing or otherwise expands, amends or modifies any other material provision of any Financing Commitment, (iii) could reasonably be expected to delay, prevent or adversely impact, or, individually or in the aggregate, could reasonably be expected to have the effect of delaying, preventing or adversely impacting, in each case, the funding of the Financing (or satisfaction of the conditions to the Financing) at the time that the Closing is required to occur pursuant to the terms hereof, (iv) could reasonably be expected to prevent or adversely impact or delay, or, individually or in the aggregate, could reasonably be expected to have the effect of preventing, adversely impacting, or delaying, in each case, in any material respect the ability of Parent to timely consummate the transactions contemplated by this Agreement on the date upon which Closing is required to occur pursuant to the terms hereof, or (v) adversely affect the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Commitment Letter as in effect on the date hereof; provided, however, that, notwithstanding the foregoing, Parent may modify, supplement or amend the Financing Commitments to (x) add lenders, lead arrangers, bookrunners, syndication agents, other agents or similar entities that have not executed the Financing Commitments as of the date hereof, (y) to increase the amount of funds available thereunder or (z) amend or modify the Financing Commitments to implement any flex provisions set forth in the Fee Letter as in effect as of the date hereof, and Parent or Merger Sub shall promptly deliver to the Company copies of any amendment, modification, supplement or restatement. In the event all conditions applicable to a Financing Commitment have been satisfied (other than consummation of the Merger), Parent shall use its reasonable best efforts to cause the Lenders to fund the Financing required to consummate the transactions contemplated by this Agreement as soon as reasonably practicable. Parent shall not terminate the Debt Commitment Letter or any definitive agreement relating to the Financing. In the event that any portion of the Financing becomes unavailable and such portion is not otherwise available under the Debt Financing, as applicable, Parent shall notify the Company and use its reasonable best efforts to arrange alternative financing from the same or other sources of financing on terms and conditions (including the economic terms, covenants, flex provisions and funding conditions) not materially less favorable to Parent and Merger Sub, taken as a whole, than those contained in the Financing Commitments as of the date hereof (taking into account the flex provisions) (the “Alternate Terms and Conditions”), in an amount equal to or greater than the

Merger Amounts. For the purposes of this Agreement, (i) the terms “Debt Commitment Letter” and “Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance with this Agreement (and any Debt Commitment Letter remaining in effect at the time in question) and (ii) the terms “Debt Financing” and “Financing” will be deemed to include any such alternative financing arrangements arranged in compliance with this Agreement.

(c)   The Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, at Parent’s sole cost and expense, use its reasonable best efforts to provide all reasonable cooperation requested by Parent or Merger Sub in connection with the Financing (which, for purposes of this Section 5.13(c) shall include any alternative financing arranged in compliance with this Agreement), including:

(i)   participating in, and use reasonable best efforts to cause the Company’s management team, with appropriate seniority and expertise, including senior officers, to participate in a reasonable and customary number of lender presentations, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing on reasonable advance notice and at mutually agreeable times and places;

(ii)   (x) assisting with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda and other confidential information memoranda, business projections and other marketing documents customarily required or reasonably requested by the Financing Sources in connection with the Financing and (y) executing and delivering customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

(iii)   furnishing no later than three (3) Business Days prior to the Closing Date all documentation and other information that is reasonably requested no later than ten (10) days prior to the Closing Date that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, relating to the Company and the Company Subsidiaries;

(iv)   assisting Parent in obtaining corporate, credit, facility and securities ratings from rating agencies;

(v)   facilitating the pledging of collateral effective no earlier than, and subject to the occurrence of, the Closing;

(vi)   cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and not unreasonably interfering with the business of the Company;

(vii)   using reasonable best efforts to ensure that any syndication efforts with respect to the Financing benefit from the existing lending and investment banking relationships of the Company;

(viii)   assisting in the preparation and negotiation of, and facilitating the execution and delivery of, one or more credit agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including customary officer’s and other closing certificates and back-up therefor), in each case effective no earlier than, and subject to the occurrence of, the Closing; and

(ix)   furnishing Parent and the Financing Sources, with (A) Required Financing Information and (B) such other pertinent and customary information regarding the Company and its Subsidiaries as Parent and the Financing Sources shall reasonably request to prepare a bank information memorandum as contemplated by the Debt Commitment Letter (the information described in this clause (B), “Bank Memorandum Information”); provided, that the Required Financing Information will not include, and nothing in this Agreement shall be deemed to require the Company to prepare, any pro forma financial statements or projections, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

(d)   The foregoing notwithstanding, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 or Section 5.14 that: (i) would require the Company, any of the Company Subsidiaries or any Persons who are officers or directors of the Company or any of the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than the authorization letter mentioned above), in each case, that would be effective prior to the Closing Date, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iii) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or the Company Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of the Company Subsidiaries is a party, (vii) provide access to or disclose information that the Company or any of the Company Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of the Company Subsidiaries, (viii) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (ix) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 5.13, in Section 5.14 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of the Company Subsidiaries or any of their respective Representatives in connection with any actions taken in connection with the Financing or otherwise pursuant to this Section 5.13 or Section 5.14 and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them in connection therewith, any action taken pursuant to this Section 5.13 or Section 5.14 and any information used in connection with the foregoing (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13).

The Company and its Representatives shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to any such comments proposed by the Company and its Representatives. The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Financing; provided, that such logos are used in compliance with any Contracts applicable to them and solely in a manner that does not, is not intended to, and is not reasonably likely to, harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company, the Company Subsidiaries and its or their respective marks.

Section 5.14   Cooperation as to Certain Indebtedness. The Company shall deliver all notices (which notices may be subject to the consummation of the Merger) and take all other actions required to facilitate the termination of commitments in respect of the Credit Agreement, the repayment in full of all obligations in respect of Indebtedness for borrowed money outstanding thereunder and the release of guarantees in connection therewith on the Closing Date (such terminations, repayments and releases, the “Existing Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, use reasonable best efforts to deliver to Parent (A) at least ten (10) Business Days prior to the Closing Date a draft payoff letter and (B) on the Closing Date, an executed payoff letter with respect to the Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom the Indebtedness for borrowed money under the Credit Agreement is owed, which Payoff Letter shall, among other things, include the payoff amount and provide that any liens granted by the Company or any Company Subsidiaries in connection therewith, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated. Notwithstanding the foregoing, in no event shall this Section 5.14 require the Company or any of the Company’s Subsidiaries to cause the Existing Credit Facility Termination unless (x) the Closing shall occur substantially concurrently and (y) Parent shall have (i) provided or caused to be provided to the Company funds in an amount sufficient to pay in full all Obligations (as defined in the Credit Agreement) under the Loan Documents (as defined in the Credit Agreement), other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, as of the anticipated Closing Date (and the daily accrual thereafter) and (ii) provided or caused to be provided to the Company funds in an amount sufficient to cash collateralize all L/C Exposure (as defined in the Credit Agreement) in accordance with the terms of the Credit Agreement or has made other arrangements satisfactory to Lenders (as defined in the Credit Agreement) and the Issuing Bank (as defined in the Credit Agreement). The Company shall, and shall cause each of the Company Subsidiaries to, upon written request from Parent, use commercially reasonable efforts to modify or amend (the “Notes Amendments”), with the consent of the holders of the Senior Unsecured Notes, the note purchase agreements governing the Senior Unsecured Notes to expressly permit conditional notices of redemption or prepayment with respect to any redemption or prepayment of any Senior Unsecured Notes in connection with the Closing (or to reduce the notice period required in connection with any such redemption or prepayment); it being understood that in no event shall this sentence require the Company or any of its Subsidiaries to incur any liability or pay any amounts (in each case, other than fees or expenses of legal counsel to the Company or other incidental expenses in connection with the Notes Amendments) or otherwise amend the terms of the Senior Unsecured Notes in a manner adverse to the Company or any of its Subsidiaries. If the Notes Amendments are not obtained by August 1, 2019 (the “Notes Amendments Trigger Date”), then at the written request of Parent, the Company shall, pursuant to the terms of the applicable note purchase agreement, issue one or more notices of optional redemption or prepayment with respect to the Senior Unsecured Notes in a manner consistent with the note purchase agreements governing such Senior Unsecured Notes such that the Senior Unsecured Notes shall be repaid on or prior to the Closing Date (together with all interest, prepayment premiums or “make-whole” amounts and other amounts due upon the repayment of the principal of such Senior Unsecured Notes) and take all other actions required by such note purchase agreements to cause the Senior Unsecured Notes to be repaid on or prior to the Closing Date (or, in each case, if such repayment on or prior to the Closing Date is not practicable given the timing of the Notes Amendments Trigger Date and the Company’s receipt of such written request of Parent relative to the timing of the Closing Date, then as soon as practicable after the Closing Date). Prior to the Closing Date, the Company shall use its request from the beneficiary thereof in accordance with the terms thereof an acknowledgment of termination (or similar document) with respect to the Completion Guaranty Agreement, dated as of January 15, 1999, between the Company and The Unified Government of Wyandotte County/Kansas City, Kansas.

Section 5.15   Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control-share acquisition,” “affiliated transaction” or other state takeover statute or similar Law is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control-share acquisition,” “affiliated transaction” or other state takeover statute or similar Law becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 5.16   Stock Exchange Delisting. Prior to the Closing, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the shares of Class A Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17   Commitments of Parent. Parent hereby agrees:

(a)   to take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement; and

(b)   that it shall not, and shall cause its Affiliates not to, (x) acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or (y) fail to enforce, or amend or waive, any provision of the Rollover Letter Agreement with respect to any other party thereto, if, in the case of either clause (x) or (y) of this Section 5.17(b), doing so could reasonably be expected to prevent or materially impair the ability of the Parties to consummate the Merger on or prior to the Outside Date.

Section 5.18   Voting Matters.

(a)   Parent hereby agrees that it shall cause each Rollover Shareholder to vote (in person or by valid proxy) all shares of Company Common Stock beneficially owned by such Rollover Shareholder in favor of the approval of this Agreement at the Company Shareholders’ Meeting and at any permitted adjournment thereof, provided that such agreement to vote in favor of the approval of this Agreement shall terminate, and the Rollover Shareholders will have no obligation with respect thereto, in the event that the Company Board, upon the recommendation or with the express consent of the Special Committee, makes an Adverse Company Recommendation, whether or not such Adverse Company Recommendation was permitted pursuant to the terms of this Agreement.

(b)   The Company agrees and acknowledges that each Rollover Shareholder retains at all times its right to vote the shares of Company Common Stock beneficially owned by such Rollover Shareholder in its sole discretion and without any other limitation on all matters presented to the Company shareholders, other than those expressly set forth in Section 5.18(a).

Section 5.19   FCC Approvals. Prior to the Closing, and to the extent applicable, each of the Company and Parent shall cooperate and use their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part to make, and cause the FCC to approve, the FCC Applications (including by action duly taken by the FCC’s staff pursuant to delegated authority) (the “FCC Approvals”) and (ii) procure that no FCC Approval, once obtained, shall be withdrawn, reversed, stayed, enjoined, annulled, terminated or otherwise suspended prior to the Effective Time; provided, however, that the foregoing shall not be deemed to require the Company or Parent to have obtained a Final Order with respect to any FCC Approval prior to the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction, or waiver in writing by each of the Company, Parent and Merger Sub, of each of the following conditions at or prior to the Closing:

(a)   No Injunctions or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and prohibits, renders illegal or permanently enjoins the consummation of the Merger.

(b)   Approval of Shareholders. The Required Shareholder Vote shall have been obtained in accordance with the FBCA and the articles of incorporation and bylaws of the Company at a duly called Company Shareholders’ Meeting.

(c)   Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

Section 6.02   Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver in writing by the Company, of each of the following conditions at or prior to the Closing:

(a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true and correct, except where the failure of any such representations or warranties to be so true and correct would not prevent or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger on or prior to the Outside Date, as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)   Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with all its agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(c)   Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03   Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver in writing by Parent and Merger Sub, of each of the following conditions at or prior to the Closing:

(a)   Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01(a) and (d) (Organization and Qualification) and Section 3.08(b) (Absence of Certain Changes or Events)

shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in the first two sentences of Section 3.02(a) (capitalization) shall be true and correct except for any de minimis inaccuracies, (iii) the representations and warranties of the Company contained in the remainder of Section 3.02 (Capitalization), Section 3.04 (Authorization; Approval and Fairness), Section 3.05 (Opinion of the Special Committee Financial Advisor), Section 3.14 (Takeover Statutes) and Section 3.22 (Brokers and Other Advisors) shall be true and correct in all material respects and (iv) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (i), (ii) and (iii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, in the case of each of clauses (i), (ii), (iii) and (iv), as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)   Covenants. The Company shall have performed and complied in all material respects with all of its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)   Certificate. Parent and Merger Sub shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d)   Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

ARTICLE VII

TERMINATION

Section 7.01   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Shareholder Vote, as authorized by the board of directors of the Company or Parent, as applicable, as follows:

(a)   By the mutual written consent of Parent, Merger Sub and the Company.

(b)   By either Parent or the Company, in each case by written notice to the other, if:

(i)   the Merger has not been consummated on or prior to February 22, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the proximate cause of the failure of the Merger to be consummated by such time;

(ii)   a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable injunction, Order, decree, Judgment or ruling, permanently enjoining or otherwise prohibiting consummation of the Merger; or

(iii)   the Required Shareholder Vote shall not have been obtained at the Company Shareholders’ Meeting or any adjournment thereof at which a final vote with respect to this Agreement has been taken; provided, at the time at which the Party seeking to terminate this Agreement seeks to exercise such termination right, such Party (and, in the case of Parent, Merger Sub) shall not be in material breach of its obligations under this Agreement (including, with respect to Parent, the obligations set forth in Section 5.18(a)).

(c)   By Parent upon written notice to the Company:

(i)   if (A) at any time prior to obtaining the Required Shareholder Vote, (x) the Company Board, upon the recommendation of the Special Committee, shall have effected an Adverse Company Recommendation, whether or not permitted hereby, or (y) the Company shall have materially breached any of its obligations under Section 5.04 or (B) the Company shall fail to call or hold the Company Shareholders’ Meeting in accordance with Section 5.03; or

(ii)   provided that none of Parent or Merger Sub is then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) a failure to perform any covenant or agreement, in either case, on the part of the Company set forth in this Agreement shall have occurred (except with respect to Section 5.03 and Section 5.04) that would cause the conditions set forth in Section 6.03(a) or Section 6.03(b), as applicable, to not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured by the earlier of (x) forty-five (45) days after written notice thereof shall have been received by the Company or (y) the Outside Date.

(d)   By the Company upon written notice to Parent,

(i)   if (A) Parent or Merger Sub fails to consummate the Merger by the date required by Section 2.03 due to a failure to receive the proceeds from the Debt Financing, (B) all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be reasonably capable of being satisfied at the Closing) would be satisfied at the time of such termination if the Closing were to be held at the time of such termination and (C) the Company stood ready, willing and able to consummate the Merger on the date required by Section 2.03 at the time of such termination.

(ii)   provided that the Company is not then in material breach of any of its obligations under this Agreement, if (A) a breach of any representation or warranty or (B) failure to perform any covenant or agreement, in either case, on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.02(a) or Section 6.02(b), as applicable, to not be satisfied, and such breach or failure is incapable of being cured by the Outside Date or shall not have been cured by the earlier of (x) forty-five (45) days after written notice thereof shall have been received by the Company or (y) the Outside Date.

Section 7.02   Effect of Termination. If this Agreement is terminated as provided in Section 7.01, this Agreement will become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease (except that the provisions of Section 5.06(b), this Section 7.02, Section 7.03 and ARTICLE VIII will survive any termination of this Agreement). Notwithstanding the foregoing, and subject to Section 7.03, no Party shall be relieved or released from any liabilities or damages arising out of its knowing or intentional material breach of any covenants or agreements in this Agreement.

Section 7.03   Termination Fee; Expenses.

(a)   The Company will pay, or cause to be paid, to Parent an amount equal to $78,000,000 (the “Termination Fee”) if this Agreement is terminated:

(i)   (A) pursuant to Section 7.01(c)(i)(A)(x) (Adverse Company Recommendation) prior to the Company Shareholders’ Meeting, or any adjournment or postponement thereof, in either case, at which a final vote with respect to the Required Shareholder Vote was taken or (B) pursuant to Section 7.01(c)(i)(A)(y) (material breach of Non-Solicit) or Section 7.01(c)(i)(B) (failure to call Company Shareholders’ Meeting); or

(ii)   (A) pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) (so long as Parent has complied with its obligations set forth in Section 5.18(a)) or Section 7.01(c)(ii), (B) at the time of such termination, an Acquisition Proposal or Inquiry has been made and (C) within 18 months after the date of such termination, the Company enters into a definitive agreement in respect of, or consummates, an Acquisition Proposal (whether in connection with the Acquisition Proposal or Inquiry referred to in clause (B) of this Section 7.03(a)(ii) or otherwise).

The Termination Fee, less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.03(c), if any, shall be paid by wire transfer of immediately available funds no later than (x) with respect to the foregoing clause (i), within three (3) Business Days after such termination or (y) with respect to the foregoing clause (ii), within three (3) Business Days after entering into such definitive agreement with respect to, or the consummation of, such Acquisition Proposal, in each case to an account designated by Parent. Parent shall have the right to assign the right to receive the Termination Fee and/or Parent Expenses to one or more Persons in its sole discretion; provided, that, for the avoidance of doubt, any such assignment shall not in any manner whatsoever affect the parties’ agreement set forth in this Section 7.03.

(b)   Parent will pay, or cause to be paid, to the Company an amount equal to $117,000,000 (the “Parent Termination Fee”) if this Agreement is terminated pursuant to Section 7.01(d)(i). The Parent Termination Fee shall be paid by wire transfer of immediately available funds no later than within three (3) Business Days after such termination to an account designated by the Company.

(c)   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 7.01(b)(iii) (so long as Parent has complied with its obligations set forth in Section 5.18(a)) or Section 7.01(c)(ii) (Company breach), then the Company shall, following receipt of an invoice therefor, no later than three (3) Business Days after the date of such termination, pay, or cause to be paid, to an account designated by Parent, all of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses and expenses in connection with the Financing) actually incurred by Parent and Merger Sub on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement in an amount that shall in no event exceed $15,000,000 (the “Parent Expenses”); provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.03(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.03(c); provided further that the payment by the Company of the Parent Expenses pursuant to this Section 7.03(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.03(a), except to the extent indicated in Section 7.03(a) (it being understood and agreed that any payment of the Termination Fee shall be net of, and not in addition to, any payment of the Parent Expenses).

(d)   The Company and Parent each acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to promptly pay any amount due pursuant to this Section 7.03 and, in order to obtain such payment, the Person entitled to such payment commences a suit that results in a Judgment against the owing party for the amounts set forth in this Section 7.03 (or a portion of any such fees or expenses), the owing party shall pay the Person entitled to such payment its costs and expenses (including reasonable legal fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. The Company and Parent each acknowledges that any amount payable pursuant to Section 7.03(a) or (b) does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate the applicable Party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(e)   Other than in connection with any knowing or intentional material breach by Parent or Merger Sub of any of their respective covenants or agreements in this Agreement (except as contemplated by Section 7.01(d)(i)), (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 7.03(b) shall be the Company’s sole and exclusive remedy against any Parent Related Party or any Financing Source for any damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated due to the proceeds from the Debt Financing not having been obtained, whether at law or equity, in contract, in tort or otherwise and (ii) upon payment of the Parent Termination Fee pursuant to the terms hereof, the Company shall have no further rights or claims against any Parent Related Party or any Financing Source under or arising out of this Agreement, whether at law or equity, in contract, in tort or otherwise.

ARTICLE VIII

MISCELLANEOUS

Section 8.01   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of Parent, Merger Sub and the Company, their respective Affiliates and any of the officers, directors, employees or shareholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.02   Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties, subject to Section 8.04. After the approval of the adoption of this Agreement by the shareholders of the Company, no amendment requiring approval of the shareholders of the Company and Merger Sub under applicable Law shall be made without first obtaining such approval. Notwithstanding anything to the contrary contained herein, Sections 7.03(e), 8.05, 8.06(c), 8.12 and 8.13 as well as this Section 8.02 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing) may not be amended, modified or terminated in a manner that is material and adverse to any

Financing Source without the prior written consent of the Financing Sources party to the Debt Commitment Letter and any purported amendment by any party hereto in a manner that does not comply with this Section 8.02 will be void.

Section 8.03   Waiver. At any time prior to the Effective Time, any of the Parties may:

(a)   extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b)   subject to Section 8.02, waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.04   Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company or the Company Board under or with respect to this Agreement without first obtaining the approval of the Special Committee.

Section 8.05   Applicable Law; Jurisdiction; Service.

(a)   This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction); provided, however, that the laws of the State of Florida shall govern any matters pertaining to the internal corporate governance of the Company, including, the interpretation of the Company Board’s fiduciary duties to the shareholders of the Company in connection with this Agreement and the Merger. Notwithstanding anything herein to the contrary, the parties hereto agree that any dispute, claim, legal action, suit, proceeding or controversy involving or against a Financing Source arising out of or relating hereto, including but not limited to any dispute arising out of or relating in any way to the Financing or the Financing Commitments or the performance thereof or this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof, except as and to the extent set forth in the Financing Commitments.

(b)   Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(c)   Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.07 and nothing in this Section 8.05 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (ii) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (iii) agrees that it will not attempt to deny or defeat in any manner such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)   Notwithstanding anything herein to the contrary, including Section 8.05(c), each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action brought against any Financing Source in connection with the Financing or the

Financing Commitments, this Agreement or any of the transactions contemplated by this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding against any Financing Source arising out of or relating to the Financing or the Financing Commitments, this Agreement or any transaction contemplated by this Agreement in any New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) agrees that the Financing Sources are express third-party beneficiaries of this Section 8.05(d). For clarity, in no event shall the provisions of this Section 8.05(d) apply to Parent, the Rollover Shareholders or any of their respective Affiliates, regardless of whether any such Person is a Financing Source thereof. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to such party at the addresses set forth in Section 8.07 shall be effective service of process for any suit, action or proceeding brought in any such court.

(e)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR IN ANY ACTION RELATING TO THE FINANCING OR INVOLVING ANY FINANCING SOURCE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.05.

Section 8.06   Specific Performance.

(a)   The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 8.05, this being in addition to any other remedy at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)   Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall the Company be entitled to enforce or seeks to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger or to pay the Merger Consideration unless:

(i)   all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied at the Closing) have been satisfied or waived;

(ii)   the Debt Financing has been funded or will be funded at the Closing; and

(iii)   the Company has confirmed in writing that it is ready, willing and able to consummate the Merger;

provided, however, that the Company shall be entitled to enforce or seek to enforce specifically all of Parent’s and Merger Sub’s obligations under this Agreement other than Parent’s and Merger Sub’s obligations to (x) consummate the Merger or (y) to pay the Merger Consideration, each of which may only be enforced if sub-clauses (i), (ii), and (iii) of this sentence shall have been satisfied in accordance with this Section 8.06.

(c)   Subject to the last sentence of Section 7.02, and notwithstanding anything else in this Agreement to the contrary, the maximum aggregate liability of Parent, Merger Sub and the Financing Sources, on the one hand, or the Company, on the other hand, for monetary damages or other monetary remedies in connection with this Agreement and the transactions contemplated hereby shall be limited to an amount equal to (in the case of Parent, Merger Sub and the Financing Sources) $117,000,000 or (in the case of the Company) $78,000,000 and in no event shall any (i) Company Related Party or Parent Related Party, as applicable, seek or obtain, nor shall they permit any of their respective Representatives or any other Persons on their respective behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against the Parent Related Parties, the Company Related Parties or the Financing Sources, respectively.

Section 8.07   Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery; (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone; (c) if by electronic mail, on the day on which such electronic mail was sent; (d) if by certified or registered mail (return receipt requested), on the fifth (5th) Business Day after the mailing thereof; or (e) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof:

If to the Company, to:

International Speedway Corporation
One Daytona Boulevard
Daytona Beach, Florida 32114
Attention:	Deputy General Counsel
Facsimile:	(386) 681-5793
Email:	bodom@iscmotorsports.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy, Esq.
David E. Shapiro, Esq.
Facsimile:	(212) 403-2000
Email:	EDHerlihy@wlrk.com
DEShapiro@wlrk.com

If to Parent or Merger Sub, to:

NASCAR Holdings, Inc.
One Daytona Boulevard
Daytona Beach, Florida 32114
Attention:	Chief Legal Officer
Facsimile:	386-947-6884
Email:	gcrotty@nascar.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention:	Jonathan Gordon
Facsimile:	212-259-2500
Email:	jonathan.gordon@bakerbotts.com

Section 8.08   Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Rollover Letter Agreement contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 8.09   No Other Representations or Warranties.

(a)   Except for the representations and warranties contained in ARTICLE IV, the Company acknowledges that (i) neither Parent, Merger Sub nor any other Person acting on behalf of any Parent or Merger Sub makes any express or implied representation or warranty to the Company and (ii) neither Parent, Merger Sub nor any other Person acting on behalf of Parent or Merger Sub will have or be subject to any liability to the Company or any of its Affiliates or their respective directors, officers or employees resulting from the distribution to the Company, or the Company’s use of, any information, documents, projections, forecasts or other material available or made available to the Company or its Representatives.

(b)   Except for the representations and warranties contained in ARTICLE III, each of Parent and Merger Sub acknowledges that (i) neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty to Parent or Merger Sub and (ii) neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability to Parent, Merger Sub or any of their respective Affiliates or their respective directors, officers or employees resulting from the distribution to Parent or Merger Sub or Parent’s or Merger Sub’s use of, any information, documents, projections, forecasts or other material available or made available to Parent or Merger Sub or their respective Representatives.

Section 8.10   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however, that each of Parent or Merger Sub may assign its rights under this Agreement without such prior written consent to (i) any of its Affiliates (including, for the avoidance of doubt, by merger or conversion of Parent into a limited liability company under applicable Law) and (ii) from and after Closing, any lenders pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, further, that any such assignment shall not relieve such Party of its obligations hereunder.

Section 8.11   Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.12   No Third Party Beneficiaries. Except as provided in Section 5.09 with respect to Covered Persons, Section 7.03(e) with respect to the Parent Related Parties, Sections 7.03(e), 8.02, 8.05, 8.06(c), 8.13 and this Section 8.12 with respect to any Financing Sources, Section 8.06(c) with respect to the Company Related Parties and the Parent Related Parties, and Section 8.13 with respect to Non-Party Entities, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 8.13   Non-Recourse. The Company (i) agrees, both for itself and its shareholders and Affiliates, that except to the extent expressly set forth in any Debt Commitment Letter or any agreement effecting any Rollover Share Transfers, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against Parent and Merger Sub, and no Person who is not a named party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of Parent, Merger Sub or Rollover Shareholder (other than Parent) (“Non-Party Entities”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of Parent or Merger Sub against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and the Company waives and releases all such Liabilities, claims and obligations against any such Non-Party Entities, (ii) waives any and all claims and causes of action against the Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letters, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (iii) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Debt Commitment Letters, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by any Person in connection with this Agreement, the Debt Commitment Letters, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Financing Source to be dismissed or otherwise terminated.. Non-Party Entities are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 8.14   Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.15   Transfer Taxes. Except as otherwise set forth in Section 2.07(b)(vi)(B), the Company shall be exclusively responsible for any transfer or similar Taxes imposed with respect to, or as a result of, the Merger.

Section 8.16   Effect of Breach of Designated Individuals. Notwithstanding anything in this Agreement to the contrary, to the extent any knowing or intentional actions or omissions of any Designated Individual, or any actions or omissions of other individuals taken at the specific direction of any Designated Individual, would constitute a breach by the Company of a covenant or agreement contained in this Agreement for which the Company would otherwise have been responsible, such breach shall be disregarded for all purposes under this Agreement. Without limiting the foregoing, Parent and Merger Sub shall not have any right to rely on the failure of the condition set forth in Section 6.03(b) or terminate this Agreement under Section 7.01(c)(i) or Section 7.01(c)(ii)(B) or claim any damage or seek any other remedy at Law or in equity in connection with any actions or omissions of the Company or its Subsidiaries taken by or at the specific direction of any Designated Individual.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

NASCAR HOLDINGS, INC.

By:	/s/ James C. France
Name: James C. France
Title: Chief Executive Officer
NOVA MERGER SUB, INC.

By:	/s/ James C. France
Name: James C. France
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

INTERNATIONAL SPEEDWAY CORPORATION

By:	/s/ John R. Saunders
Name: John R. Saunders
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

May 22, 2019

Special Committee of the Board of Directors
International Speedway Corporation
One Daytona Boulevard
Daytona Beach, Florida 32114

Members of the Special Committee:

We understand that NASCAR Holdings, Inc., a Florida corporation (“Parent”), Nova Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and International Speedway Corporation, a Florida corporation (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger. Pursuant to the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), other than Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $45.00 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked for our opinion as to whether the Merger Consideration to be paid to the Public Shareholders (as defined in the Merger Agreement) pursuant to the Merger Agreement is fair, from a financial point of view, to such Public Shareholders.

In connection with the opinion set forth herein, we have, among other things:

1)	Reviewed certain publicly available financial statements and other business and financial information concerning the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by management of the Company;
3)	Reviewed certain financial projections concerning the Company prepared by management of the Company (“Projections”);
4)	Discussed with senior executives of the Company their assessment of the past and current operations, financial condition and prospects of the Company;
5)	Reviewed the reported prices and trading activity for the Class A Common Stock;
6)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed relevant;
7)	Participated in certain discussions and negotiations among representatives of the Company and its legal advisors;
8)	Reviewed a draft of the Merger Agreement, dated May 21, 2019, and certain related documents; and
9)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have, with your consent, assumed and relied upon, without independent verification, the accuracy and completeness of the data, material and other information that was publicly available or supplied or otherwise made available to us by the Company. With respect to the Projections, we have been advised by management of the Company, and have assumed, with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the definitive Merger Agreement will not differ in any material respect from the draft furnished to us. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger.

We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We note that NASCAR has indicated to the Company that the controlling shareholders of NASCAR have no interest in selling any shares of Company Common Stock owned by them and that such controlling shareholders would not expect, in their capacity as shareholders of the Company, to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company. We further note that we were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness, from a financial point of view, to the Public Shareholders, as of the date hereof, of the Merger Consideration to be paid to such Public Shareholders pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities, nor did we conduct a physical inspection of any of the properties or facilities, of the Company. We further note that we have not been furnished with, and assume no responsibility to obtain, any such valuations, appraisals or physical inspections of the Company (except that we were furnished with a third party appraisal prepared for the Company with respect to the Company’s owned real property at Auto Club Speedway on Cherry Avenue in Fontana, California). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company, NASCAR or Parent or the ability of the Company, NASCAR or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain liabilities that may arise out of our engagement. Dean Bradley Osborne Partners LLC may also seek to provide such services to NASCAR, Parent, the Company and their respective affiliates in the future for which we would expect to receive compensation.

Dean Bradley Osborne Partners LLC provides investment banking and other services to a wide range of persons and entities from which conflicting interest or duties may arise. Dean Bradley Osborne Partners LLC, its affiliates, directors, members, managers, officers and employees may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of NASCAR, Parent, the Company, or any other company that may be involved in the Merger.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Special Committee. Dean Bradley Osborne Partners LLC expresses no opinion or recommendation as to how the shareholders of the Company should vote with respect to the Merger or any other matter.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the Public Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such Public Shareholders.

Very truly yours,

DEAN BRADLEY OSBORNE PARTNERS LLC

By:	/s/ Mark Bradley
Mark Bradley Partner

ANNEX C

Florida Business Corporation Act
Appraisal Rights Statutes
(Sections 607.1301 to 607.1333)

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302–607.1333:

(1)	“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.
(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322–607.1333, includes the surviving entity in a merger.
(4)	“Fair value” means the value of the corporation’s shares determined:
(a)	Immediately before the effectuation of the corporate action to which the shareholder objects.
(b)	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.
(c)	For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6)	“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(7)	“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1)	A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)	Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;
(b)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)	Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;
(d)	An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(e)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;
(f)	With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
(1)	Altering or abolishing any preemptive rights attached to any of his or her shares;
(2)	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;
(3)	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;
(4)	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;
(5)	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;
(6)	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or
(7)	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;
(g)	An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;
(h)	An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;
(i)	A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or
(j)	A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.
(2)	Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(1)	Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2)	Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.
(b)	The applicability of paragraph (a) shall be determined as of:
(1)	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
(2)	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.
(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
(1)	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
(a)	Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or
(b)	Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or
(2)	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
(a)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
(b)	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or
(c)	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e)	For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4)	A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a)	Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or
(b)	Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(2)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.
(b)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1)	If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301–607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(2)	In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)	If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1)	If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)	Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
(b)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1)	If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(2)	The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a)	Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
(1)	The shareholder’s name and address.
(2)	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.
(3)	That the shareholder did not vote for the transaction.
(4)	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.
(5)	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
(b)	State:
(1)	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.
(2)	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.
(3)	The corporation’s estimate of the fair value of the shares.
(4)	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.
(5)	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(6)	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)	Be accompanied by:
(1)	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.
(2)	A copy of ss. 607.1301–607.1333.

607.1323. Perfection of rights; right to withdraw

(1)	A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).
(2)	A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights a withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(3)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1)	If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.
(2)	Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1)	A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.
(2)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1)	If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.
(2)	The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)	All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.
(4)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(5)	Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.
(6)	The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1)	The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or
(b)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
(4)	To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1)	No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)	Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or
(b)	Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)	The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

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